  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1995

                                                      REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            FIRST DATA CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

     DELAWARE                        7374                          47-0731996
  (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL                (I.R.S.
   JURISDICTION           CLASSIFICATION CODE NUMBER)               EMPLOYER
 OF INCORPORATION                                                IDENTIFICATION
 OR ORGANIZATION)                                                    NUMBER)

                             401 HACKENSACK AVENUE
                         HACKENSACK, NEW JERSEY 07601
                                (201) 525-4702
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                DAVID P. BAILIS
                                GENERAL COUNSEL
                            2121 NORTH 117TH AVENUE
                             OMAHA, NEBRASKA 68164
                                (402) 498-2170
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
    FREDERICK C.             GEORGE L. COHEN, ESQ.        PETER D. LYONS, ESQ.
   LOWINGER, ESQ.        SUTHERLAND, ASBILL & BRENNAN      SHEARMAN & STERLING
   SIDLEY & AUSTIN        999 PEACHTREE STREET, N.E.      599 LEXINGTON AVENUE
 ONE FIRST NATIONAL       ATLANTA, GEORGIA 30309-3996      NEW YORK, NEW YORK
        PLAZA                                                     10022

  CHICAGO, ILLINOIS
        60603
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of FDC Merger Corp., a wholly owned subsidiary of First Data Corporation, with and into First Financial Management Corporation pursuant to the Merger Agreement described herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                     PROPOSED       PROPOSED
                                       AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED     PER SHARE    OFFERING PRICE      FEE
- ---------------------------------------------------------------------------------------------
Common Stock, par value $.01 per    117,284,398        N.A.      $6,022,667,395  $871,846 (3)
 share...........................    shares (1)                       (2)

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Based on the maximum number of shares of First Data Common Stock issuable in the Merger assuming the exercise of all currently outstanding options to purchase shares of First Financial Common Stock, the conversion of First Financial's 5% Senior Convertible Debentures due 1999 (the "5% Debentures") and the issuance of shares of First Financial Common Stock in connection with First Financial's acquisition of Employee Benefit Plans,
    Inc. ("EBP").
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f) under the Securities Act by multiplying $81.4375, the average of the high and low prices on July 20, 1995 (the date used in the calculation of the filing fee paid on July 21, 1995 in connection with the initial filing of preliminary proxy materials) as reported on the New York Stock Exchange Composite Tape of the First Financial Common Stock to be cancelled in the Merger, by 73,954,473, the number of shares of First Financial Common
    Stock outstanding on September 15, 1995, assuming the exercise of all currently outstanding options to purchase shares of First Financial Common Stock, the conversion of the 5% Debentures and the issuance of shares in connection with the acquisition of EBP.
(3) Pursuant to Rule 457(b) under the Securities Act, the amount of the registration fee of $2,076,784 is offset by the $1,204,938 previously paid in connection with the filing of preliminary proxy materials on July 21, 1995, resulting in a remaining $871,846 required to be paid hereunder.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             FIRST DATA CORPORATION

                             CROSS REFERENCE TABLE

        CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM S-4 AND JOINT PROXY
                              STATEMENT/PROSPECTUS
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K.

  ITEM                                          CAPTION OR LOCATION IN
 NUMBER      ITEM IN FORM S-4              JOINT PROXY STATEMENT/PROSPECTUS
 ------      ----------------              --------------------------------
  1.    Forepart of Registration
         Statement and Outside       Facing Page, Cross Reference Table and
         Front Cover Page of          Outside
         Prospectus...............    Front Cover Page
  2.    Inside Front and Outside
         Back Cover Pages of         Cross Reference Table, Table of Contents,
         Prospectus...............    "Available Information" and "Incorporation
                                      of Certain Documents by Reference"
  3.    Risk Factors, Ratio of
         Earnings to Fixed Charges
         and Other Information....   "Summary"
  4.    Terms of the Transaction..   "Summary," "The Merger" and "Comparison of
                                      Rights of Holders of First Data Common
                                      Stock and First Financial Common Stock"
  5.    Pro Forma Financial          "Unaudited Pro Forma Condensed Combined
         Information..............    Financial Statements"
  6.    Material Contacts with the
         Company Being Acquired...   "The Merger"
  7.    Additional Information
         Required for Reoffering
         by Persons and Parties
         Deemed to be                "Information Concerning First Financial
         Underwriters.............    Affiliates As Selling Stockholders"
  8.    Interests of Named Experts
         and Counsel..............   "Legal Opinions" and "Experts"
  9.    Disclosure of Commission
         Position on
         Indemnification for
         Securities Act
         Liabilities..............   Not Applicable
 10.    Information with Respect
         to S-3 Registrants.......   "Summary," "Incorporation of Certain
                                      Documents by Reference" and "Business of
                                      First Data"
 11.    Incorporation of Certain
         Information by Reference.   "Incorporation of Certain Documents by
                                      Reference"
 12.    Information with Respect
         to S-2 or S-3
         Registrants..............   Not Applicable
 13.    Incorporation of Certain
         Information by Reference.   Not Applicable
 14.    Information with Respect
         to Registrants Other Than
         S-3 or S-2 Registrants...   Not Applicable
 15.    Information with Respect
         to S-3 Companies.........   "Summary," "Incorporation of Certain
                                      Documents by Reference" and "Business of
                                      First Financial"

  ITEM                                         CAPTION OR LOCATION IN
 NUMBER      ITEM IN FORM S-4             JOINT PROXY STATEMENT/PROSPECTUS
 ------      ----------------             --------------------------------
 16.    Information with Respect
         to S-2 or S-3 Companies..  Not Applicable
 17.    Information with Respect
         to Companies Other Than
         S-3 or S-2 Companies.....  Not Applicable
 18.    Information If Proxies,
         Consents or                "Summary," "The Special Meetings," "The
         Authorizations Are to Be    Merger," "Security Ownership of Management
         Solicited................   and Certain Beneficial Owners" and
                                     "Incorporation of Certain Documents by
                                     Reference"
 19.    Information If Proxies,
         Consents or
         Authorizations Are Not to
         Be Solicited or in an
         Exchange Offer...........  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 1995

                             FIRST DATA CORPORATION
                             401 HACKENSACK AVENUE
                          HACKENSACK, NEW JERSEY 07601
LOGO

                                                              September 26, 1995
Dear First Data Corporation Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of First Data Corporation ("First Data"), which will be held at Suite 1400, 5660 New Northside Drive, Atlanta, Georgia, at 11:00 a.m., Eastern time on October 26, 1995.

  First Data has entered into a merger agreement (the "Merger Agreement") pursuant to which FDC Merger Corp., a wholly owned subsidiary of First Data ("Sub"), will merge (the "Merger") into First Financial Management Corporation ("First Financial"), which will result in First Financial becoming a wholly owned subsidiary of First Data. At the Special Meeting, you will be asked to approve the issuance of shares of First Data's Common Stock in the Merger, upon exercise of certain stock options of First Financial which, following the Merger, will constitute options to purchase First Data Common Stock, and upon the conversion of First Financial's outstanding convertible debentures which, following the Merger, will be convertible into First Data Common Stock (collectively, the "Stock Issuance"). Pursuant to the terms of the Merger Agreement, each outstanding share of Common Stock of First Financial will be converted into 1.5859 shares of First Data Common Stock. Cash will be paid in lieu of fractional shares of First Data Common Stock.

  The effect of your approval of the Stock Issuance will be to enable First Data to complete the Merger with First Financial. The Merger is described in the accompanying Joint Proxy Statement/Prospectus, which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.

  THE BOARD OF DIRECTORS OF FIRST DATA HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES OF FIRST DATA COMMON STOCK. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED (WITH ONE DIRECTOR ABSENT) THE MERGER AGREEMENT AND THE MERGER, INCLUDING THE STOCK ISSUANCE, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE STOCK ISSUANCE AT THE SPECIAL MEETING.

  At the Special Meeting, you will also be asked to approve amendments to the current Restated Certificate of Incorporation of First Data to increase the authorized number of shares of First Data Common Stock (the "Stock Amendment") and to confer upon the First Data Board of Directors the power to adopt, amend or repeal the First Data By-laws (the "By-laws Amendment" and, together with the Stock Amendment, the "Charter Amendments"). In addition, you will be asked to approve an amendment to First Data's 1992 Long-Term Incentive Plan to increase the number of shares of First Data Common Stock authorized for issuance under such plan (the "Incentive Plan Amendment"). Finally, you will be asked to permit the First Data Board of Directors to adjourn the Special Meeting at its discretion, including an adjournment to obtain a quorum and/or solicit additional stockholder votes for the foregoing proposals (the "First Data Adjournment Matter"). APPROVALS OF THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER ARE NOT A CONDITION TO THE CONSUMMATION OF THE MERGER.

  THE BOARD OF DIRECTORS OF FIRST DATA HAS UNANIMOUSLY DETERMINED THAT THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF FIRST DATA STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER AT THE SPECIAL MEETING.

  A Notice of the Special Meeting and a Joint Proxy Statement/Prospectus containing detailed information concerning the Merger and related transactions accompany this letter. We urge you to read this material carefully.

  Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, even if you plan to attend the meeting. If you have any questions regarding the proposed transaction, please call Morrow & Co., Inc., our proxy solicitation agent, toll free at (800) 566-9061 or collect at (214) 788-0977.

  We look forward to seeing you at the meeting.

                                       Sincerely,


                                       Henry C. Duques
                                       LOGO
                                       Chairman and Chief
                                       Executive Officer

                             FIRST DATA CORPORATION
                             401 HACKENSACK AVENUE
                          HACKENSACK, NEW JERSEY 07601
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 26, 1995

Dear Stockholder:

  A Special Meeting of Stockholders of First Data Corporation ("First Data") will be held at Suite 1400, 5660 New Northside Drive, Atlanta, Georgia, at 11:00 a.m., Eastern time, on October 26, 1995 to consider and vote upon the following matters:

    (1) in connection with the Agreement and Plan of Merger, dated as of June 12, 1995, as amended (as amended, the "Merger Agreement"), which appears as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger (the "Merger") of FDC Merger Corp., a wholly owned subsidiary of First Data, into First Financial Management Corporation ("First Financial"), the issuance of shares of First Data's Common Stock (a) in the Merger, (b) upon exercise of certain stock options of First Financial which, following the Merger, will constitute options to purchase First Data Common Stock, and (c) upon conversion of First Financial's outstanding 5% Senior Convertible Debentures due 1999 which, following the Merger, will be convertible into First Data Common Stock (collectively, the "Stock Issuance");

    (2) an amendment to the current Restated Certificate of Incorporation of First Data to increase the number of authorized shares of First Data Common Stock from 300,000,000 to 600,000,000 (the "Stock Amendment");

    (3) an amendment to the current Restated Certificate of Incorporation of First Data to confer upon the Board of Directors of First Data the power to adopt, amend or repeal the By-laws of First Data (the "By-laws Amendment" and, together with the Stock Amendment, the "Charter Amendments");

    (4) an amendment to First Data's 1992 Long-Term Incentive Plan to increase the number of shares of First Data Common Stock authorized for issuance under such plan (the "Incentive Plan Amendment");

    (5) a proposal to permit the First Data Board of Directors to adjourn the Special Meeting at its discretion, including an adjournment of the Special Meeting to obtain a quorum and/or solicit additional stockholder votes for the foregoing proposals (the "First Data Adjournment Matter"); and

    (6) the transaction of such other business, if any, as may properly come before the Special Meeting or at any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF FIRST DATA RECOMMENDS THAT YOU VOTE IN FAVOR OF THE STOCK ISSUANCE, THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER.

  The Board of Directors of First Data has fixed the close of business on September 15, 1995 as the record date for the determination of First Data stockholders entitled to notice of and to vote at the Special Meeting.
  The approval of the Stock Issuance requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the outstanding shares of First Data Common Stock entitled to vote thereon. The adoption of each of the Charter Amendments requires the affirmative vote of a majority of the outstanding shares of First Data Common Stock. The approvals of the Incentive Plan Amendment and the First Data Adjournment Matter require the affirmative vote of a majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. APPROVALS OF THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER ARE NOT A CONDITION TO THE CONSUMMATION OF THE MERGER.


  YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE, EVEN IF YOU EXPECT TO ATTEND THE MEETING. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING HOW YOU WOULD LIKE YOUR SHARES VOTED, IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED FOR THE STOCK ISSUANCE, THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER. YOU MAY REVOKE YOUR PROXY BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF FIRST DATA A DULY EXECUTED REVOCATION, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF YOUR PROXY).
                                      By order of the Board of Directors,

                                      LOGO
                                      David P. Bailis
                                      Corporate Secretary

Hackensack, New Jersey
September 26, 1995

                                      LOGO
                     FIRST FINANCIAL MANAGEMENT CORPORATION
                                   SUITE 1400
                            5660 NEW NORTHSIDE DRIVE
                             ATLANTA, GEORGIA 30328
                                                              September 26, 1995

Dear First Financial Management
Corporation Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of First Financial Management Corporation ("First Financial"), which will be held at Suite 1400, 5660 New Northside Drive, Atlanta Georgia, at 9:00 a.m., Eastern time, on October 26, 1995.

  At the Special Meeting, you will be asked to approve an Agreement and Plan of Merger, as amended, (the "Merger Agreement") providing for the merger (the "Merger") of FDC Merger Corp., a wholly owned subsidiary of First Data Corporation ("First Data"), into First Financial, which will result in First Financial becoming a wholly owned subsidiary of First Data. Pursuant to the terms of the Merger Agreement, each outstanding share of Common Stock of First Financial will be converted into 1.5859 shares of Common Stock of First Data. Cash will be paid in lieu of fractional shares of First Data Common Stock. In addition, you may be asked at the Special Meeting to vote to adjourn the Special Meeting if recommended by the management of First Financial, including an adjournment to obtain a quorum and/or solicit additional stockholder votes for the Merger Agreement (the "First Financial Adjournment Matter").

  The effect of your approval will be to enable First Financial to complete the Merger with First Data. The Merger is described in the accompanying Joint Proxy Statement/Prospectus, which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.

  THE BOARD OF DIRECTORS OF FIRST FINANCIAL HAS DETERMINED THAT THE MERGER UPON THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF FIRST FINANCIAL. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, AND RECOMMENDS THAT THE HOLDERS OF SHARES OF OUTSTANDING FIRST FINANCIAL COMMON STOCK VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. THE BOARD OF DIRECTORS HAS ALSO DETERMINED THAT THE FIRST FINANCIAL ADJOURNMENT MATTER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF FIRST FINANCIAL, AND, ACCORDINGLY, RECOMMENDS THAT THE HOLDERS OF SHARES OF OUTSTANDING FIRST FINANCIAL COMMON STOCK VOTE IN FAVOR OF THE APPROVAL OF THE FIRST FINANCIAL ADJOURNMENT MATTER.

  A Notice of the Special Meeting and a Joint Proxy Statement/Prospectus containing detailed information concerning the Merger and related transactions accompany this letter. We urge you to read this material carefully.

  Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, even if you plan to attend the meeting. If you have any questions regarding the proposed transaction, please call Morrow & Co., Inc., our proxy solicitation agent, toll free at (800) 566-9061 or collect at (214) 788-0977.

  We look forward to seeing you at the meeting.

                                          Sincerely,
                                   LOGO
                                          Patrick H. Thomas
                                          Chairman, President and
                                          Chief Executive Officer

  HOLDERS OF FIRST FINANCIAL COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                     FIRST FINANCIAL MANAGEMENT CORPORATION
                                   SUITE 1400
                            5660 NEW NORTHSIDE DRIVE
                             ATLANTA, GEORGIA 30328

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 26, 1995

Dear Stockholder:

  A Special Meeting of Stockholders of First Financial Management Corporation ("First Financial") will be held at Suite 1400, 5660 New Northside Drive, Atlanta, Georgia, at 9:00 a.m., Eastern time, on October 26, 1995 to consider and vote upon the following matters:

    (1) the approval of an Agreement and Plan of Merger, dated as of June 12, 1995, as amended (the "Merger Agreement"), which appears as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger (the "Merger") of FDC Merger Corp., a wholly owned subsidiary of First Data Corporation ("First Data"), into First Financial;

    (2) adjournment of the Special Meeting if recommended by the management of First Financial, including an adjournment of the Special Meeting to obtain a quorum and/or solicit additional stockholder votes for the Merger Agreement (the "First Financial Adjournment Matter"); and

    (3) the transaction of such other business, if any, as may properly come before the Special Meeting or at any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF FIRST FINANCIAL RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT AND THE FIRST FINANCIAL ADJOURNMENT MATTER.

  The Board of Directors of First Financial has fixed the close of business on September 15, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of First Financial is required to approve the Merger Agreement. The affirmative vote of a majority of shares present in person or represented by proxy at the Special Meeting is required to approve the First Financial Adjournment Matter.

  YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE, EVEN IF YOU EXPECT TO ATTEND THE MEETING. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING HOW YOU WOULD LIKE YOUR SHARES VOTED, IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE FIRST FINANCIAL ADJOURNMENT MATTER. YOU MAY REVOKE YOUR PROXY BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF FIRST FINANCIAL A DULY EXECUTED REVOCATION, OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON (ALTHOUGH ATTENDANCE AT THE SPECIAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE A REVOCATION OF YOUR PROXY).

                                          By order of the Board of Directors,
                                     LOGO
                                          Stephen D. Kane
                                          Secretary

Atlanta, Georgia
September 26, 1995

  HOLDERS OF FIRST FINANCIAL COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                             FIRST DATA CORPORATION
                                      AND
                     FIRST FINANCIAL MANAGEMENT CORPORATION
                             JOINT PROXY STATEMENT
                                ---------------


                             FIRST DATA CORPORATION
                                   PROSPECTUS

                                ---------------

                 SPECIAL MEETING OF STOCKHOLDERS OF FIRST DATA
                   CORPORATION TO BE HELD ON OCTOBER 26, 1995
         SPECIAL MEETING OF STOCKHOLDERS OF FIRST FINANCIAL MANAGEMENT

                   CORPORATION TO BE HELD ON OCTOBER 26, 1995

  This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to stockholders of First Data Corporation, a Delaware corporation ("First Data"), and to stockholders of First Financial Management Corporation, a Georgia corporation ("First Financial"), in connection with the solicitation of proxies by the Board of Directors of each corporation for use at the Special Meeting of Stockholders of First Data (the "First Data Special Meeting") and the Special Meeting of Stockholders of First Financial (the "First Financial Special Meeting" and, together with the First Data Special Meeting, the "Special Meetings"), respectively, in each case including any adjournments or postponements thereof. The Special Meetings are both scheduled to be held on October 26, 1995. This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of FDC Merger Corp., a Georgia corporation and a wholly owned subsidiary of First Data ("Sub"), into First Financial pursuant to the Agreement and Plan of Merger, dated as of June 12, 1995, as amended (as amended, the "Merger Agreement"), among First Data, Sub and First Financial, with First Financial, as the surviving corporation in the Merger, to become a wholly owned subsidiary of First Data. In addition, this Joint Proxy Statement/Prospectus describes two proposed amendments to the current Restated Certificate of Incorporation of First Data (collectively the "Charter Amendments") and a proposed amendment (the "Incentive Plan Amendment") to First Data's 1992 Long-Term Incentive Plan (the "Incentive Plan") to be considered at the First Data Special Meeting. At the First Data and First Financial Special Meetings, the respective stockholders of First Data and First Financial will also consider and vote upon proposals to permit adjournment of their respective Special Meetings at the discretion of the First Data Board or First Financial's management, including adjournments to obtain a quorum and/or solicit additional stockholder votes in favor of the Stock Issuance (as defined herein), the Charter Amendments and the Incentive Plan Amendment, in the case of the First Data Special Meeting (the "First Data Adjournment Matter"), and the Merger Agreement, in the case of the First Financial Special Meeting (the "First Financial Adjournment Matter"). APPROVALS OF THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT, THE FIRST DATA ADJOURNMENT MATTER AND THE FIRST FINANCIAL ADJOURNMENT MATTER ARE NOT A CONDITION TO THE CONSUMMATION OF THE MERGER.
  Subject to certain provisions described herein with respect to shares owned by First Data, First Financial and their respective subsidiaries, each outstanding share of Common Stock, par value $.10 per share, of First Financial (the "First Financial Common Stock"), will be converted in the Merger into
1.5859 validly issued, fully paid and nonassessable shares of Common Stock, par value $.01 per share, of First Data (the "First Data Common Stock"). Cash will be paid in lieu of fractional shares of First Data Common Stock.


  This Joint Proxy Statement/Prospectus constitutes a prospectus of First Data regarding up to 117,284,398 shares of First Data Common Stock issuable to First Financial stockholders pursuant to the Merger Agreement in the Merger, assuming the exercise of all currently outstanding stock options of First Financial, the conversion of First Financial's outstanding 5% Senior Convertible Debentures due 1999 (the "5% Debentures") and the issuance of First Financial Common Stock in connection with First Financial's pending acquisition of Employee Benefit Plans, Inc. ("EBP"). This Joint Proxy Statement/Prospectus also constitutes a prospectus, during the time periods described herein, with respect to resales of First Data Common Stock received in the Merger by certain affiliates of First Financial. See "THE MERGER--Reofferings and Resales of First Data Common Stock."

  The First Data Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "FDC," and the First Financial Common Stock is listed for trading on the NYSE under the symbol "FFM." On June 12, 1995, the last trading day prior to the announcement of the execution of the Merger Agreement, the last sales prices of the First Data Common Stock and the First Financial Common Stock as reported on the NYSE Composite Transactions Tape were $56 7/8 per share and $76 3/4 per share, respectively. On September 25, 1995, the last trading day prior to the date of this Joint Proxy Statement/Prospectus, the last sale prices of First Data Common Stock and First Financial Common Stock as reported on the NYSE Composite Transactions Tape were $61 3/8 per share and $96 1/8 per share, respectively. For a description of First Data Common Stock, see "DESCRIPTION OF FIRST DATA CAPITAL STOCK" and "COMPARISON OF RIGHTS OF HOLDERS OF FIRST DATA COMMON STOCK AND FIRST FINANCIAL COMMON STOCK." First Data and First Financial stockholders are urged to obtain current market quotations for the First Data Common Stock and the First Financial Common Stock.
  This Joint Proxy Statement/Prospectus, the accompanying forms of proxy and the other enclosed documents are first being mailed to stockholders of First Data and First Financial on or about September 27, 1995.


THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIESAND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED UPON  THE  ACCURACY OR  ADEQUACY  OF THIS  JOINT  PROXY STATEMENT/
    PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------


    The date of this Joint Proxy Statement/Prospectus is September 26, 1995.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................    3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................    4
SUMMARY....................................................................    5
 The Companies.............................................................    5
 The Merger Agreement......................................................    6
 The Special Meetings......................................................    6
 Time, Date and Place......................................................    6
 Matters To Be Considered at the Special Meetings..........................    6
 Votes Required............................................................    7
 Record Date...............................................................    8
 Security Ownership of Management..........................................    8
 The Merger................................................................    8
 Effect of Merger..........................................................    8
 Recommendations of the Boards of Directors................................    8
 Opinions of Financial Advisors............................................    9
 Effective Time of the Merger..............................................    9
 Interests of Certain Persons in the Merger................................    9
 Conditions to the Merger..................................................    9
 Termination of the Merger Agreement.......................................   10
 No Stockholders' Rights of Appraisal......................................   11
 Certain Federal Income Tax Consequences...................................   11
 Accounting Treatment of the Merger........................................   11
 Comparison of Rights of Holders of First Data Common Stock and First
  Financial Common Stock...................................................   11
 Other Significant Considerations..........................................   11
 Selected Financial Data...................................................   13
 Comparative Per Share Data................................................   17
 Comparative Stock Prices and Dividends....................................   19
INTRODUCTION...............................................................   21
THE SPECIAL MEETINGS.......................................................   21
 Matters To Be Considered at the Special Meetings..........................   21
 Votes Required............................................................   22
 Voting of Proxies.........................................................   23
 Revocability of Proxies...................................................   23
 Record Dates; Stock Entitled to Vote; Quorum..............................   23
 Appraisal Rights..........................................................   24
 Solicitation of Proxies; General..........................................   24
THE MERGER.................................................................   25
 General...................................................................   25
 Background of the Merger..................................................   25
 Recommendations of the Board of Directors; Reasons for the Merger.........   28
 Opinions of Financial Advisors............................................   32
 Merger Consideration......................................................   43
 Effective Time of the Merger..............................................   44
 Conversion of Shares; Procedures for Exchange of Certificates.............   44
 Governmental and Regulatory Approvals.....................................   45
 Certain Federal Income Tax Consequences...................................   46
 Accounting Treatment......................................................   47
 Interests of Certain Persons in the Merger................................   47
 Stock Exchange Listing....................................................   49
 Reofferings and Resales of First Data Common Stock........................   50

                                                                           PAGE
                                                                           ----
THE MERGER AGREEMENT......................................................   52
 Terms of the Merger......................................................   52
 Surrender and Payment....................................................   52
 Fractional Shares........................................................   53
 Conditions to the Merger.................................................   53
 Representations and Warranties...........................................   54
 Conduct of Business Pending the Merger...................................   55
 First Financial Stock Options............................................   58
 Employee Benefit Plans...................................................   58
 No Solicitation..........................................................   59
 Indemnification; Directors and Officers Insurance........................   60
 Termination..............................................................   60
 Fees and Expenses........................................................   61
 Amendment................................................................   63
 Waiver...................................................................   63
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............   64
DESCRIPTION OF FIRST DATA CAPITAL STOCK...................................   72
COMPARISON OF RIGHTS OF HOLDERS OF FIRST DATA COMMON STOCK AND FIRST
 FINANCIAL COMMON STOCK...................................................   73
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS............   79
INFORMATION CONCERNING FIRST FINANCIAL AFFILIATES AS SELLING STOCKHOLDERS.   82
PROPOSED AMENDMENTS TO FIRST DATA RESTATED CERTIFICATE OF INCORPORATION...   82
 The Stock Amendment Proposal.............................................   82
 The By-laws Amendment Proposal...........................................   83
PROPOSED AMENDMENT TO FIRST DATA 1992 LONG-TERM INCENTIVE PLAN............   84
THE ADJOURNMENT MATTERS...................................................   90
BUSINESS OF FIRST DATA....................................................   90
BUSINESS OF FIRST FINANCIAL...............................................   91
CERTAIN LITIGATION........................................................   92
LEGAL OPINIONS............................................................   92
EXPERTS...................................................................   92
OTHER INFORMATION AND STOCKHOLDER PROPOSALS...............................   93
Annexes
Annex I Agreement and Plan of Merger dated as of June 12, 1995, as amended, among First Data Corporation, FDC Merger Corp. and First
        Financial Management Corporation
Annex II Opinion of Smith Barney Inc.
Annex III Opinion of Morgan Stanley & Co. Incorporated
Annex IV Form of First Data's 1992 Long-Term Incentive Plan as proposed to be amended

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST DATA OR FIRST FINANCIAL. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST DATA OR FIRST FINANCIAL SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  First Data and First Financial are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by First Data and First Financial with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by First Data and First Financial can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  First Data has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the First Data Common Stock to be issued in connection with the Merger Agreement. This Joint Proxy Statement/Prospectus also constitutes a prospectus, during the time periods described herein, with respect to resales of First Data Common Stock received in the Merger by certain affiliates of First Financial. See "THE MERGER--Reofferings and Resales of First Data Common Stock." This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by First Data (File No. 1-11073) and First Financial (File No. 1-10442) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

    1. First Data's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 ("First Data's 1994 10-K");

    2. First Data's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995;

    3. First Data's Current Reports on Form 8-K reporting events occurring on January 26, 1995, March 23, 1995, April 26, 1995, May 16, 1995, June 6,
  1995, June 12, 1995, June 30, 1995, July 14, 1995, July 21, 1995, July 27,
  1995, August 17, 1995, September 1, 1995 and September 11, 1995;

    4. The description of the First Data Common Stock contained in First Data's Registration Statement on Form 8-A dated March 24, 1992;

    5. First Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 ("First Financial's 1994 10-K");

    6. First Financial's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995;

    7. First Financial's Current Reports on Form 8-K dated November 4, 1994, November 15, 1994, March 28, 1995, June 9, 1995, June 12, 1995, July 21,
  1995 and September 11, 1995; and

    8. The description of the First Financial Common Stock contained in First Financial's Registration Statement on Form 8-A filed with the Commission on January 16, 1990, as updated by Item 2, Part II to First Financial's Quarterly Report on Form 10-Q for the quarter ended March 31, 1990 and information contained in Note I to the financial statements included in First Financial's Annual Report on Form 10-K for the year ended December 31, 1993.

  All documents and reports filed by First Data or First Financial pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the termination of the reofferings of First Data Common Stock contemplated herein shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHIN ONE BUSINESS DAY OF SUCH REQUEST, IN THE CASE OF DOCUMENTS RELATING TO FIRST DATA, TO FIRST DATA CORPORATION, 11718 NICHOLAS STREET, OMAHA, NEBRASKA 68154-4477 (TELEPHONE
NUMBER: (402) 222-8545), ATTENTION: INVESTOR RELATIONS; OR, IN THE CASE OF DOCUMENTS RELATING TO FIRST FINANCIAL, TO FIRST FINANCIAL MANAGEMENT CORPORATION, SUITE 1400, 5660 NEW NORTHSIDE DRIVE, ATLANTA, GEORGIA 30328 (TELEPHONE NUMBER: (770) 857-0001), ATTENTION: RANDOLPH L. M. HUTTO. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY OCTOBER 19, 1995.

  All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to First Data or Sub has been supplied by First Data, and all such information relating to First Financial has been supplied by First Financial.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Joint Proxy Statement/Prospectus and the Annexes hereto. As used herein, unless the context otherwise requires, "First Data" means First Data Corporation and its consolidated subsidiaries, "First Financial" means First Financial Management Corporation and its consolidated subsidiaries and "Sub" means FDC Merger Corp., a wholly owned subsidiary of First Data.

  Stockholders of First Data and First Financial are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety. Stockholders should carefully consider the information set forth below under the heading "Other Significant Considerations."

THE COMPANIES

  First Data and Sub. First Data provides high-quality, high-volume information processing and related services to specific client groups: the transaction card, payment instruments, teleservices, mutual fund, receivables and information management industries. First Data's information processing facilities are comprised of integrated networks of computer hardware, proprietary software and other telecommunications and operations systems. First Data has data centers which are capable of servicing a wide range of client groups, enabling it to process transactions for hundreds of clients in a rapid and cost effective manner and to take advantage of economies-of-scale when adding new clients. First Data regularly considers acquisition opportunities as well as other forms of business combinations and divestitures. Historically, First Data has been involved in numerous transactions of various magnitudes for consideration which has included cash or securities (including First Data Common Stock) or combinations thereof. First Data continues to evaluate and pursue transaction opportunities as they arise. In evaluating opportunities for future expansion, First Data targets markets in which it believes it can achieve and sustain a strong competitive position. No assurance can be given with respect to the timing, likelihood or the financial or business effect of any possible transaction. First Data is incorporated in Delaware, its principal executive offices are located at 401 Hackensack Avenue, Hackensack, New Jersey 07601, and its telephone number is (201) 525-4702. For further information concerning First Data, see "-- Selected Financial Data," "BUSINESS OF FIRST DATA," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  Sub was organized as a Georgia corporation on June 9, 1995 for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has no assets or business and has not carried on any activities to date other than incident to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Sub's principal executive offices are located at 2121 North 117th Avenue, Omaha, Nebraska 68164, and its telephone number is (402) 498-2170.

  First Financial. First Financial is a worldwide leader in information services, offering a vertically integrated set of data processing, storage and management products for the capture, manipulation and distribution of data. Services include merchant and consumer payment services (involving credit cards, debit cards, checks and nonbank immediate money transfers); debt collection and accounts receivable management; data imaging, micrographics and electronic database management; health care claims processing and integrated management and cost containment services; and the development and marketing of data communications and information processing systems, including in-store marketing programs and systems for supermarkets. First Financial's principal executive offices are located at Suite 1400, 5660 New Northside Drive, Atlanta, Georgia 30328, and its telephone number is (770) 857-0001. For further information concerning First Financial, see "--Selected Financial Data," "BUSINESS OF FIRST FINANCIAL," "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

THE MERGER AGREEMENT

  The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, Sub will be merged into First Financial at the effective time of the Merger (the "Effective Time"), and First Financial will continue as the surviving corporation and a wholly owned subsidiary of First Data. Subject to the terms and conditions of the Merger Agreement, each share of First Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by First Data, First Financial or their respective subsidiaries) will be converted into 1.5859 (the "Conversion Number") shares of First Data Common Stock. Cash will be paid in lieu of fractional shares of First Data Common Stock. See "THE MERGER AGREEMENT."

  The Conversion Number was determined through negotiations between First Data and First Financial and was derived by dividing $90 per share of First Financial Common Stock by $56.75, the per share closing price of the First Data Common Stock on June 9, 1995.

THE SPECIAL MEETINGS

 Time, Date and Place

  The First Data Special Meeting will be held at 11:00 a.m., Eastern time, on October 26, 1995, at Suite 1400, 5660 New Northside Drive, Atlanta, Georgia. The First Financial Special Meeting will be held at 9:00 a.m., Eastern time, on October 26, 1995, at Suite 1400, 5660 New Northside Drive, Atlanta, Georgia.

 Matters To Be Considered at the Special Meetings

  First Data Special Meeting. At the First Data Special Meeting, holders of shares of First Data Common Stock will consider and vote upon proposals to (i) approve the issuance of shares of First Data Common Stock in connection with the Merger Agreement, a conformed copy of which appears as Annex I to this Joint Proxy Statement/Prospectus, including the issuance of shares of First Data Common Stock in the Merger, upon exercise of stock options of First Financial which, pursuant to the terms of the related stock option plans, following the Merger, will constitute options to purchase shares of First Data Common Stock upon the terms set forth in such stock option plans and the Merger Agreement, and upon the conversion of the outstanding 5% Debentures which, pursuant to the terms of the related indenture, following the Merger, will be convertible into shares of First Data Common Stock (in lieu of First Financial Common Stock) upon the terms set forth in such indenture and the Merger Agreement (collectively, the "Stock Issuance"), (ii) approve an amendment to the current Restated Certificate of Incorporation to increase the number of authorized shares of First Data Common Stock from 300,000,000 to 600,000,000 (the "Stock Amendment"), (iii) approve an amendment to the current Restated Certificate of Incorporation to confer upon the Board of Directors of First Data the power to adopt, amend or repeal the By-laws of First Data (the "By-laws Amendment," and, together with the Stock Amendment, the "Charter Amendments"), (iv) approve an amendment to First Data's 1992 Long-Term Incentive Plan to increase the number of shares of First Data Common Stock authorized for issuance under such plan (the "Incentive Plan Amendment"), a copy of which Incentive Plan, as proposed to be amended, appears as Annex IV to this Joint Proxy Statement/Prospectus, and (v) permit the First Data Board of Directors to adjourn the First Data Special Meeting at its discretion, including an adjournment of the First Data Special Meeting to obtain a quorum and/or solicit additional stockholder votes for the foregoing proposals (the "First Data Adjournment Matter"). Because Sub, rather than First Data, is the actual party to the Merger with First Financial, stockholders of First Data will not vote on the Merger itself. APPROVALS OF THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER ARE NOT A CONDITION TO THE CONSUMMATION OF THE MERGER. Holders of shares of First Data Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the First Data Special Meeting or at any adjournments and postponements thereof.

  First Financial Special Meeting. At the First Financial Special Meeting, holders of shares of First Financial Common Stock will consider and vote upon proposals to (i) approve the Merger Agreement, which provides for the Merger of Sub with and into First Financial, with First Financial to be the surviving corporation in the Merger and a wholly owned subsidiary of First Data and (ii) adjourn the First Financial Special Meeting if recommended by the management of First Financial, including an adjournment of the First Financial Special Meeting to obtain a quorum and/or solicit additional stockholder votes for the Merger Agreement (the "First Financial Adjournment Matter"). Holders of shares of First Financial Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the First Financial Special Meeting or at any adjournments and postponements thereof.

 Votes Required

  First Data. Each holder of First Data Common Stock is entitled to one vote per share held of record on the record date. The approval of the Stock Issuance requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the outstanding shares of First Data Common Stock entitled to vote thereon. The approval of each of the Charter Amendments requires the affirmative vote of a majority of the outstanding shares of First Data Common Stock. The approvals of the Incentive Plan Amendment and the First Data Adjournment Matter require the affirmative vote of a majority of the shares present in person or represented by proxy at the First Data Special Meeting and entitled to vote thereon.

  Abstentions with respect to the Stock Issuance proposal will not have the effect of a vote for or against the matter; however, abstaining shares will not be counted in determining whether a majority of the outstanding shares of First Data Common Stock entitled to vote on the matter had cast votes. Abstentions with respect to each of the Charter Amendments and with respect to the Incentive Plan Amendment and the First Data Adjournment Matter will have the effect of votes against the approval of such matters. In addition, brokers who hold shares of First Data Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Votes which are not cast for this reason ("broker non-votes") will have the effect of a vote against the Charter Amendments. Broker non-votes with respect to the Stock Issuance, the Incentive Plan Amendment and the First Data Adjournment Matter will not have the effect of votes for or against the matter. See "THE SPECIAL MEETINGS--Votes Required-- First Data."

  Stockholders of First Data should be aware that, under Delaware law, a stockholder who votes to approve the Stock Issuance may be deemed to have ratified the terms of the Stock Issuance, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Stock Issuance in a subsequent legal proceeding. First Data may use a stockholder's affirmative vote in favor of the Stock Issuance as a defense to any subsequent challenge to the Stock Issuance. An abstention, in and of itself, will not be considered such a ratification; however, no assurance can be given as to the effect that such an abstention would have on a stockholder's right to challenge the Stock Issuance.

  First Financial. Each holder of First Financial Common Stock is entitled to one vote per share held of record on the record date. The approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of First Financial Common Stock entitled to vote thereon. The approval of the First Financial Adjournment Matter requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon.

  Abstentions will have the effect of votes against approval of the Merger Agreement and the First Financial Adjournment Matter. In addition, brokers who hold shares of First Financial Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes also will have the effect of a vote against approval of the Merger Agreement and against the approval of the First Financial Adjournment Matter. See "THE SPECIAL MEETINGS--Votes Required-- First Financial."

  Stockholders of First Financial should be aware that, under Georgia law, a stockholder who votes to approve the Merger Agreement may be deemed to have ratified the terms of the Merger Agreement, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Merger Agreement in a subsequent legal proceeding. First Financial may use a stockholder's affirmative vote in favor of the Merger Agreement as a defense to any subsequent challenge to the Merger Agreement. An abstention, in and of itself, will not be considered such a ratification; however, no assurance can be given as to the effect that such an abstention would have on a stockholder's right to challenge the Merger Agreement.

 Record Date

  The record date for the determination of holders of First Data Common Stock and First Financial Common Stock entitled to notice of and to vote at the Special Meetings is September 15, 1995. On that date, First Data had outstanding 118,760,681 shares of First Data Common Stock, and First Financial had outstanding 63,953,962 shares of First Financial Common Stock.

 Security Ownership of Management.

  As of September 15, 1995, directors and executive officers of First Data and their affiliates were beneficial owners of an aggregate of 2,039,288 shares (approximately 1.8%) of the outstanding shares of First Data Common Stock (including 2,007,782 shares subject to options exercisable within 60 days). As of September 15, 1995, directors and executive officers of First Financial and their affiliates were beneficial owners of an aggregate of 2,676,654 shares (approximately 4.2%) of the outstanding shares of First Financial Common Stock (including 1,097,029 shares subject to options exercisable within 60 days, including options that will become exercisable by virtue of the consummation of the Merger).

THE MERGER

  Effect of Merger. At the Effective Time, Sub will be merged into First Financial, which will be the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, First Financial will become a wholly owned subsidiary of First Data. Subject to certain provisions described herein with respect to shares owned by First Data, First Financial, Sub and the respective subsidiaries of First Data and First Financial, in the Merger each issued and outstanding share of First Financial Common Stock will be converted into 1.5859 validly issued, fully paid and nonassessable shares of First Data Common Stock. Cash will be paid in lieu of fractional shares of First Data Common Stock. See "THE MERGER--Merger Consideration" and "THE MERGER AGREEMENT--Fractional Shares."

  Recommendations of the Boards of Directors. The Board of Directors of First Data believes that the Merger is advisable and fair to and in the best interests of the stockholders of First Data and has unanimously approved (with one director absent) the Merger Agreement, the Merger and the other related transactions. The Board of Directors of First Financial believes that the Merger is advisable and fair to and in the best interests of the stockholders of First Financial and has unanimously approved and adopted the Merger Agreement.

  THE BOARD OF DIRECTORS OF FIRST DATA RECOMMENDS THAT THE HOLDERS OF FIRST DATA COMMON STOCK APPROVE THE STOCK ISSUANCE.

  THE BOARD OF DIRECTORS OF FIRST FINANCIAL RECOMMENDS THAT THE HOLDERS OF FIRST FINANCIAL COMMON STOCK APPROVE THE MERGER AGREEMENT.

  For additional information with respect to the determinations made by, and the recommendations of, the First Data and First Financial Boards of Directors, see "THE MERGER--Recommendations of the Boards of Directors; Reasons for the Merger."

  Opinions of Financial Advisors. Smith Barney Inc. ("Smith Barney") has acted as financial advisor to First Data in connection with the Merger and has delivered a written opinion, dated June 12, 1995, to the Board of Directors of First Data to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Conversion Number was fair, from a financial point of view, to First Data. Smith Barney has reconfirmed such opinion by delivery of a written opinion dated the date of this Joint Proxy Statement/Prospectus. The full text of the written opinion of Smith Barney dated the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex II to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. See "THE MERGER--Opinions of Financial Advisors--Smith Barney Opinion to the First Data Board of Directors."

  Morgan Stanley & Co. Incorporated ("Morgan Stanley") delivered its written opinion, dated June 12, 1995, to the First Financial Board of Directors that the Conversion Number (defined in such opinion as the Exchange Ratio) was fair to the holders of First Financial Common Stock from a financial point of view. Morgan Stanley subsequently delivered its opinion to the First Financial Board of Directors that, as of the date of this Joint Proxy Statement/Prospectus, the Conversion Number pursuant to the Merger Agreement is fair to the holders of First Financial Common Stock from a financial point of view. The full text of the written opinion of Morgan Stanley, dated the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex III to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Holders of First Financial Common Stock are urged to, and should, read this opinion in its entirety. See "THE MERGER-- Opinions of Financial Advisors--Morgan Stanley Opinion to the First Financial Board of Directors."

  Effective Time of the Merger. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Conditions to the Merger."

  Interests of Certain Persons in the Merger. Certain members of First Financial's management and Board of Directors have interests in the Merger in addition to their interests solely as stockholders of First Financial. Those interests relate to, among other things, provisions in the Merger Agreement or other agreements regarding the receipt of severance payments, the acceleration of the release of restrictions on shares of restricted First Financial Common Stock, the acceleration of vesting of certain options to acquire First Financial Common Stock, the receipt of certain pro rated bonus payments and indemnification of First Financial's officers and directors. See "THE MERGER-- Interests of Certain Persons in the Merger."

  Conditions to the Merger. The obligations of First Data, Sub and First Financial to consummate the Merger are subject to various conditions, including, among other things, obtaining the requisite stockholder approvals, the authorization for listing on the NYSE of the shares of First Data Common Stock issuable pursuant to the Merger Agreement, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"), the receipt of an opinion dated as of the Effective Time from Ernst & Young LLP that the Merger will qualify for pooling of interests accounting treatment, the effectiveness of the Registration Statement and the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger. The obligation of First Data to consummate the Merger is subject to the fulfillment of various additional conditions, including, among other things, that Mr. Patrick H. Thomas, the Chairman of the Board, President and Chief Executive Officer of First Financial, enter into a non-solicitation agreement and that there shall not be instituted or pending any action or proceeding by a governmental entity as a result of the Merger Agreement which would have a material adverse effect on First Data (assuming the Merger is consummated). The obligation of First Financial to consummate the Merger is subject to the fulfillment of various additional conditions, including, among other things, the receipt of certain tax opinions from counsel to First Financial. See "THE MERGER--Governmental and Regulatory Approvals," "-- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT-- Conditions to the Merger."

  On September 20, 1995, First Data entered into a consent decree (the "Consent Decree") with the Federal Trade Commission (the "FTC") regarding the consumer money transfer businesses of MoneyGramSM and Western Union Financial Services, Inc., currently a wholly owned subsidiary of First Financial ("Western Union"). The execution of the Consent Decree terminated the waiting period under the HSR Act, thereby satisfying a condition to the Merger. Under the terms of the Consent Decree, First Data will be allowed to perform processing services for each of MoneyGramSM and Western Union, but it will be permitted to retain the sales and marketing functions of only one of the two companies. The Consent Decree will become final upon acceptance by the FTC following a 60 day notice and public comment period. The required divestiture must occur no later than twelve months following the final acceptance of the Consent Decree by the FTC. First Data and First Financial are evaluating their alternatives under the Consent Decree. However, First Data and First Financial believe that it is more likely than not that the required divestiture, when combined with the negotiation of a processing agreement, will not have a material impact on the post-Merger combined entity's ongoing results of operations. In addition, First Data and the FTC entered into a "hold separate" agreement whereby the MoneyGramSM business must be managed and maintained as a separate, ongoing business, independent of all other First Data businesses and independent of the Western Union business. The hold separate arrangement will continue until First Data's interest in the sales and marketing function of either MoneyGramSM or Western Union has been divested or the FTC has withdrawn its acceptance of the Consent Decree pursuant to its rules.

  Certain of the foregoing conditions may not be waived by the parties, including stockholder approvals, the effectiveness of the Registration Statement and the absence of any order or legal restraint. Although the receipt of the accounting opinion of Ernst & Young LLP and the tax opinions of First Financial's counsel may be waived by the parties, First Data and First Financial intend, in the event either of such opinions are not or cannot be delivered but the parties nonetheless desire to consummate the Merger, to file with the Commission a post-effective amendment to the Registration Statement and to resolicit the approval of the Stock Issuance and the Merger Agreement by their respective stockholders pursuant to an amended Joint Proxy Statement/Prospectus.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time under certain circumstances, including, among other things, (i) by mutual written consent of First Data and First Financial, (ii) by either First Data or First Financial if the Merger has not been effected prior to the close of business on December 31, 1995, which date may be extended under certain circumstances to August 31, 1996, (iii) by either First Data or First Financial if the requisite stockholder approvals are not obtained, (iv) by either First Data or First Financial in certain circumstances involving a competing transaction and (iv) by First Data if the First Financial Board of Directors withdraws or modifies its recommendation of the Merger, recommends a competing transaction or fails to recommend against a tender or exchange offer by a third party. See "THE MERGER AGREEMENT--Termination." The Merger Agreement provides that if the Merger Agreement is terminated following the modification or withdrawal by the First Financial Board of Directors of its recommendation of the Merger, and the First Financial stockholders did not approve the Merger prior to such termination, then First Financial will pay $10 million to First Data; provided that First Data will not be entitled to this payment if First Data is entitled to a payment pursuant to the next sentence. The Merger Agreement also provides that in the event of a termination in certain situations in which there is a competing transaction with respect to First Financial, or in the event that First Financial enters into certain business combination transactions or certain acquisition events occur with another person within 12 months following termination under certain events, First Data will receive a fee of $68 million. In addition, if the First Data Board of Directors withdraws its recommendation for the Stock Issuance and the First Data stockholders fail to approve the Stock Issuance, then First Data will pay $10 million to First Financial; provided that First Financial will not be entitled to this payment if First Financial is entitled to a payment pursuant to the next sentence. The Merger Agreement provides that if (a) the Merger Agreement is terminated following the failure of the First Data stockholders to approve the Stock Issuance, (b) prior to the First Data Special Meeting certain acquisition events with another person occur and (c) within a year after the termination First Data enters into a business combination agreement with another person, First Data will pay First Financial a fee of $68 million.

  No Stockholders' Rights of Appraisal. In accordance with the General Corporation Law of the State of Delaware (the "DGCL"), stockholders of First Data will not be entitled to appraisal rights in connection with the Merger. In accordance with the Georgia Business Corporation Code (the "GBCC"), stockholders of First Financial will not be entitled to appraisal rights in connection with the Merger. See "THE SPECIAL MEETINGS--Appraisal Rights."

  Certain Federal Income Tax Consequences. The obligation of First Financial to consummate the Merger is conditioned upon the receipt of an opinion of Sutherland, Asbill & Brennan, counsel to First Financial, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by First Financial stockholders upon the receipt of First Data Common Stock in exchange for First Financial Common Stock (except with respect to cash received in lieu of a fractional share of First Data Common Stock). See "THE MERGER--Certain Federal Income Tax Consequences."

  Accounting Treatment of the Merger. The Merger is expected to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. The obligations of First Data, Sub and First Financial to consummate the Merger are subject to the receipt by First Data of an opinion dated as of the Effective Time from Ernst & Young LLP that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER-- Accounting Treatment" and "THE MERGER AGREEMENT--Conditions to the Merger."

  Comparison of Rights of Holders of First Data Common Stock and First Financial Common Stock. See "COMPARISON OF RIGHTS OF HOLDERS OF FIRST DATA COMMON STOCK AND FIRST FINANCIAL COMMON STOCK" for a summary of the material differences between the rights of holders of First Data Common Stock and First Financial Common Stock.

  Other Significant Considerations. In determining whether to approve the transactions pursuant to the Merger Agreement, First Data and First Financial stockholders should consider that the price of the First Data Common Stock may vary from the price at the Effective Time, as well as from the prices at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings. Such variations may be the result of changes in the business, operations or prospects of First Data or First Financial, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time may occur at a later date than the date of the Special Meetings, there can be no assurance that the sales price of First Data Common Stock on the date of the Special Meetings will be indicative of the sales price of First Data Common Stock at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Conditions to the Merger."

  Stockholders of First Data and First Financial also should consider that the Conversion Number is a fixed ratio in the Merger Agreement. As a result, the Conversion Number will not be adjusted in the event of an increase or decrease in the market price of either the First Data Common Stock or the First Financial Common Stock, or both. First Data and First Financial stockholders are urged to obtain current market quotations for the First Data Common Stock and the First Financial Common Stock.

  Immediately prior to the Effective Time, there will be approximately 119 million shares of First Data Common Stock outstanding. Immediately following the Effective Time, there will be approximately 223 million shares of First Data Common Stock outstanding, assuming the absence of any exercise of options or conversion of the 5% Debentures. The shares of First Data Common Stock issued to stockholders of First Financial pursuant to the Merger Agreement will comprise approximately 46.8% of the total number of shares of First Data Common Stock outstanding after the Merger (and approximately 49.7% on a fully diluted basis, assuming exercise of all options and conversion of the 5% Debentures).

                            SELECTED FINANCIAL DATA

                             FIRST DATA CORPORATION
                CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth selected historical financial data for First Data for each of the five years in the period ended December 31, 1994 and for the six-month periods ended June 30, 1994 and 1995. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in First Data's Annual Report on Form 10-K for the year ended December 31, 1994 and the unaudited consolidated interim financial statements contained in First Data's Quarterly Report on Form 10-Q for the period ended June 30, 1995, including the notes thereto, incorporated by reference herein as well as First Data's Quarterly Report on Form 10-Q for the period ended June 30, 1994. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                          SIX MONTHS
                                 YEAR ENDED DECEMBER 31, (A)          ENDED JUNE 30, (A)
                         -------------------------------------------- -------------------
                           1990     1991     1992     1993     1994     1994      1995
                         -------- -------- -------- -------- -------- --------- ---------
                                       (MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Revenues, net........... $  845.0 $1,026.2 $1,205.3 $1,490.3 $1,652.2 $   785.4 $   940.1
Operating income........    169.4    221.6    265.5    310.3    347.2     170.2     185.6
Pretax income...........    166.5    191.1    231.6    290.9    356.1     152.3     241.3
Net income..............    102.7    118.0    141.4    173.0    208.1      90.2     108.2
Depreciation and
 amortization (b).......     70.1     89.3    111.3    136.2    165.5      76.0     111.2
BALANCE SHEET DATA (AT
 END OF PERIOD)
Total assets............ $2,219.0 $3,126.3 $3,839.6 $3,954.7 $5,419.4 $ 4,274.1 $ 7,396.3
Cash and cash
 equivalents............     17.3    130.3    159.6    298.0    166.2     203.2     111.4
Goodwill and other
 intangibles............    562.6    725.6    880.0  1,035.4  1,181.2   1,138.8   2,005.9
Total liabilities
 (excluding long-term
 debt)..................  1,555.1  2,115.8  2,694.1  2,478.9  3,929.4   2,726.9   5,168.4
Long-term debt..........    164.6    443.9    351.3    521.3    474.7     514.1     468.3
Stockholders' equity....    499.3    566.6    794.2    954.5  1,015.3   1,033.1   1,759.6
COMMON SHARE STATISTICS
 (C)
Net income per common
 share.................. $   0.99 $   1.13 $   1.30 $   1.56 $   1.87 $    0.81 $    0.94
Cash dividend declared
 per share..............     0.77     0.50     0.21     0.12     0.12      0.03      0.06

- --------
(a) Amounts include the effect of certain businesses acquired or disposed of during the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in First Data's Annual Report on Form 10-K for the year ended December 31, 1994 and in First Data's Quarterly Report on Form 10-Q for the period ended June 30, 1995.
(b) Includes amounts charged against revenues.
(c) Reflects retroactive recognition of a common stock dividend to American Express Company of 104,113,626 shares declared in connection with First Data's initial public offering in April 1992.
Note: Certain prior years' amounts have been restated to conform to the current year's presentation.

                     FIRST FINANCIAL MANAGEMENT CORPORATION
                CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth selected historical financial data for First Financial for each of the five years in the period ended December 31, 1994 and for the six-month periods ended June 30, 1994 and 1995. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in First Financial's Annual Report on Form 10-K for the year ended December 31, 1994 and the unaudited consolidated interim financial statements contained in First Financial's Quarterly Report on Form 10-Q for the period ended June 30, 1995, including the notes thereto, incorporated by reference herein as well as First Financial's Quarterly Report on Form 10-Q for the period ended June 30, 1994. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                       SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                JUNE 30,
                          -------------------------------------------- -----------------
                            1990     1991   1992(A)    1993     1994     1994     1995
                          -------- -------- -------- -------- -------- -------- --------
                                       (MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Revenues................  $  816.3 $1,057.5 $1,508.4 $1,759.6 $2,207.5 $  978.8 $1,466.3
Pretax income from
 continuing operations..      79.2    104.6     67.9    220.2    268.3    108.5    135.5
Income from continuing
 operations.............      47.7     62.7     21.4    131.8    160.2     63.7     79.9
Depreciation and
 amortization...........      45.2     58.7     84.5     77.8     97.7     46.0     66.5
BALANCE SHEET DATA (AT
 END OF PERIOD)
Total assets............  $1,105.2 $1,297.0 $1,571.7 $1,645.9 $3,135.7 $1,760.1 $3,111.6
Long-term debt..........     207.8    152.1    158.7     17.3     62.3     23.8    232.6
Convertible debentures..     166.8      --       --       --     447.1      --     447.1
Shareholders' equity....     600.7    997.6  1,124.9  1,253.5  1,429.8  1,325.5  1,554.0
COMMON SHARE STATISTICS
Income per share--
 continuing operations
 Primary................  $   1.17 $   1.32 $   0.35 $   2.12 $   2.56 $   1.02 $   1.25
 Fully diluted..........      1.10     1.23     0.35     2.12     2.56     1.02     1.25
Cash dividends declared
 per share..............      0.07     0.07     0.10     0.10     0.10     0.05     0.05
Weighted average common
  shares outstanding
  Primary...............      40.8     47.4     60.1     62.0     62.9     62.5     69.6
 Fully Diluted..........      48.1     53.0     60.3     62.1     62.9     62.5     69.6

- --------
(a) Includes loss of $79.6 million resulting from First Financial's sale of a business unit.

                           FIRST DATA CORPORATION AND
                     FIRST FINANCIAL MANAGEMENT CORPORATION
                 PRO FORMA COMBINED SELECTED FINANCIAL DATA (A)
                                  (UNAUDITED)

  The following table sets forth pro forma combined selected financial data for each of the three years in the period ended December 31, 1994, and for the six-month period ended June 30, 1995, giving effect to the Merger under the pooling of interests method of accounting, reflecting certain assumptions described in the notes to the unaudited pro forma condensed combined financial statements included elsewhere herein, and for the year ended December 31, 1994 and the six months ended June 30, 1995 also giving pro forma effect to First Data's acquisition of CESI Holdings, Inc. ("CESI Holdings") in March 1995 and First Financial's acquisition of Western Union in November 1994 as if such acquisitions had taken place as of January 1, 1994. Pro forma per share amounts reflect pro forma weighted average shares and common stock equivalents assuming the conversion of each share of outstanding First Financial Common Stock and each common stock equivalent that is dilutive to net income per share computations into 1.5859 shares of First Data's Common Stock. The pro forma combined selected financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger or the CESI Holdings or Western Union acquisitions, both of which were accounted for as purchases, had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma combined selected financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements, including the notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus. See "THE MERGER--Accounting Treatment" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                                         SIX
                                                                       MONTHS
                                            YEAR ENDED DECEMBER 31,     ENDED
                                           -------------------------- JUNE 30,
                                           1992 (C)   1993   1994 (F) 1995 (F)
                                           -------- -------- -------- ---------
                                           (MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA (B)
Revenues, net............................. $2,129.4 $2,515.5 $3,376.5 $ 1,784.6
Operating income..........................    343.0    535.1    711.5     348.4
Pretax income from continuing operations..    299.5    511.1    631.6     371.6
Income from continuing operations.........    162.8    304.8    363.8     183.4
Depreciation and amortization (d).........    195.8    214.0    331.0     184.5
BALANCE SHEET DATA (AT END OF PERIOD) (E)
Total assets..............................                            $10,500.6
Cash and cash equivalents.................                                235.6
Goodwill and other intangibles............                              4,097.6
Total liabilities (excluding long-term
 debt, senior convertible debentures and
 pension obligations).....................                              6,043.7
Long-term debt............................                                682.6
Senior convertible debentures.............                                447.1
Pension obligations assumed...............                                149.6
Stockholders' equity......................                              3,177.6
COMMON SHARE STATISTICS
Income from continuing operations per
 common share............................. $   0.80 $   1.46 $   1.63 $    0.83
Cash dividend declared per share..........     0.21     0.12     0.12      0.06

- --------
(a) First Financial and Western Union historical income statement and balance sheet classifications were reclassified to be consistent with the presentation used by First Data.

(b) The income statement data presented in this table exclude the effect of (i) the positive effects of potential increased revenues or operating synergies and cost savings which may be achieved upon combining the resources of the companies; (ii) investment banking, legal and miscellaneous transaction costs of the Merger, currently estimated to be $52.3 million on an after-tax basis; (iii) costs associated with termination benefits of certain employees of First Financial, currently estimated to be $143.1 million on an after-tax basis, and (iv) costs associated with the integration and consolidation of the companies which are not presently estimable.
(c) The income statement data include a loss of $79.6 million resulting from First Financial's sale of a business unit.
(d) Includes amounts charged against revenues.
(e) The balance sheet data include the $195.4 million impact of the costs noted in (b)(ii) and (b)(iii) above.
(f) The following table sets forth pro forma historical condensed combined income statement data for the year ended December 31, 1994 and the six months ended June 30, 1994 and 1995 giving effect only to the Merger under the pooling of interests method of accounting. This information is consistent with the method of presentation above for the years ended December 31, 1992 and 1993 and reflects the historical income statement data, restated to give effect to the Merger.

                                                              SIX MONTHS ENDED
                                                  YEAR ENDED      JUNE 30,
                                                 DECEMBER 31, -----------------
                                                     1994       1994     1995
                                                 ------------ -------- --------
                                                  (MILLIONS, EXCEPT PER SHARE
                                                            AMOUNTS)
      Revenues, net.............................   $2,884.0   $1,339.2 $1,746.2
      Operating income..........................      626.6      280.1    350.5
      Pretax income from continuing operations..      624.4      260.8    376.8
      Income from continuing operations.........      368.3      153.9    188.1
      Depreciation and amortization.............      263.2      122.0    177.7
      Income from continuing operations per
       common share.............................   $   1.75   $   0.73 $   0.86

                           COMPARATIVE PER SHARE DATA

  Set forth below are income from continuing operations, cash dividends declared, book value and tangible book value per common share data of First Data and First Financial on both historical and pro forma combined bases. Pro forma combined income from continuing operations per share is derived from the pro forma combined information presented elsewhere herein, which gives effect to the Merger under the pooling of interests method of accounting as if the Merger had occurred at January 1, 1992, combining the results of First Data and First Financial for the periods presented. For the year ended December 31, 1994 and the six months ended June 30, 1995, the pro forma combined income from continuing operations per share also gives effect to First Data's acquisition of CESI Holdings in March 1995 and First Financial's acquisition of Western Union in November 1994 as if such acquisitions, accounted for as purchases, had taken place January 1, 1994. Pro forma combined cash dividends declared per share reflect First Data's cash dividends declared in the periods indicated. The equivalent pro forma combined data for First Financial is based upon the Conversion Number of 1.5859 shares of First Data Common Stock for each share of First Financial Common Stock as provided in the Merger Agreement. Book value and tangible book value per share for First Financial and for the pro forma combined presentation is based upon outstanding common shares, adjusted in the case of the pro forma combined presentation to include the shares of First Data Common Stock to be issued in the Merger, and for December 31, 1994, the shares of First Data Common Stock issued for the acquisition of CESI Holdings. The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of First Data and First Financial incorporated by reference in this Joint Proxy Statement/Prospectus and the "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


                                                                   EQUIVALENT PRO
                                                                   FORMA COMBINED
                                          FIRST DATA/               PER SHARE OF
                                             FIRST                     FIRST
                                           FINANCIAL      FIRST      FINANCIAL
                               FIRST DATA  PRO FORMA    FINANCIAL      COMMON
                               HISTORICAL COMBINED(A)   HISTORICAL    STOCK(E)
                               ---------- -----------   ---------- --------------
INCOME FROM CONTINUING
 OPERATIONS:
December 31, 1992............    $ 1.30     $ 0.80        $ 0.35       $ 1.27
1993.........................      1.56       1.46          2.12         2.32
1994.........................      1.87       1.63 (b)      2.56         2.59 (b)
  June 30, 1995..............      0.94       0.83 (b)      1.25         1.32 (b)
CASH DIVIDENDS DECLARED:
December 31, 1992............    $ 0.21     $ 0.21 (c)    $ 0.10       $ 0.33
1993.........................      0.12       0.12 (c)      0.10         0.19
1994.........................      0.12       0.12 (c)      0.10         0.19
  June 30, 1995..............      0.06       0.06 (c)      0.05         0.10
BOOK VALUE (AT END OF
 PERIOD): (F)
December 31, 1994............    $ 9.43     $13.82 (d)    $23.23       $21.92 (d)
  June 30, 1995..............     14.81      15.06         24.33        23.88
TANGIBLE BOOK VALUE (AT END
 OF PERIOD): (F)
December 31, 1994............    $(1.54)    $(4.45)(d)    $(9.47)      $(7.06)(d)
  June 30, 1995..............     (2.07)     (3.56)        (8.42)       (5.65)

- --------
(a) The pro forma combined per common share data exclude the effect of (i) the positive effects of potential increased revenues or operating synergies and cost savings which may be achieved upon combining the resources of the companies; (ii) investment banking, legal and miscellaneous transaction costs of the

   Merger, currently estimated to be $52.3 million on an after-tax basis; (iii) costs associated with termination benefits of certain employees of First Financial, currently estimated to be $143.1 million on an after-tax basis; and (iv) costs associated with the integration and consolidation of the companies which are not presently estimable. Had the impact of (a)(ii) and
   (a)(iii) been included at June 30, 1995, pro forma and equivalent pro forma book value would have been $14.44 per share and $22.90 per share, respectively, and pro forma and equivalent pro forma tangible book value would have been ($4.18) and ($6.63) per share, respectively.
(b) The pro forma combined income from continuing operations and equivalent per share data giving effect only to the Merger under the pooling of interests method of accounting are $1.75 and $2.78, respectively, for the year ended December 31, 1994 and $0.86 and $1.36, respectively, for the six months ended June 30, 1995. This information is consistent with the method of presentation above for the years ended December 31, 1992 and 1993.
(c) The First Data/First Financial pro forma combined cash dividends declared represent First Data historical cash dividends declared. No assurance can be given that equivalent dividends will be paid in the future. The amount of future dividends payable by First Data will depend upon the earnings and financial condition of First Data and other relevant factors, including, without limitation, applicable governmental regulations and policies and debt covenant restrictions.
(d) The pro forma combined book value and equivalent per share data giving effect only to the Merger under the pooling of interests method of accounting are $11.91 and $18.89, respectively, for the year ended December 31, 1994. The pro forma combined tangible book value and equivalent per share data giving effect only to the Merger under the pooling of interests method of accounting are ($3.65) and ($5.79), respectively, for the year ended December 31, 1994.
(e) The equivalent pro forma combined per share of First Financial Common Stock represents the First Data/First Financial Pro Forma Combined amounts multiplied by 1.5859 (the Conversion Number).
(f) The dilutive impact of outstanding stock options is estimated to be less than 3% and the assumed conversion of First Financial's 5% Debentures is anti-dilutive.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

  The First Data Common Stock and the First Financial Common Stock are listed and traded on the NYSE (Symbols: FDC and FFM, respectively). The following table sets forth for the periods indicated the reported high and low sales prices per share of First Data Common Stock and First Financial Common Stock on the NYSE Composite Transactions Tape. The following table also sets forth the cash dividends declared by First Data on First Data Common Stock and by First Financial on First Financial Common Stock for the periods indicated.

                                                        SALES PRICE
                                                      ---------------   CASH
FIRST DATA COMMON STOCK                                HIGH     LOW   DIVIDENDS
- -----------------------                               ------- ------- ---------
1993
  First Quarter...................................... $37.000 $31.250   $.03
  Second Quarter.....................................  38.250  32.875    .03
  Third Quarter......................................  40.000  34.750    .03
  Fourth Quarter.....................................  42.250  36.500    .03
1994
  First Quarter...................................... $48.000 $40.625   $.03
  Second Quarter.....................................  47.500  40.750    -- (1)
  Third Quarter......................................  50.250  40.500    .06(1)
  Fourth Quarter.....................................  50.625  45.500    .03
1995
  First Quarter...................................... $54.125 $46.000   $.03
  Second Quarter (prior to merger announcement on
   June 13, 1995) ...................................  58.625  51.375    .03
  Second Quarter (subsequent to merger announcement
   on June 13, 1995).................................  57.375  55.000    --
  Third Quarter (through September 25, 1995).........  62.250  55.375    .03
                                                        SALES PRICE
                                                      ---------------   CASH
FIRST FINANCIAL COMMON STOCK                           HIGH     LOW   DIVIDENDS
- ----------------------------                          ------- ------- ---------
1993
  First Quarter...................................... $44.250 $38.250   $--
  Second Quarter.....................................  42.375  36.000    .05
  Third Quarter......................................  55.125  42.375    --
  Fourth Quarter.....................................  58.500  50.500    .05
1994
  First Quarter...................................... $60.125 $51.125   $--
  Second Quarter.....................................  59.125  52.125    .05
  Third Quarter......................................  62.000  52.000    --
  Fourth Quarter.....................................  63.500  53.750    .05
1995
  First Quarter...................................... $74.500 $60.625   $--
  Second Quarter (prior to merger announcement on
   June 13, 1995)....................................  76.875  69.750    .05
  Second Quarter (subsequent to merger announcement
   on June 13, 1995).................................  85.500  80.625    --
  Third Quarter (through September 25, 1995).........  96.875  80.500    --

- --------
(1) First Data declared its regular quarterly cash dividend for the second quarter on July 27, 1994 and for the third quarter on September 28, 1994, resulting in both dividends being declared in the third quarter.

  On June 12, 1995, the last trading day before the public announcement of the execution of the Merger Agreement, the last sale prices of the First Data Common Stock and First Financial Common Stock, as reported on the NYSE Composite Transactions Tape, were $56 7/8 per share and $76 3/4 per share, respectively. The equivalent pro forma combined market value per share of First Financial Common Stock on June 12, 1995 was approximately $90, based on the Conversion Number of 1.5859 multiplied by the market value per share of First Data Common Stock on such date. Recent last sale prices of the First Data Common Stock and the First Financial Common Stock as reported on the NYSE Composite Transactions Tape are set forth on the cover page of this Joint Proxy Statement/Prospectus. First Data and First Financial stockholders are urged to obtain current market quotations for the First Data Common Stock and the First Financial Common Stock.

  Since the third quarter of 1992, First Data has paid quarterly cash dividends on the shares of First Data Common Stock as set forth in the table above. First Data currently expects that, following the consummation of the Merger, it will maintain its current dividend policy of paying quarterly cash dividends of $.03 per share of First Data Common Stock. The timing and amount of future dividends will be (i) dependent on First Data's results of operations, financial condition, cash requirements and other relevant factors, (ii) subject to the discretion of the Board of Directors of First Data, and (iii) payable only out of First Data's surplus or current net profits (on a consolidated basis) in accordance with the DGCL. The terms of First Data's debt facilities limit First Data's ability to pay dividends. As of June 30, 1995, approximately $519.9 million was available for the payment of dividends under these restrictions.

                                  INTRODUCTION

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of First Data in connection with the solicitation of proxies by the First Data Board of Directors for use at the First Data Special Meeting to be held at Suite 1400, 5660 New Northside Drive, Atlanta, Georgia, on October 26, 1995, at 11:00 a.m., Eastern time, and at any adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to stockholders of First Financial in connection with the solicitation of proxies by the First Financial Board of Directors for use at the First Financial Special Meeting to be held at Suite 1400, 5660 New Northside Drive, Atlanta, Georgia, on October 26, 1995 at 9:00 a.m., Eastern time, and at any adjournments or postponements thereof.

  At the First Data Special Meeting, stockholders of First Data will be asked to approve the Stock Issuance in connection with the consummation of the transactions pursuant to the Merger Agreement, including the Merger, and to approve the Charter Amendments, the Incentive Plan Amendment and the First Data Adjournment Matter. APPROVALS OF THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER ARE NOT A CONDITION TO THE CONSUMMATION OF THE MERGER. At the First Financial Special Meeting, stockholders of First Financial will be asked to approve the Merger Agreement and the First Financial Adjournment Matter. A conformed copy of the Merger Agreement and a copy of the Incentive Plan, as proposed to be amended, appear as Annex I and Annex IV, respectively, to this Joint Proxy Statement/Prospectus.

  This Joint Proxy Statement/Prospectus constitutes a prospectus of First Data with respect to up to 117,284,398 shares of First Data Common Stock issuable to First Financial stockholders pursuant to the Merger Agreement in the Merger, assuming the exercise of all currently outstanding stock options of First Financial, the conversion of the 5% Debentures and the issuance of shares of First Financial Common Stock in connection with First Financial's acquisition of EBP. This Joint Proxy Statement/Prospectus also constitutes a prospectus, during the time periods described herein, with respect to resales of First Data Common Stock received in the Merger by certain affiliates of First Financial. See "THE MERGER--Reofferings and Resales of First Data Common Stock."

                              THE SPECIAL MEETINGS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

  First Data Special Meeting. At the First Data Special Meeting, holders of shares of First Data Common Stock will consider and vote upon proposals to approve the Stock Issuance, the Charter Amendments, the Incentive Plan Amendment and the First Data Adjournment Matter. Holders of shares of First Data Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the First Data Special Meeting or at any adjournments or postponements thereof. APPROVALS OF THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER ARE NOT A CONDITION TO THE CONSUMMATION OF THE MERGER.

  THE BOARD OF DIRECTORS OF FIRST DATA HAS UNANIMOUSLY APPROVED (WITH ONE DIRECTOR ABSENT) THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE STOCK ISSUANCE, AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE STOCK ISSUANCE. SEE "THE MERGER--RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER." THE BOARD OF DIRECTORS OF FIRST DATA HAS ALSO UNANIMOUSLY APPROVED THE CHARTER AMENDMENTS, THE INCENTIVE PLAN AMENDMENT AND THE FIRST DATA ADJOURNMENT MATTER AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSALS RELATING THERETO. SEE "PROPOSED AMENDMENTS TO FIRST DATA RESTATED CERTIFICATE OF INCORPORATION," "PROPOSED AMENDMENT TO FIRST DATA 1992 LONG-TERM INCENTIVE PLAN" AND "THE ADJOURNMENT MATTERS."

  First Financial Special Meeting. At the First Financial Special Meeting, holders of shares of First Financial Common Stock will consider and vote upon proposals to approve the Merger Agreement and the First Financial Adjournment Matter. Holders of shares of First Financial Common Stock entitled to vote also will consider and vote upon any other matter that may properly come before the First Financial Special Meeting or at any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF FIRST FINANCIAL HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER--RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER." THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE FIRST FINANCIAL ADJOURNMENT MATTER.

  Subject to certain provisions described herein with respect to shares owned by First Financial, First Data and their respective subsidiaries, in the Merger each issued and outstanding share of First Financial Common Stock will be converted into 1.5859 validly issued, fully paid and nonassessable shares of First Data Common Stock. Cash will be paid in lieu of fractional shares of First Data Common Stock. See "THE MERGER-- Merger Consideration" and "THE MERGER AGREEMENT--Fractional Shares."

VOTES REQUIRED

  First Data. Each holder of First Data Common Stock is entitled to one vote per share held of record on the record date. The approval of the Stock Issuance requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the outstanding shares of First Data Common Stock entitled to vote thereon. The approval of each of the Charter Amendments requires the affirmative vote of a majority of the outstanding shares of First Data Common Stock. The approvals of the Incentive Plan Amendment and the First Data Adjournment Matter require the affirmative vote of the majority of shares present in person or represented by proxy at the First Data Special Meeting and entitled to vote thereon.

  Abstentions will be counted as shares present for purposes of determining the presence of a quorum on all matters. See "--Record Dates; Stock Entitled to Vote; Quorum." Abstentions with respect to the Stock Issuance proposal will not have the effect of a vote for or against the matter; however, abstaining shares will not be counted in determining whether a majority of the outstanding shares of First Data Common Stock entitled to vote on the matter had cast votes. Abstentions with respect to each of the Charter Amendments and with respect to the Incentive Plan Amendment and the First Data Adjournment Matter will have the effect of votes against the approval of such matters. In addition, brokers who hold shares of First Data Common Stock as nominees will not have discretionary authority to vote shares of First Data Common Stock in the absence of instructions from the beneficial owners thereof. Votes which are not cast for this reason ("broker non-votes") also will have the effect of a vote against the Charter Amendments. Broker non-votes with respect to the Stock Issuance, the Incentive Plan Amendment and the First Data Adjournment Matter will not have the effect of a vote for or against the matter.

  Stockholders of First Data should be aware that, under Delaware law, a stockholder who votes to approve the Stock Issuance may be deemed to have ratified the terms of the Stock Issuance, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Stock Issuance in a subsequent legal proceeding. First Data may use a stockholder's affirmative vote in favor of the Stock Issuance as a defense to any subsequent challenge to the Stock Issuance. An abstention, in and of itself, will not be considered such a ratification; however, no assurance can be given as to the effect that such an abstention would have on a stockholder's right to challenge the Stock Issuance.

  As of September 15, 1995, directors and executive officers of First Data and their affiliates were beneficial owners of an aggregate of approximately 2,039,288 shares (approximately 1.8%) of the outstanding shares of First Data Common Stock (including 2,007,782 shares subject to options exercisable within 60 days).

  First Financial. Each holder of First Financial Common Stock is entitled to one vote per share held of record on the record date. The Merger Agreement must be approved by the affirmative vote of a majority of the outstanding shares of First Financial Common Stock entitled to vote thereon. The First Financial

Adjournment Matter must be approved by the affirmative vote of a majority of the shares present at the First Financial Special Meeting in person or represented by proxy and entitled to vote thereon.

  Abstentions will be counted as shares present for purposes of determining the presence of a quorum on all matters. See "--Record Dates; Stock Entitled to Vote; Quorum." Abstentions will have the effect of votes against the approval of the Merger Agreement and the First Financial Adjournment Matter. In addition, brokers who hold shares of First Financial Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes also will have the effect of votes against the approval of the Merger Agreement and the First Financial Adjournment Matter.

  Stockholders of First Financial should be aware that, under Georgia law, a stockholder who votes to approve the Merger Agreement may be deemed to have ratified the terms of the Merger Agreement, including the fairness thereof, and, under certain circumstances, such stockholder may be precluded from challenging the fairness of the Merger Agreement in a subsequent legal proceeding. First Financial may use a stockholder's affirmative vote in favor of the Merger Agreement as a defense to any subsequent challenge to the Merger Agreement. An abstention, in and of itself, will not be considered such a ratification; however, no assurance can be given as to the effect that such an abstention would have on a stockholder's right to challenge the Merger Agreement.

  As of September 15, 1995, directors and executive officers of First Financial and their affiliates were beneficial owners of an aggregate of 2,676,654 shares (approximately 4.2%) of the outstanding shares of First Financial Common Stock (including 1,097,029 shares subject to options exercisable within 60 days, including options that will become exercisable by virtue of the consummation of the Merger).

VOTING OF PROXIES

  Shares represented by properly executed proxies received in time for the Special Meetings and which have not been revoked will be voted at such meetings in the manner specified by the holders thereof. PROXIES WHICH DO NOT CONTAIN AN INSTRUCTION TO VOTE FOR OR AGAINST OR TO ABSTAIN FROM VOTING ON A PARTICULAR MATTER DESCRIBED IN THE PROXY WILL BE VOTED IN FAVOR OF SUCH MATTER.

  It is not expected that any matter other than those referred to herein will be brought before either of the Special Meetings. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

REVOCABILITY OF PROXIES

  The grant of a proxy on the enclosed First Data or First Financial form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a later dated proxy with respect to the same shares, by filing with the Secretary of First Data (in the case of a First Data stockholder) or the Secretary of First Financial (in the case of a First Financial stockholder) a duly executed revocation, or by voting in person at the respective Special Meeting. Attendance at the relevant Special Meeting will not in and of itself constitute a revocation of a proxy.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

  First Data. Only holders of record of First Data Common Stock at the close of business on September 15, 1995 (the "First Data Record Date") will be entitled to receive notice of and to vote at the First Data Special Meeting. On the First Data Record Date, First Data had outstanding 118,760,681 shares of First Data Common Stock. The holders of First Data Common Stock are entitled to one vote per share on each matter submitted to a vote at the First Data Special Meeting. The holders of a majority of the shares of First Data Common Stock entitled to vote must be present in person or by proxy at the First Data Special Meeting in order for a quorum to be present. Shares of First Data Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters but will not be treated as shares having voted at the First Data Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

  In the event a quorum is not present in person or by proxy at the First Data Special Meeting, the First Data Special Meeting is expected to be adjourned or postponed. For a further discussion on adjournment and the possible reasons therefor, see "THE ADJOURNMENT MATTERS."

  First Financial. Only holders of record of First Financial Common Stock at the close of business on September 15, 1995 (the "First Financial Record Date") will be entitled to receive notice of and to vote at the First Financial Special Meeting. On the First Financial Record Date, First Financial had 63,953,962 outstanding shares of First Financial Common Stock. The holders of First Financial Common Stock are entitled to one vote per share on each matter submitted to a vote at the First Financial Special Meeting. The holders of a majority of the outstanding shares of First Financial Common Stock entitled to vote must be present in person or by proxy at the First Financial Special Meeting in order for a quorum to be present. Shares of First Financial Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters but will not be treated as shares having voted at the First Financial Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

  In the event a quorum is not present in person or by proxy at the First Financial Special Meeting, the First Financial Special Meeting is expected to be adjourned or postponed. For a further discussion on adjournment and the possible reasons therefor, See "THE ADJOURNMENT MATTERS."

APPRAISAL RIGHTS

  At the First Data Special Meeting, holders of shares of First Data Common Stock will consider and vote upon proposals to approve the Stock Issuance, the Charter Amendments, the Incentive Plan Amendment and the First Data Adjournment Matter. Because Sub, rather than First Data, will be the actual party to the Merger with First Financial, holders of First Data Common Stock will not be entitled to appraisal rights under the DGCL. Because the First Financial Common Stock and the First Data Common Stock are listed on the NYSE, holders of shares of First Financial Common Stock are not entitled to appraisal rights under the GBCC. See "COMPARISON OF RIGHTS OF HOLDERS OF FIRST DATA COMMON STOCK AND FIRST FINANCIAL COMMON STOCK--Appraisal Rights."

SOLICITATION OF PROXIES; GENERAL

  Subject to the Merger Agreement, each of First Data and First Financial will bear the cost of the solicitation of proxies from its own stockholders, except that First Data and First Financial will share equally the cost of printing and mailing this Joint Proxy Statement/Prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of each corporation and its subsidiaries may solicit proxies from stockholders of such corporation by telephone, in person or by other means. These directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and First Data and First Financial will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  Morrow & Co., Inc. will assist in the solicitation of proxies by First Data and First Financial for an aggregate fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses.

  HOLDERS OF FIRST FINANCIAL COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. If the Merger Agreement is approved and the Merger is consummated, materials for submitting First Financial stock certificates in exchange for First Data stock certificates will be provided to the First Financial stockholders.

  Representatives of Ernst & Young LLP and Deloitte & Touche LLP are expected to be present at the First Data Special Meeting and the First Financial Special Meeting, respectively, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                   THE MERGER

  The description of the Merger and the Merger Agreement contained in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

GENERAL

  First Data, Sub and First Financial have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver (where permissible) of the conditions set forth therein (see "THE MERGER AGREEMENT--Conditions to the Merger"), Sub will be merged into First Financial, and First Financial will be the Surviving Corporation and a wholly owned subsidiary of First Data. As soon as practicable after the satisfaction or waiver (where permissible) of the conditions under the Merger Agreement, the Certificate of Merger will be filed with the Secretary of State of the State of Georgia, and the time of such filing will be the Effective Time unless otherwise provided in the Certificate of Merger.

BACKGROUND OF THE MERGER

  First Financial has utilized Morgan Stanley for investment banking and financial advisory services since 1987 and continuing through the acquisition by First Financial of Western Union Financial Services, Inc. in 1994 and the pending acquisition of Employee Benefit Plans, Inc. In late 1994, First Financial's senior management began consulting with Morgan Stanley as part of First Financial's standing practice to analyze from time to time on a regular basis strategic alternatives in light of existing conditions and developments in the information services and transaction processing industry. In connection with this ongoing process, First Financial's senior management concluded that it should explore the feasibility of a combination with another company engaged in or interested in entering that industry, while continuing its strategic direction of growth through acquisitions. Its principal reasons for this conclusion were indications that much larger companies with greater financial or other resources might commence competing activities, as well as continuing consolidation among companies already engaged in these activities. First Financial's senior management was concerned that the company might be placed at a competitive disadvantage as a result of the greater resources of these competitors and the potentially broader scope of their activities.

  First Financial's consultations with Morgan Stanley confirmed senior management's conclusion that, as a result of the size of First Financial and the nature of its assets, only a limited number of companies with specific characteristics would be realistic candidates as parties to a business combination. As a services company with a high proportion of intangible assets (primarily goodwill relating to service contracts with customers), First Financial did not have assets that would lend themselves to use in financing a leveraged transaction, and any transaction involving purchase accounting would result in an amount of goodwill and resulting earnings charges that were unlikely to be acceptable to any public company. Accordingly, it was concluded that any feasible business combination would likely have to be structured as a stock for stock merger accounted for as a pooling of interests. As an additional benefit, such a stock for stock merger would likely qualify as tax-free to the First Financial stockholders. Moreover, in the light of the magnitude of First Financial's earnings and its relatively high price-earnings ratio, a merger partner would have to be either (a) a company at least approximately as large as First Financial with a comparable or higher price-earnings ratio or (b) an extremely large company that could absorb the potentially significant dilution in earnings that would result from the market premium for First Financial stockholders that First Financial's senior management would insist upon for such transaction. First Financial's senior management concluded that, in either case, the merger partner would have to be engaged in the information services and transaction processing industry or have a strategic reason for entering the industry.

  Working with Morgan Stanley, First Financial's management identified the small number of potential merger candidates who might meet these requirements. As authorized by First Financial, during the early months of 1995, Morgan Stanley approached these companies (other than First Data) to ascertain whether there was any interest in discussing a business combination with First Financial. There were preliminary discussions with several of these companies, but the only expressions of interest were either for a merger of equals transaction without any premium for stockholders of First Financial or for a transaction at a price unacceptable to First Financial's management as not providing adequate value to its stockholders.

  As a further step in this process, in May 1995, First Financial authorized Morgan Stanley to contact First Data in order to discuss a possible business combination transaction involving First Data and First Financial in which the outstanding capital stock of First Financial would be converted, on a tax free basis, into shares of First Data and which would be accounted for on a pooling of interests basis. Like First Financial, First Data is an information services company whose primary business area is transaction processing. First Data's competing bid for Western Union in 1994 had indicated its significant interest in acquiring that business, and its acquisition of CESI Holdings, Inc. in early 1995 represented its interest in the business of processing merchant credit card transactions, which is First Financial's largest business area. Because of managements' familiarity with each other and the similarity of the two companies' business operations and size, as well as their price-earnings ratios, First Financial and Morgan Stanley thought that a combination of the two companies might be feasible on a basis that would provide added value for both companies and their stockholders. On May 30, 1995, Scott R. Brakebill, a Managing Director of Morgan Stanley, met with Henry C. Duques, Chairman of the Board and Chief Executive Officer of First Data, to indicate that First Financial was interested in exploring whether such a business combination was desirable. As a result of such conversation, on May 31, 1995, Messrs. Duques and Brakebill and Patrick H. Thomas, Chairman of the Board and Chief Executive Officer of First Financial, met in New York to discuss whether to explore such a possible business combination. Messrs. Duques and Thomas agreed to instruct Sidley & Austin, counsel to First Data, and Shearman & Sterling and Sutherland, Asbill & Brennan, counsel to First Financial, to identify and analyze certain legal and regulatory issues potentially arising from such a business combination.

  During the evening of June 1, 1995, the legal advisors, Mr. M. Tarlton Pittard of First Financial and Messrs. Lee Adrean, Walter M. Hoff and David J. Trienen of First Data met in New York to review preliminarily such legal and regulatory issues. This group, joined by Mr. David P. Bailis of First Data, continued its preliminary discussions the next morning.

  On June 5, 1995, Mr. Brakebill telephoned Mr. Duques to indicate that, based upon First Financial's review of the legal and regulatory issues identified to date, First Financial had concluded that it would be interested in continuing to explore the possibility of a business combination.

  On June 7, 1995, First Financial and First Data executed a confidentiality agreement pursuant to which the parties agreed to hold confidential the information exchanged by the parties. Also on June 7, 1995, the parties each commenced a due diligence review of the other, commenced discussions of possible synergies and cost savings that might result from the possible business combination and exchanged and reviewed preliminary drafts of the Merger Agreement. The drafts contemplated a business combination involving a merger of a wholly owned subsidiary of First Data into First Financial, with such merger resulting in First Financial becoming a wholly owned subsidiary of First Data and the outstanding shares of First Financial being converted into shares of First Data. Discussions involving the senior managements of First Data and First Financial and their respective advisors concerning numerous financial, legal, accounting and regulatory issues (including the terms of a possible merger agreement), and their respective due diligence reviews, continued through June 7, 8 and 9, 1995. Throughout such negotiations, it was mutually understood that any transaction would have to be structured in a manner that enabled pooling of interests accounting treatment (in order to avoid the recognition of goodwill by First Data and the resulting earnings charges) and tax free treatment for the stockholders of First Financial. The reverse-triangular merger structure discussed from the outset and reflected in the Merger Agreement was consistent with such understanding.

  In the morning of June 9, 1995, Messrs. Duques and Thomas met to discuss the status of negotiations and to continue to explore the possibility of a potential business combination and a possible exchange ratio for converting the shares of First Financial into shares of First Data. As a result of such meeting, beginning in the afternoon of June 9, 1995, both First Financial and First Data held meetings of their respective Boards of Directors in order to discuss the current status of discussions and significant issues arising from such discussions. During the meeting of the First Financial Board in Atlanta, the First Financial Board received detailed reports and information concerning the businesses and operations of First Financial and First Data, the status of the discussions, the proposed structure of the combination, the possible business rationale for the proposed combination, various strategic alternatives for First Financial and the principal terms of the proposed merger agreement and considered various legal, accounting and financial issues regarding the combination. During the telephonic meeting of the First Data Board, the First Data Board reviewed the contacts and discussions that had occurred to date involving the senior managements and advisors of First Data and First Financial, the possible business rationale for the proposed business combination and various issues regarding the proposed business combination.

  Upon the completion of such Board meetings, Messrs. Thomas and Duques spoke by telephone to discuss various issues regarding the proposed business combination, including a possible exchange ratio. They agreed that it was desirable to have their respective senior management teams and advisors continue discussions.

  Following the meeting of the First Data Board, First Data retained Smith Barney as its financial advisor with respect to the proposed business combination.

  Discussions between the parties and their respective financial and legal advisors regarding various financial and legal issues continued throughout June 10 and June 11, 1995.

  During the evening of June 11, 1995, the Board of First Financial held a telephonic meeting to review the status of the discussions and to consider certain legal, accounting and financial issues, including certain significant provisions of the Merger Agreement. The First Financial Board authorized its senior management to continue discussions.

  During the evening of June 11, 1995 and continuing into the early morning of June 12, 1995, the First Data Board met in New York to consider the proposed business combination. The First Data Board reviewed with its legal and financial advisors the status of the discussions, the business rationale for, and the possible financial implications of, the proposed business combination, certain principal provisions of a draft Merger Agreement, and various financial, legal, accounting and other issues relating to the proposed business combination.

  The First Data Board met again in the late morning continuing into the early afternoon of June 12, 1995. The Board further considered the status of discussions, various alternative strategic growth opportunities that might be available to First Data in the absence of pursuing the proposed business combination, an update by representatives of Smith Barney of the valuation methodologies to be utilized by

Smith Barney for purposes of its financial analysis and various financial, legal, accounting and other issues relating to the proposed business combination.

  The parties and their respective financial and legal advisors met in New York throughout the day on June 12, 1995 in an attempt to finalize the Merger Agreement and to agree upon the Conversion Number. After several hours of negotiations, and subject to the approval of their respective Boards, the parties agreed late in the afternoon that the Conversion Number would be fixed at 1.5859. In addition, the outstanding issues under the Merger Agreement were resolved.

  Late in the afternoon of June 12, 1995, the Boards of First Financial and First Data each met to consider the final terms of the proposed business combination.

  After a detailed discussion of the Conversion Number and other legal, accounting and financial issues during its telephonic meeting, the Board of First Financial received the opinion of Morgan Stanley that the Conversion Number (defined by Morgan Stanley for purposes of its opinion as the Exchange Ratio) was fair to the stockholders of First Financial from a financial point of view. See "THE MERGER--Opinions of Financial Advisors--Morgan Stanley Opinion to the First Financial Board of Directors." The Board of First Financial then determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the stockholders of First Financial and unanimously approved and adopted the Merger Agreement and the Merger and resolved to recommend to the stockholders of First Financial that they vote to approve the Merger Agreement.

  At its late afternoon meeting on June 12, 1995, the Board of First Data further considered the proposed business combination and reviewed the financial analysis of Smith Barney. Smith Barney also delivered to the Board its opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Conversion Number was fair, from a financial point of view, to First Data. See "THE MERGER--Opinions of Financial Advisors--Smith Barney Opinion to the First Data Board of Directors." Thereafter, the Board authorized the execution of the Merger Agreement and the issuance of First Data Common Stock required to be issued in connection with the Merger and resolved to recommend to the stockholders of First Data that they vote to approve the Stock Issuance.

  Late in the evening of June 12, 1995, the parties executed the Merger Agreement and related documents and, prior to the beginning of trading on the New York Stock Exchange on the morning of June 13, 1995, issued a press release announcing the transaction. On September 19, 1995, the parties executed an amendment to the Merger Agreement in connection with the settlement of certain litigation. See "CERTAIN LITIGATION."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

  Recommendations of the First Data Board of Directors; Reasons for the Merger. At special meetings of the First Data Board of Directors held on June 9, 11 and 12, 1995 (with two meetings held on June 12), First Data's management and (in the case of the meetings held on June 11 and 12) representatives of Smith Barney made presentations concerning the business and prospects of First Financial, First Data and the potential combination of the two companies. At a meeting held on June 12, 1995, the Board of Directors of First Data by unanimous vote (with one director absent) determined that the Merger is advisable and fair to and in the best interests of the holders of shares of First Data Common Stock, approved the Merger Agreement, the Merger and the other transactions contemplated thereby and resolved to recommend that the holders of shares of First Data Common Stock vote in favor of the Stock Issuance.

  In reaching these conclusions, the First Data Board of Directors considered, with the assistance of management and its legal and financial advisors, among other things, the following factors:

    (i) information concerning the financial performance and condition, business operations, assets, liabilities and prospects of First Data and First Financial and their respective projected future values and prospects as separate entities and on a combined basis;

    (ii) the possible strategic growth opportunities that might be available to First Data absent the Merger, including the continuation and expansion of merchant alliances and other merchant services and acquisitions of information processing companies serving the financial services industry;

    (iii) the strategic fit between First Data and First Financial and the complementary nature of their respective businesses;

    (iv) projected operating synergies and cost savings, including possible synergies and cost savings with respect to (a) the consolidation of corporate, administrative and support functions, (b) the elimination of certain costs associated with First Financial's Office of the Chairman, (c) enhanced purchasing power with respect to vendors, (d) the elimination of public reporting obligations of First Financial and (e) other unspecified opportunities (it being recognized that such opportunities were likely in a combination of large complementary businesses but that, until the Merger was completed or nearly completed, many of those opportunities could not be identified with specificity);

    (v) current industry, economic and market conditions, including the consolidation in the financial services industry, increased automation and the presence of large companies with strong electronic processing capabilities;

    (vi) the structure of the transaction, including the expected accounting treatment of the Merger as a pooling of interests (thereby avoiding the reduction in earnings due to the amortization of goodwill which would result under purchase accounting);

    (vii) the terms of the Merger Agreement, including the amount and the form of consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations set forth in the Merger Agreement;

    (viii) the increased number of shares of First Data Common Stock that would be held by public stockholders after the Merger;

    (ix) the analyses and recommendation of the transaction by First Data's management; and

    (x) the financial analyses of its financial advisor, Smith Barney, and the opinion of Smith Barney as to the fairness to First Data of the Conversion Number from a financial point of view (see "--Opinions of Financial Advisors--Smith Barney Opinion to the First Data Board of Directors").

  The foregoing discussion of the information and factors considered and given weight by the First Data Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the First Data Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the First Data Board of Directors may have given different weights to different factors.

  THE FIRST DATA BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF FIRST DATA COMMON STOCK VOTE FOR APPROVAL OF THE STOCK ISSUANCE.

  Recommendation of the First Financial Board of Directors; Reasons for the Merger. At special meetings of the First Financial Board of Directors held on June 9, June 11 and June 12, 1995, First Financial's management and representatives of Morgan Stanley made presentations concerning the business and prospects of First Financial and the potential combination of First Financial and First Data. The First Financial Board of Directors also received presentations concerning, and reviewed the terms of, the Merger Agreement with members of First Financial management and its legal counsel and financial advisors and discussed the accounting treatment of the Merger with its independent accountants. At the special meeting on June 12, 1995, the Board of Directors of First Financial unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to and in the best interests of the stockholders of First Financial. Accordingly, the First Financial Board of Directors has unanimously approved and adopted the Merger Agreement and unanimously recommends that the holders of outstanding shares of First Financial Common Stock vote in favor of the approval of the Merger Agreement at the First Financial Special Meeting. In reaching its determination, the First Financial Board of Directors consulted with First Financial's management, as well as its legal counsel and financial advisors, and considered a number of factors, including, without limitation, the following:

    (i) The consideration to be received by First Financial's stockholders in the Merger, including the fact that the Conversion Number of 1.5859 shares of First Data Common Stock per share of First Financial Common Stock represented a substantial premium over the then-prevailing ratio of the market prices of First Data Common Stock and First Financial Common Stock. With respect to the Conversion Number, the First Financial Board of Directors noted the fact that the Conversion Number is fixed and, accordingly, will not be adjusted to reflect any increases or decreases in the market price of the shares of First Data Common Stock.

    (ii) The opportunity for First Financial stockholders to receive First Data Common Stock in a transaction that is tax-free for federal income tax purposes (except for cash received in lieu of fractional shares of First Data Common Stock) and thus continue to participate in the growth of the business conducted by First Financial and First Data after the Merger and in the potential appreciation in the value of First Data Common Stock without paying current United States federal income tax.

    (iii) First Financial's and First Data's respective businesses (including, without limitation, the range of services provided), assets, liabilities, managements, strategic objectives, competitive positions and prospects, including particularly the factors discussed below.

    (iv) The financial condition, results of operations and cash flows of each of First Financial and First Data, both on a historical and on a prospective basis. In this regard the First Financial Board of Directors believes that First Data historically had been, and the combined First Data/First Financial prospectively is reasonably likely (absent unforeseen circumstances) to continue to be, a relatively strong financial performer, with generally superior results of operations, cash flows and prospects.

    (v) The strategic fit between First Financial and First Data, resulting in projected significant operating synergies and cost savings expected at this time to be available to the combined First Data/First Financial, including possible synergies and cost savings with respect to (a) the consolidation of corporate, administrative and support functions, (b) the elimination of certain costs associated with First Financial's Office of the Chairman, (c) enhanced purchasing power with respect to vendors, (d) the elimination of public reporting obligations of First Financial and (e) other unspecified opportunities (it being recognized that such opportunities were likely in a combination of large complementary businesses but that, until the Merger was completed or nearly completed, many of those opportunities could not be identified with specificity);

    (vi) Current stock market conditions and historical stock market prices, volatility and trading information with respect to First Financial Common Stock and First Data Common Stock and the earnings per share of First Financial Common Stock and First Data Common Stock. In this regard, the First Financial Board of Directors considered the high growth rates and high market price to earnings multiple that First Financial had enjoyed historically. The First Financial Board of Directors believed, however, that, given the uncertainties in the financial services industry generally, as well as the other factors discussed in point (xiv) below, the combined company would be better able to maintain a high earnings per share and stable market price and to offer the stockholders of First Financial the best opportunity to continue to realize increases in the value of their equity.

    (vii) The presentation of Morgan Stanley delivered to First Financial's Board of Directors on June 12, 1995, including Morgan Stanley's opinion to the effect that, as of the date of such opinion, the Conversion Number (defined in such opinion as the Exchange Ratio) was fair from a financial point of view to the holders of shares of First Financial Common Stock. See "--Opinions of Financial Advisors--Morgan Stanley Opinion to the First Financial Board of Directors."

    (viii) The expected accounting treatment of the Merger as a pooling of interests (thereby avoiding the reduction in earnings of First Data which would result from the amortization of goodwill under purchase accounting). See "--Accounting Treatment."

    (ix) The analysis and recommendation of the Merger by First Financial's management.

    (x) The terms and conditions of the Merger Agreement, including the amount and the form of the consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations set forth in the Merger Agreement. The First Financial Board of Directors, based on presentations by its financial and legal advisors, deemed the terms of the Merger Agreement, including terms addressing the fixed exchange ratio without a collar limitation, the limited representations and warranties of First Financial, the limited conditions to First Data's obligation to close the Merger, the ability of First Financial to consider competing merger proposals, and the absence of lock-up, stock or asset options, to be generally favorable to First Financial when compared to other transactions of a similar nature. See "THE MERGER AGREEMENT."

    (xi) The terms of the Merger Agreement that permit First Financial's Board of Directors, in the exercise of its fiduciary duties and subject to certain conditions, to engage in discussions or negotiations with, or furnish information concerning First Financial and its subsidiaries, business, properties or assets to, any third party that makes a Takeover Proposal (as defined in the Merger Agreement) (although First Financial is not permitted by the Merger Agreement to solicit, initiate or encourage any third-party bids). In that regard, First Financial's Board of Directors noted that the Merger Agreement provides that, under certain circumstances involving a completed or prospective third party transaction, First Financial would be obligated to pay First Data up to $70 million. The Board of Directors did not view the fee provisions of the Merger Agreement as unreasonably impeding any interested third party from proposing a superior transaction. See "THE MERGER AGREEMENT--Termination."

    (xii) The review of other strategic alternatives, including possible business combinations with other companies. Based upon their review of other strategic alternatives, as well as the advantages that could be achieved from a First Data/First Financial combination, the First Financial Board of Directors did not believe that a transaction (whether in the form of a business combination or otherwise) with any other company could reasonably be expected to offer advantages comparable to those presented by a business combination with First Data.

    (xiii) The possible strategic growth opportunities that might be available to First Financial absent the Merger.

    (xiv) The uncertainties in the information services and transaction processing industry, including the likelihood of continuing consolidation of the industry (such as the acquisition in early 1995 by First Data of the merchant credit card processing businesses of CESI Holdings, Inc.), the possibility of changes in the industry (such as indications that major telecommunications companies, other financial services companies or financial institutions might develop new technologies or systems for consumer funds transfers and purchases of merchandise that would compete with credit card transactions and First Financial's consumer funds transfer system), and indications of the possible entry into the transaction processing business by companies with larger financial or other competitive resources, which might place First Financial at a competitive disadvantage. The First Financial Board of Directors considered the possibility that all of these changes in the industry, depending on their nature, could be disadvantageous to First Financial. In this regard, the First Financial Board of Directors believed that, although the uncertainties of the financial services industry could also be advantageous to First Financial and disadvantageous to First Data, the combined company would be better able to respond to the changes in the industry and to take advantage of the opportunities that such changes might bring.

    (xv) The fact that stockholders of First Financial will not receive the full benefit of any future growth in the value of their equity that First Financial may have achieved as an independent company, and the potential disadvantage to First Financial stockholders who receive First Data Common Stock in the event that First Data does not perform as well in the future as First Financial may have performed as an independent company.

  The foregoing discussion of information and factors considered and given weight by the First Financial Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the First Financial Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determinations. In addition, individual members of the First Financial Board of Directors may have given different weights to different factors.

  THE FIRST FINANCIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF OUTSTANDING SHARES OF FIRST FINANCIAL COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

 SMITH BARNEY OPINION TO THE FIRST DATA BOARD OF DIRECTORS

  Smith Barney was retained by First Data to act as its financial advisor in connection with the Merger. In connection with such engagement, First Data requested that Smith Barney evaluate the fairness, from a financial point of view, to First Data of the consideration to be paid by First Data in the Merger. On June 12, 1995, at a meeting of the Board of Directors of First Data held to evaluate the proposed Merger, Smith Barney rendered an oral opinion (subsequently confirmed by delivery of a written opinion dated such date), to the Board of Directors of First Data to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Conversion Number was fair, from a financial point of view, to First Data. Smith Barney has reconfirmed such opinion by delivery of a written opinion dated the date of this Joint Proxy Statement/Prospectus.

  In arriving at its opinion, Smith Barney reviewed the Merger Agreement and, in connection with its opinion dated the date hereof, this Joint Proxy Statement/Prospectus, and held discussions with certain senior officers, directors and other representatives and advisors of First Data and certain senior officers and other representatives and advisors of First Financial concerning the businesses, operations and prospects of First Data and First Financial. Smith Barney examined certain publicly available business and financial information relating to First Data and First Financial as well as certain financial forecasts and other data for First Data and First Financial which were provided to Smith Barney by or otherwise discussed with the respective managements of First Data and First Financial, including information relating to certain strategic implications and operational benefits anticipated from the Merger and analysts' estimates as to the future financial performance of First Data and First Financial. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the First Data Common Stock and First Financial Common Stock; the historical and projected earnings and operating data of First Data and First Financial; and the capitalization and financial condition of First Data and First Financial. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Smith Barney considered relevant in evaluating those of First Data and First Financial. Smith Barney also evaluated the potential pro forma financial impact of the Merger on First Data. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate to arrive at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

  In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Smith Barney, the managements of First Data and First Financial advised Smith Barney that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of First Data and First Financial as to the future financial performance of First Data and First Financial and the strategic implications and operational benefits anticipated from the Merger. Smith Barney assumed, with the consent of the Board of Directors of First Data, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion relates to the relative values of First Data and First Financial. Smith Barney did not express any opinion as to what the value of the First Data Common Stock actually will be when issued pursuant to the Merger or the price at which the First Data Common Stock will trade subsequent to the Merger. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of First Data or First Financial nor did Smith Barney make any physical inspection of the properties or assets of First Data or First Financial. Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for First Data or the effect of any other transaction in which First Data might engage. In addition, although Smith Barney evaluated the Conversion Number from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger. No other limitations were imposed by First Data on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

  THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED HEREIN BY REFERENCE. FIRST DATA STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONVERSION NUMBER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FIRST DATA SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In preparing its opinion to the Board of Directors of First Data, Smith Barney performed a variety of financial and comparative analyses, including those described below performed by Smith Barney in connection with its opinion rendered to the Board of Directors of First Data on June 12, 1995. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. Smith Barney did not attribute particular weight to any specific valuation range solely as a result of the breadth of such range. The ranges of valuations resulting from any particular analysis were utilized by Smith Barney merely as points of reference for the Board of Directors of First Data and should not be taken to be Smith Barney's view of the actual value of First Financial. In its analyses, Smith Barney made numerous assumptions with respect to First Data, First Financial, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of First Data and First Financial, such as the impact of competition on the businesses of First Data and First Financial and the financial information services industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of First Data, First Financial or the financial information services industry or in the financial markets in general. No company, business or transaction used in such analyses as a comparison is identical to First Data, First Financial or the Merger, nor is an evaluation of the results of such analyses entirely mathematical. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

  The following is a summary of the material analyses performed by Smith Barney in connection with its opinion dated June 12, 1995. In connection with its opinion dated the date of this Joint Proxy

Statement/Prospectus, Smith Barney performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. The assumptions made and factors considered in connection with Smith Barney's opinions dated June 12, 1995 and the date of this Joint Proxy Statement/Prospectus were substantially similar.

  With respect to the cost savings and other potential synergies resulting from the Merger referenced in Smith Barney's analyses described below, Smith Barney assumed, based on discussions with the management of First Data that, on a combined basis, First Data and First Financial would be able to realize improvements in pre-tax income through synergies and cost reductions (e.g., consolidation of administrative and support functions and enhanced purchasing power with respect to vendors) and revenue enhancements (e.g., cross selling of products). The potential pre-tax income impact of total cost savings and revenue enhancements was assumed to be approximately $137 million in 1996 and $181 million in 1997.

  Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of First Data, First Financial and the following selected companies which possessed general business, operating and financial characteristics representative of companies in the financial information services industry:
Automatic Data Processing Inc.; Electronic Data Systems Corporation; Equifax, Inc.; National Data Corporation; SPS Transaction Services, Inc.; and Total System Services, Inc. (the "Comparable Companies"). Smith Barney compared market values as multiples of, among other things, operational measures that are affected by the capital structure of a company such as latest 12 months net income, and adjusted market values (equity value, plus total debt, less cash, plus preferred stock) as multiples of operational measures that are not affected by the capital structure of a company such as latest 12 months sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). The ranges of multiples of latest 12 months net income, sales, EBITDA and EBIT for the Comparable Companies (excluding outliers) were as follows: (i) latest 12 months net income: 20.5x to 46.5x (with a mean of 30.7x and a median of 30.0x); (ii) latest 12 months sales: 1.7x to 4.5x (with a mean of 3.1x and a median of 3.0x); (iii) latest 12 months EBITDA: 8.8x to 16.5x (with a mean of 12.5x and a median of 13.1x); and
(iv) latest 12 months EBIT: 11.9x to 24.5x (with a mean of 18.5x and a median of 17.9x). The multiples of latest 12 months net income, sales, EBITDA and EBIT for First Data were 32.4x, 4.5x, 13.6x and 19.0x, respectively. The multiples of latest 12 months net income, sales, EBITDA and EBIT for First Financial were 33.5x, 2.4x, 14.7x and 20.3x, respectively. Smith Barney also compared debt to capitalization ratios, profit margins, historical sales and EBIT growth and projected earnings per share ("EPS") growth of the Comparable Companies with those of First Data and First Financial. These measurements provided a rationalization for the trading values of the Comparable Companies. EPS projections for the Comparable Companies, First Data and First Financial were based on estimates of 15 investment banking firms, as compiled by Institutional Brokers' Estimate System ("I/B/E/S"). EPS estimates of such analysts for fiscal years 1995 and 1996 were $2.25 per share and $2.70 per share, respectively, for First Data, and $3.05 and $3.65 per share, respectively, for First Financial. All multiples were based on closing stock prices on June 9, 1995. Applying the mean and median multiples of the Comparable Companies to First Financial's corresponding financial statistics resulted in equity reference ranges for First Financial of approximately $70 to $85 per share assuming no cost savings or other potential synergies anticipated from the Merger were achieved, and approximately $81 to $101 per share assuming certain cost savings and other potential synergies anticipated from the Merger were achieved.

  Comparable Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed, among other things, the implied purchase price and adjusted transaction value multiples paid in the following selected merger and acquisition transactions in the data processing services industry occurring during the six-year period beginning in August 1989 (acquiror/target): First Financial/Western Union (New Valley Corp.) (11/94); First Data/Card Establishment Services, Inc. (11/94); National Data Corporation/General Computer Corporation (9/94); First Data/Envoy Corporation (financial business) (8/94); First Financial/GENEX Services Inc. (7/94); Fiserv Inc./Data-Link Systems, Inc. (12/93); CYBERTEK Corporation/Policy Management Systems Corporation (6/93); Fiserv Inc./Datatronix Financial Services (6/93); Medaphis Corporation/CompMed Inc. (12/92); ALLTEL Corporation/TDS Healthcare Systems Corporation (12/92); MEDSTAT Systems, Inc./Inforum, Inc. (11/92); Automatic Data Processing Inc./Bank America Corporation (5/92); Computer Power, Inc./ALLTEL Corporation (12/91);

Fiserv Inc./Citicorp Information Data Processing (4/91); Equifax, Inc./Telecredit Inc. (11/90); Kansas City Southern Industries Inc./DST Systems, Inc. (5/90); NYNEX/Stockholder Systems (4/90); ALLTEL Corporation/Systematics, Inc. (3/90); SunGard Data Systems, Inc./Warrington Financial Systems, Inc. (2/90); and SunGard Data Systems, Inc./DYATRON Corporation (8/89) (collectively, the "Comparable Transactions"). Smith Barney compared equity purchase prices as multiples of, among other things, latest 12 months and projected net income, and adjusted transaction values (equity value, plus total debt, less cash and cash equivalents, plus preferred stock) as multiples of latest 12 months revenue, EBITDA and EBIT. The ranges of multiples of net income, projected net income, revenue, EBITDA and EBIT for the Comparable Transactions for which public information was available were as follows: (i) net income: 12.5x to 29.6x (with a mean of 19.5x and a median of 18.5x); (ii) projected net income: 12.1x to 28.8x (with a mean of 19.0x and a median of 17.7x); (iii) revenue: 0.8x to 3.6x (with a mean of 1.8x and a median of 1.7x);
(iv) EBITDA: 6.4x to 14.7x (with a mean of 10.5x and a median of 10.2x); and
(v) EBIT: 5.9x to 26.0x (with a mean of 13.8x and a median of 11.7x). All multiples for the Comparable Transactions were based on information available at the time of announcement of such transaction, without taking into account differing market and other conditions occurring during the six-year period during which the Comparable Transactions occurred. The mean and median multiples of the Comparable Transactions excluded outliers and therefore were not derived from each of the Comparable Transactions. Applying the mean multiples of the Comparable Transactions to First Financial's corresponding financial statistics resulted in an equity reference range for First Financial of approximately $70 to $100 per share.

  Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of First Financial for the fiscal years ending December 31, 1996 through 1999, based on EPS estimates of 15 investment banking firms as compiled by I/B/E/S for fiscal year 1996 of $3.65 per share and extrapolated by Smith Barney for fiscal years 1997 through 1999 based on estimates of such investment banking firms as to the growth rate potential for First Financial. The earnings growth potential of First Financial as reported by I/B/E/S indicated a five-year EPS growth rate for First Financial of between 18% to 25% (with a mean of approximately 20%). Smith Barney assumed, for purposes of its extrapolations for fiscal years 1997 through 1999, a growth rate for First Financial's earnings before interest, taxes and amortization ("EBITA") of approximately 20% per year. For purposes of this analysis, Smith Barney utilized discount rates of 12.5%, 15.0% and 17.5% and terminal multiples of First Financial's 1999 unlevered net income of 20.0x to 26.0x. Smith Barney arrived at such discount rates based on its judgment of the weighted average cost of capital of publicly traded financial information services companies, and arrived at such terminal multiples based on its review of the trading characteristics of the common stock of the Comparable Companies. This analysis resulted in equity reference ranges for First Financial of approximately $74 to $112 per share assuming no cost savings or other potential synergies anticipated from the Merger were achieved, and approximately $85 to $128 per share assuming certain cost savings and other potential synergies anticipated from the Merger were achieved.

  Premium Analysis. Smith Barney compared the implied premium payable in the Merger with the premiums paid in the following selected stock-for-stock transactions occurring during the three-year period beginning in June 1992 and involving companies of approximately equal market value, based on stock prices one day, one month and three months prior to the announcement date of such transactions (acquiror/target): Bell Sports Corporation/American Recreation Company Holdings, Inc. (2/95); Frontier Corporation/ALC Communications Corporation (4/95); Vencor, Inc./Hillhaven Corp. (1/95); Martin Marietta Corporation/ Lockheed Corporation (8/94); Harnischfeger Industries, Inc./Joy Technologies, Inc. (8/94); Tyco International Ltd./Kendall International, Inc. (7/94); U.S.A. Waste Services, Inc./Envirofil, Inc. (1/94); Sun Healthcare Group, Inc./The Mediplex Group, Inc. (1/94); Columbia Healthcare Corporation/HCA-Hospital Corporation of America (10/93); Viacom, Inc./Paramount Communications, Inc. (9/93); MEDSTAT Systems, Inc./Inforum Inc. (12/92); and LDDS Communications, Inc./Advanced Telecommunications Corporation (6/92). The transactions reviewed by Smith Barney for purposes of such comparison were not limited to the financial information services industry. The results of the premium analysis indicated mean premiums paid in such transactions one day, one month and three months prior to the announcement date of such transactions of approximately 26.8%, 38.4% and 39.7%, respectively, and median premiums of approximately 25.4%, 34.4% and 38.1%, respectively, as compared to the implied premium payable in the Merger, based on a closing sale price of First Data Common Stock on June 9, 1995 of $56.75, of approximately 18.4%. This analysis did not take into account differing market and other conditions occurring during the three-year period during which these transactions occurred, and no further material assessments were made by Smith Barney in respect of such analysis.

  Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of First Data for the fiscal years ended 1995 through 1998, based on estimates of 15 investment banking firms as compiled by I/B/E/S for fiscal years 1995 and 1996 and projections provided by the management of First Data as to cost savings and other potential synergies anticipated from the Merger. The estimates of analysts as to the EPS of First Data and First Financial in fiscal years 1995 and 1996 were $2.25 per share and $2.70 per share, respectively, for First Data, and $3.05 per share and $3.65 per share, respectively, for First Financial. The results of the pro forma merger analysis suggested that the Merger would be dilutive by approximately 8.4% to First Data's EPS in fiscal year 1995 had the Merger been consummated as of January 1, 1995 and accretive in fiscal years 1996, 1997 and 1998 by approximately 3.9%, 4.9% and 0.4%, respectively, assuming attainment of substantial cost savings and revenue enhancements anticipated from the Merger. The actual results achieved by the combined company may vary from projected results and the variations may be material. Immediately following consummation of the Merger, stockholders of First Data and First Financial would own approximately 50.9% and 49.1%, respectively, of the combined company.

  Exchange Ratio Analysis. Smith Barney compared the Conversion Number with the historical ratio of the daily closing prices of First Data Common Stock and First Financial Common Stock during the periods April 9, 1992 to June 9, 1995 and the 12 months preceding June 9, 1995. The exchange ratios of the daily closing prices of one share of First Data Common Stock to one share of First Financial Common Stock ranged from a low of 0.9732 to a high of 1.5102 (with an average of 1.2510) during the period April 9, 1992 to June 9, 1995 and ranged from a low of 1.0796 to a high of 1.4327 (with an average of 1.2694) during the latest 12 months preceding June 9, 1995, as compared to the Conversion Number of 1.5859. This analysis was utilized primarily to provide a historical perspective for the manner in which the public trading market valued First Financial Common Stock relative to First Data Common Stock during the respective periods.

  Stock Trading History Analysis. Smith Barney compared the relative market performance of First Data and First Financial against the Comparable Companies and the S&P 500 Index during the last 12 months and three years. During the period June 9, 1992 to June 9, 1995, market prices for First Data Common Stock, First Financial Common Stock, the common stock of the Comparable Companies and the companies included in the S&P 500 Index increased approximately 140%, 174%, 64% and 29%, respectively. During the period June 9, 1994 to June 9, 1995, market prices for First Data Common Stock, First Financial Common Stock, the common stock of the Comparable Companies and the companies included in the S&P 500 Index increased approximately 26%, 32%, 21% and 15%, respectively. This analysis was utilized primarily to provide a historical perspective for the manner in which the public trading market valued First Financial Common Stock, First Data Common Stock, the common stock of the Comparable Companies and companies included in the S&P 500 Index during the respective periods.

  Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) the historical and projected financial results of First Data and First Financial; and (ii) the pro forma ownership of the combined company.

  Pursuant to the terms of Smith Barney's engagement, First Data has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $10 million, a significant portion of which is contingent upon consummation of the Merger. First Data also has agreed to reimburse Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

  Smith Barney has advised First Data that, in the ordinary course of business, Smith Barney and its affiliates may actively trade the securities of First Data and First Financial for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided, and is currently providing, financial advisory and investment banking services to First Data and its affiliates unrelated to the proposed Merger, including, among other things, financial advisory services relating to previous transactions involving First Data and other companies engaged in the transaction and merchant credit card processing businesses, and has received, and will receive, compensation for such services. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) maintain business relationships with First Data and may also maintain business relationships with First Financial.

  Smith Barney is a nationally recognized investment banking firm and was selected by First Data based on Smith Barney's experience, expertise and familiarity with First Data and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

 MORGAN STANLEY OPINION TO THE FIRST FINANCIAL BOARD OF DIRECTORS

  First Financial retained Morgan Stanley to act as First Financial's financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Morgan Stanley's prior investment banking relationship and familiarity with First Financial. At the June 12, 1995 meeting of the First Financial Board, Morgan Stanley rendered an oral opinion to the First Financial Board that, as of such date, the Conversion Number (defined in such opinion as the Exchange Ratio) was fair from a financial point of view to the holders of shares of First Financial Common Stock. Morgan Stanley subsequently delivered to the First Financial Board a written opinion dated June 12, 1995 confirming its oral opinion that, as of such date, the Conversion Number was fair from a financial point of view to the holders of shares of First Financial Common Stock. Morgan Stanley subsequently confirmed its June 12, 1995 opinion by delivery of a written opinion as of the date of this Joint Proxy Statement/Prospectus. Morgan Stanley has not identified any material changes in the business or prospects of First Financial or First Data as compared to such business and prospects on June 12, 1995.

  THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. FIRST FINANCIAL'S STOCKHOLDERS ARE URGED TO READ THE MORGAN STANLEY OPINION IN ITS ENTIRETY. MORGAN STANLEY'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO (AS DEFINED THEREIN) FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF FIRST FINANCIAL COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FIRST FINANCIAL COMMON STOCK AS TO HOW TO VOTE AT THE FIRST FINANCIAL SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with rendering its opinion, Morgan Stanley, among other things,
(i) analyzed certain publicly available financial statements and other information of First Financial and First Data; (ii) reviewed certain business, operating and financial information relating to First Financial, furnished to Morgan Stanley by First Financial; (iii) discussed the past and current operations and financial condition and the prospects of First Financial with senior executives of First Financial; (iv) reviewed certain public research reports concerning First Financial prepared by certain equity research analysts and discussed these research reports, including financial projections contained therein, with senior executives of First Financial; (v) discussed certain business, operating and financial information relating to First Data with senior executives of First Data; (vi) reviewed certain public research reports concerning First Data prepared by certain equity research analysts and discussed these research reports, including financial projections contained therein, with senior executives of First Data; (vii) discussed the past and current operations and financial condition and the prospects of First Data with senior executives of First Data, and analyzed the pro forma impact of the Merger on First Data's earnings per share ("EPS"), consolidated capitalization and financial ratios; (viii) reviewed the reported prices and trading activity for First Financial Common Stock and First Data Common Stock; (ix) compared the financial performance of First Financial and the prices and trading activity of the First Financial Common Stock with that of certain other comparable publicly traded companies and their securities; (x) compared the financial performance of First Data and the prices and trading activity of the First Data Common Stock with that of certain other comparable publicly traded companies and their securities; (xi) discussed with senior managements of First Financial and First Data their views of the strategic rationale for the Merger and the economic benefits of the Merger to First Data; (xii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xiii) participated in discussions and negotiations among representatives of First Financial and First Data and their financial and legal advisors and reviewed the Merger Agreement; and (xiv) performed such other analysis as Morgan Stanley deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed for purposes of its opinion. Morgan Stanley relied upon the assumptions of the management of First Financial and had discussions with the management of First Data regarding cost savings and other synergies that will result from the Merger. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of First Financial, nor has it been furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

  The following is a brief summary of the analyses performed by Morgan Stanley in preparation of its presentations to the First Financial Board on June 9, June 11 and June 12, 1995 and its written opinion dated June 12, 1995 to the First Financial Board:

  First Financial Common Stock Performance. Morgan Stanley's analysis of First Financial's Common Stock performance consisted of a historical analysis of closing prices and trading volumes from January 1, 1992 to June 12, 1995; First Financial's indexed price performance relative to the S&P 400 and relative to a Comparable Index, which included Automatic Data Processing, Inc., Comdata Holdings Corporation, Electronic Data Systems Corp., Equifax Inc., National Data Corp., Paychex Inc., SPS Transaction Services Inc., Total System Services, Inc., and First Data; and the high and low prices in the twelve months ended June 12, 1995. In the twelve months ended June 12, 1995, First Financial Common Stock reached a high of $76.75 per share and a low of $52.00 per share. Most significantly, the analysis illustrated that First Financial Common Stock and the Comparable Index have outperformed the S&P 400 in 1995 reflecting the positive growth prospects for First Financial and the companies in the Comparable Index relative to the broader market represented by the S&P 400. There has been no sustained performance distinction between First Financial Common Stock and the Comparable Index in the period covered by the analysis.

  Comparable Company Analysis. Comparable company analysis examines a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. Morgan Stanley analyzed the operating performance of First Financial and First Data relative to eight information services companies deemed by Morgan Stanley to be reasonably comparable to First Financial and First Data. These companies are as follows: Automatic Data Processing, Inc., Comdata Holdings Corporation, Electronic Data Systems Corp., Equifax Inc., National Data Corp., Paychex Inc., SPS Transaction Services and Total System Services, Inc. (These eight companies along with First Financial and First Data constitute the "Comparable Companies"). The Comparable Companies were selected based on general business, operating and financial characteristics representative of companies in industries in which First Financial and First Data operate. Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company.

  Morgan Stanley analyzed the relative performance and value for First Financial and First Data by comparing certain market trading statistics for First Financial and First Data with the Comparable Companies. Information analyzed in regard to the Comparable Companies included (i) current market price, (ii) high and low market prices in the 52 weeks prior to June 9, 1995,
(iii) equity value, (iv) aggregate value (equity value plus total debt and minority interest less cash), (v) EPS estimates, (vi) market price to EPS ratios, (vii) ratios of aggregate value to revenues and to earnings before interest and taxes ("EBIT"), (viii) EPS growth rates and (ix) various operating statistics. Market information used in calculating the ratios provided below is as of June 9, 1995. Market price to EPS estimates for 1995 and 1996 and the ratio of aggregate value to latest twelve months EBIT were deemed by Morgan Stanley to be among the most significant market trading statistics in the valuation analyses because of the characteristics of the industries in which First Data and First Financial operate. The P/E estimates for First Financial in 1995 and 1996 were 24.9x and 20.8x, respectively, and for First Data, were 25.2x and 21.0x, respectively; the median for the Comparable Companies were 23.2x and 19.8x, respectively. (EPS estimates for 1995 and 1996 and EPS growth rates for First Financial, First Data, and the Comparable Companies were estimates provided by Institutional Brokers Estimate System ("IBES"). The IBES estimates for First Financial and First Data were consistent within a relatively narrow range with the analysts' estimates discussed under "Discounted Cash Flow Analysis" and "Contribution Analysis" and which were discussed with management of each company. P/E ratios were calculated by dividing the closing price on June 9, 1995 by the EPS.) The ratio of aggregate value to the latest publicly reported twelve month EBIT for First Financial was 18.6x and for First Data was 17.8x; the median for the Comparable Companies was 17.1x. These market trading statistics other than market price to EPS estimates and the ratio of aggregate value to latest twelve months EBIT were presented to the Board of Directors as background information only.

  No company utilized in the comparable companies analysis as a comparison is identical to First Financial or First Data. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of First Financial or First Data, such as the impact of competition on the business of First Financial or First Data and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of First Financial or First Data or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

  Comparable Transaction Analysis. Morgan Stanley performed an analysis of precedent transactions involving information services companies in order to obtain a valuation range for First Financial Common Stock based upon selected merger and acquisition transactions in the information services industry which, in Morgan Stanley's judgment, were deemed to be comparable to the Merger for purposes of this analysis. Multiples of aggregate value (aggregate value equals the fully diluted equity value of the transaction plus any debt assumed less cash and option proceeds) to be received by the stockholders of First Financial in the Merger to revenues and earnings before interest, taxes and pension expense ("EBITP") were compared with multiples paid in certain other comparable merger and acquisition transactions from September 21, 1989 through May 11, 1995. The comparison included a total of 26 transactions. The transactions included (acquiree/acquiror): Employee Benefit Plans, Inc. and First Financial (5/95); Card Establishment Services, Inc. and First Data (11/94); Western Union Financial Services and First Financial (9/94); Envoy Corporation (Financial Business) and First Data (8/94); Newtrend Group and Computer Associates (7/94); GENEX Corporation and First Financial (6/94); Sequa Corporation (ARC Professional Services Group) and Computer Sciences Corporation (1/94); Vantage Computer Systems and Continuum (8/93); TDS Healthcare Systems and Alltel Corporation (8/93); Paxus Corporation Limited and Continuum Company (6/93); First Financial (Basis Information Tech.) and Fiserv, Inc. (12/92); Dun & Bradstreet, Inc. (Datastream) and Primark (8/92); McDonnell Douglas Corp. (Telecheck, Payment Services) and First Financial (7/92); Citicorp (Citicorp Establishment Services) and Welsh, Carson, Anderson & Stowe, Prudential Equity Investors and William Blair & Co. (7/92); BankAmerica Corporation (Business Services Division) and Automatic Data Processing, Inc. (2/92); Teradata Corporation and AT&T Corporation (12/91); Computer Power, Inc. and Alltel Corporation (12/91); Alta Health Strategies and First Financial (11/91); Signet LTD and American Express (First Data Resources) (1/91); Dun & Bradstreet Corporation (Neodata Services) and private investors (8/90); Dun & Bradstreet Corporation (Zytron) and First Financial (7/90); Telecredit Inc. and Equifax, Inc. (6/90); Epsilon Data Management Inc. and American Express Co. (5/90); Systematics Inc.

and Alltel Corporation (3/90); Bowater Industries Plc. (RS Means) and Southam, Inc. (11/89) and Telerate Inc. and Dow Jones & Co., Inc. (9/89). Information analyzed in regard to the precedent transactions included (i) equity value,
(ii) aggregate value (equity value plus total debt and minority interest less cash and equivalents), (iii) last twelve months P/E, (iv) next twelve months P/E, (v) equity value to book value ratios, (vi) ratios of aggregate value to last twelve months revenue and last twelve months operating income (equal to EBITP), and (vii) the premium paid to the stock price one month prior and one day prior to the transaction. Since many of the transactions analyzed did not involve public disclosure, many of the aforementioned statistics were unavailable or inapplicable. Thus, the mean and median values calculated for each statistic were not based on all 26 transactions in all cases. In its presentation to the Board, Morgan Stanley emphasized the ratios of aggregate value to last twelve months revenue and last twelve months operating income. Statistics on the ratio of aggregate value to last twelve months revenue were available on 21 transactions and on 12 transactions for the ratio of aggregate value to last twelve months operating income. Based on an analysis of those transactions, a range of 2.00x to 2.50x last twelve months revenue and 16.0x to 19.0x last twelve months EBITP were applied to First Financial's corresponding financial statistic to suggest per share equity value ranges of $73.72 to $94.20 and $64.25 to $77.83, respectively. The multiples applied to First Financial's relevant financial statistics were taken from the high end of the precedent transaction range. Multiples from the high end of the range were selected based on Morgan Stanley's judgment regarding the similarity in growth rates, profitability and other operating characteristics between First Financial and companies at the high end of the range in precedent transactions.

  No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of First Financial or First Data, such as the impact of competition on the business of First Financial and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of First Financial or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

  Discounted Cash Flow Analysis. Morgan Stanley conducted a discounted cash flow analysis to estimate the present value of the stand-alone unleveraged free cash flows that First Financial and First Data are expected to generate if First Financial and First Data perform in accordance with scenarios based upon certain financial forecasts. Morgan Stanley analyzed two sets of financial forecasts for each company, a base case ("Base Case") and an upside case ("Upside Case") which differs from the Base Case in that it employs a higher growth rate for net sales in each year after 1997. The Base Case for First Financial was based on a Morgan Stanley equity research report dated May 8, 1995 following confirmatory discussions with First Financial management. Revenues, EBITDAP margins, EBITP margins, depreciation and amortization for 1995 and 1996 were taken from such Morgan Stanley equity research report. The projections for these items from 1997 to 2004 were prepared by Morgan Stanley and based on extrapolations from the preceding years following confirmatory discussions with First Financial management. In addition, projections of tax rates, capital expenditures and working capital were all prepared by Morgan Stanley and based on assumptions discussed with First Financial management. Similarly, the Base Case for First Data was based on a Morgan Stanley equity research report dated May 30, 1995 following confirmatory discussions with First Data management. In each case, the EPS estimates for 1995 and 1996 were consistent within a relatively narrow range with other analysts' reports and were discussed with management of each company. Revenues, EBITDA margins and EBIT margins for 1995 and 1996 were taken from the Morgan Stanley equity research report. The projections for these items from 1997 to 2004 were prepared by Morgan Stanley and based on extrapolations from the preceding years following confirmatory discussions with First Data management. In addition, projections of tax rates, depreciation, amortization, capital expenditures and working capital were all prepared by Morgan Stanley and based on extrapolations from the preceding years following confirmatory discussions with First Data management. To arrive at valuations of First Financial and First Data, Morgan Stanley discounted the estimated unleveraged free cash flows that resulted from the aforementioned assumptions over a ten-year period ending with the 2004 calendar year using a range of discount rates of 12.0% to 13.0%. This discount rate range was chosen based upon a weighted average cost of capital analysis. Unleveraged free cash flows were calculated as the after-tax operating earnings of First Financial and First Data, respectively, plus depreciation and amortization, plus (or minus) net changes in non-cash working capital, minus projected capital expenditures. Morgan Stanley added to the present values of the cash flows the terminal values of First Financial and First Data, respectively, in the year 2004, and discounted the terminal value back using the range of discount rates described above. The terminal value is calculated using the perpetuity method, assuming a range of perpetual growth rates of between 4% and 5%. The range of perpetual growth rates was selected to reflect the potential for ongoing growth in cash flows assuming reasonable long-term levels of sales growth, operating margins, working capital needs, depreciation and capital expenditures. Based on this analysis, Morgan Stanley calculated per share equity values of First Financial ranging from $76.47 to $96.24 for the Base Case and $86.16 to $109.16 for the Upside Case on a fully diluted basis. The per share equity values calculated for First Data ranged from $53.48 to $66.66 for the Base Case and $61.30 to $77.02 for the Upside Case on a fully diluted basis.

  Historical Exchange Ratio Analysis. Morgan Stanley analyzed the historical exchange ratio between First Financial Common Stock and First Data Common Stock over several time periods. For each time period selected, the high, average and low exchange ratios were calculated. The time periods selected for analysis were as follows: April 9, 1992 to June 12,1995, last one year, last six months, last 90 days, last 60 days, last 30 days, last 10 days, and close price on June 12, 1995 (for which only one exchange ratio was calculated). The average exchange ratio for each aforementioned time period was 1.251, 1.270, 1.293, 1.324, 1.295, 1.277, 1.321 and 1.349, respectively. The highest exchange ratio achieved in any time period reviewed by Morgan Stanley was 1.510. The Conversion Number is higher than the historical exchange ratios between First Financial Common Stock and First Data Common Stock.

  Contribution Analysis. An analysis of the exchange ratio implied by each company's contribution of operating cash flows and earnings was also analyzed. Operating cash flows are earnings before interest, taxes, depreciation, amortization and pension expense ("EBITDAP"). The exchange ratio implied by First Financial's EBITDAP to First Data's EBITDAP in 1994 was 1.358. The exchange ratio implied by First Financial's EBITP, a measure of operating income, to First Data's EBITP in 1994 was 1.316. The exchange ratios implied by a ratio of First Financial's 1995 and 1996 EPS to First Data's 1995 and 1996 EPS as estimated by research analysts were 1.374 and 1.360, respectively. (Research analyst estimates for First Financial were the average of the estimates contained in a May 8, 1995 equity report by Morgan Stanley and a April 24, 1995 equity report by CS First Boston. The May 8th Morgan Stanley report provided EPS estimates for First Financial of $3.05 and $3.75 for 1995 and 1996, respectively. The April 24th CS First Boston report provided EPS estimates for First Financial of $3.05 and $3.65 for 1995 and 1996, respectively. EPS estimates for First Data were based on research analyst estimates following confirmatory discussions with First Data management. These estimates were $2.22 and $2.72 in 1995 and 1996, respectively). The foregoing analysts' estimates which Morgan Stanley relied on were consistent within a relatively narrow range with other analysts' reports and were discussed with management of each company. The exchange ratios implied by optimistic estimates for EPS of First Financial in 1995 and 1996 compared to analysts' estimates for First Data's EPS were 1.450 and 1.522, respectively. (The optimistic estimates for First Financial EPS for 1995 and 1996 were $3.22 and $4.14, respectively). The Conversion Number is higher than the exchange ratios implied by the companies' respective contributions of operating cash flows and earnings on any of the foregoing bases.

  Discounted Cash Flow Contribution Analysis. A final valuation methodology employed by Morgan Stanley was an assessment of the exchange ratio implied by First Financial's discounted cash flow equity value to First Data's discounted cash flow equity value (the actual discounted cash flow values are described above). The exchange ratios implied by the low end and high end of First Financial's Base Case to First Data's Base Case were 1.430 and 1.444. The exchange ratios implied by the low end and high end of First Financial's Upside Case to First Data's Upside Case were 1.406 and 1.417. The Conversion Number is higher than the exchange ratios implied by the discounted cash flow analysis of First Financial and of First Data.

  Pro Forma Merger Analysis. Morgan Stanley prepared a pro forma analysis of the impact of the Merger on the ownership profile and EPS of First Data. Based on the Conversion Number and assuming the conversion of all of First Financial's outstanding stock options and convertible debt, First Financial stockholders would own 49.2% of First Data's shares on a fully diluted basis after the Merger. Morgan Stanley determined that, without significant corporate and operational synergies, the Merger would be dilutive to First Data's EPS by approximately 8.5%. However, after the inclusion of approximately $70 to $75 million of immediately quantifiable annual after-tax cost savings, consisting primarily of the elimination of redundant corporate expenses and the elimination of restricted stock award amortization which had then been identified and estimated by First Financial management, the analysis provided modest EPS accretion.

  In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its June 12, 1995 opinion by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of First Financial.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Data or First Financial, such as the impact of competition on the businesses of First Data and First Financial and their respective industries generally, industry growth and the absence of any material adverse change in the financial condition and prospects of First Data, First Financial or their respective industries or in the financial markets in general. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Conversion Number to the holders of First Financial Common Stock and were provided to the First Financial Board in connection with the delivery of Morgan Stanley's opinion dated June 12, 1995. The analyses do not purport to be appraisals or to reflect the prices at which First Financial might actually be sold. Because such estimates are inherently subject to uncertainty, none of First Financial, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the First Financial Board was one of many factors taken into consideration by the First Financial Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the First Financial Board's or First Financial management's opinion with respect to the value of First Financial or of whether the First Financial Board or First Financial management would have been willing to agree to a different exchange ratio.

  The First Financial Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of First Financial or First Data. As of the date of this Joint Proxy Statement/Prospectus, Morgan Stanley owned securities of First Financial in two accounts: in one account, Morgan Stanley held $8,288,000 principal amount of 5% Debentures and held a short position of 107,100 shares of First Financial Common Stock; in the other account, Morgan Stanley held 35,800 shares of First Financial Common Stock and held a short position of 2,200 shares of First Financial Common Stock. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to First Financial and have received customary fees for the rendering of these services. Recent services rendered by Morgan Stanley include serving as financial advisor in the acquisition of Western Union Financial Services, Inc. and the proposed acquisition of Employee Benefit Plans, Inc. by First Financial and serving as underwriter for the issuance of the 5% Debentures. Morgan Stanley received customary fees for the rendering of such services.

  The consideration to be received by the stockholders of First Financial pursuant to the Merger was determined through negotiations between First Financial and First Data and was approved by the Board of Directors of First Financial. Morgan Stanley provided advice to First Financial during the course of such negotiations, but did not make a recommendation with respect to the amount of the Conversion Number.

  First Financial has paid Morgan Stanley an exposure fee of $3.65 million. First Financial has also agreed to pay an advisory fee based on time spent on the engagement, estimated to be between $150,000 and $250,000, and a transaction fee of $22 million against which the advisory fee and the exposure fee will be credited, which will become payable only upon the consummation of the Merger. In addition, First Financial has agreed, among other things, to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley and to indemnify and hold harmless Morgan Stanley and certain related parties to the full extent lawful from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

MERGER CONSIDERATION

  Subject to certain provisions described herein with respect to shares of First Financial Common Stock owned by First Data, First Financial or any subsidiary of First Data or First Financial, upon consummation of the Merger each issued and outstanding share of First Financial Common Stock will be converted into 1.5859 (the "Conversion Number") validly issued, fully paid and nonassessable shares of First Data Common Stock.

  Fractional shares of First Data Common Stock will not be issued in the Merger. Holders of First Financial Common Stock otherwise entitled to a fractional share of First Data Common Stock will be paid cash in lieu of such fractional shares determined and paid as described in "THE MERGER AGREEMENT-- Fractional Shares" below.

  The Conversion Number was determined through negotiations between First Data and First Financial and was derived by dividing $90 per share of First Financial Common Stock by $56.75, the per share closing price of the First Data Common Stock on June 9, 1995. Based on the number of shares of First Financial Common Stock, the number of First Financial stock options, the principal amount of the 5% Debentures outstanding on the First Financial Record Date and the number of shares of First Financial Common Stock issuable in connection with the acquisition of Employee Benefit Plans, Inc., a maximum of 117,284,398 shares of First Data Common Stock may be issued in respect of shares of First Financial Common Stock in the Merger.

  Any shares of First Financial Common Stock owned by First Financial or any of its subsidiaries or by First Data, Sub or any other subsidiary of First Data will automatically be cancelled at the Effective Time and will cease to exist and no capital stock of First Data or other consideration will be delivered in exchange therefor.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver (where permissible) of the conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT--Conditions to the Merger."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion of First Financial Common Stock into First Data Common Stock will occur at the Effective Time. As soon as practicable after the Effective Time, First Data will deposit with Norwest Bank Minnesota, N.A., as exchange agent (the "Exchange Agent"), in trust for the holders of certificates which immediately prior to the Effective Time represented shares of First Financial Common Stock (the "Certificates") certificates representing the shares of First Data Common Stock issuable in exchange for outstanding shares of First Financial Common Stock and cash as required to make payments in lieu of any fractional shares of First Data Common Stock (such cash and shares of First Data Common Stock, together with any dividends or distributions with respect thereto payable as described below, being hereinafter referred to as the "Exchange Fund").

  As soon as practicable after the Effective Time, First Data will cause the Exchange Agent to mail to each holder of record of a Certificate whose shares are converted into shares of First Data Common Stock a letter of transmittal (which will be in customary form, specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon actual delivery of the Certificates to the Exchange Agent and will contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of First Data Common Stock and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of First Data Common Stock into which the shares represented by the surrendered Certificate have been converted at the Effective Time pursuant to the Merger, and cash in lieu of fractional shares and certain dividends and other distributions as described below, and the Certificate so surrendered will be cancelled.

  FIRST FINANCIAL STOCKHOLDERS SHOULD NOT FORWARD FIRST FINANCIAL STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

  No dividends or other distributions that are declared on or after the Effective Time on First Data Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing First Data Common Stock until such person surrenders the related Certificate or Certificates, as provided above, and no cash payment in lieu of fractional shares will be paid to any such person until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there will be paid to each record holder of a new certificate representing such First Data Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of First Data Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of First Data Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of First Data Common Stock to which such holder is entitled. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of First Data Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of First Data Common Stock in a name other than that of the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  First Data or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of First Financial Common Stock such amounts as First Data or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by First Data or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of First Financial Common Stock in respect of which such deduction and withholding was made by First Data or the Exchange Agent.

GOVERNMENTAL AND REGULATORY APPROVALS

  The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states, including jurisdictions where First Data and First Financial currently operate.

  HSR Act. Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On June 13, 1995, First Data and First Financial filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. On July 13, 1995, a request for additional information was issued to the parties by the FTC concerning the provision of certain services with respect to which First Financial and First Data are currently competitors. On September 20, 1995, First Data entered into a Consent Decree with the FTC regarding the consumer money transfer businesses of MoneyGramSM and Western Union. The execution of the Consent Decree terminated the waiting period under the HSR Act, thereby satisfying a condition to the Merger. Under the terms of the Consent Decree, First Data will be allowed to perform processing services for each of MoneyGramSM and Western Union, but it will be permitted to retain the sales and marketing functions of only one of the two companies. The Consent Decree will become final upon acceptance by the FTC following a 60 day notice and public comment period. The required divestiture must occur no later than twelve months following the final acceptance of the Consent Decree by the FTC. First Data and First Financial are evaluating their alternatives under the Consent Decree. However, First Data and First Financial believe that it is more likely than not that the required divestiture, when combined with the negotiation of a processing agreement, will not have a material impact on the post-Merger combined entity's ongoing results of operations. In addition, First Data and the FTC entered into a "hold separate" agreement whereby the MoneyGramSM business must be managed and maintained as a separate, ongoing business, independent of all other First Data businesses and independent of the Western Union business. The hold separate arrangement will continue until First Data's interest in the sales and marketing function of either MoneyGramSM or Western Union has been divested or the FTC has withdrawn its acceptance of the Consent Decree pursuant to its rules. At any time before or after consummation of the Merger, notwithstanding that the waiting period under the HSR Act has been terminated, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of First Data or First Financial. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of First Data and First Financial. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, First Data and First Financial believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, First Data and First Financial would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger. The obligations of First Data and First Financial to consummate the Merger are subject to the condition that there shall be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority making the Merger or any of the transactions contemplated by the Merger Agreement illegal. Each party has agreed to use reasonable efforts to defend any such challenge or order and to seek to have any such order vacated or reversed.

  Other. In addition to the foregoing, consummation of the Merger will require, among other things, (i) filings and consents under state and foreign laws pertaining to debt collection, issuance of payment instruments or money transmission, (ii) compliance with the Federal Change in Bank Control Act of 1978 and related notification to the Federal Deposit Insurance Corporation,
(iii) approval by the Georgia Department of Banking and Finance for First Data to become a bank holding company under applicable Georgia law by acquiring control of First Financial's special purpose bank, (iv) approval by the State of Oklahoma Department of Insurance with respect to certain insurance company acquisitions of First Financial, (v) the obtaining of certain telecommunications reseller licenses and (vi) certain approvals by the Federal Communications Commission. First Data and First Financial believe that none of the foregoing regulatory requirements will delay the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The obligation of First Financial to consummate the Merger is conditioned upon the receipt of an opinion from Sutherland, Asbill & Brennan, counsel to First Financial, in form and substance reasonably satisfactory to First Financial, dated as of the Effective Time, substantially to the effect that for federal income tax purposes (i) the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code and First Data, First Financial and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by First Financial or First Data as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of First Financial upon the conversion of their shares of First Financial Common Stock into shares of First Data Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of First Data Common Stock; (iv) the aggregate tax basis of the shares of First Data Common Stock received in exchange for shares of First Financial Common Stock pursuant to the Merger (including fractional shares of First Data Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of First Financial Common Stock; (v) the holding period for shares of First Data Common Stock received in exchange for shares of First Financial Common Stock pursuant to the Merger will include the holder's holding period for such shares of First Financial Common Stock, provided such shares of First Financial Common Stock were held as capital assets by the holder at the Effective Time; and (vi) a stockholder of First Financial who receives cash in lieu of a fractional share of First Data Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in clause (iv) above) and the amount of cash received.

  In rendering its opinion, Sutherland, Asbill & Brennan will assume the correctness of representations from First Data and First Financial as to various factual matters which are based on standards applied by the Internal Revenue Service as a condition to issuing an advance ruling that a merger will qualify as a tax-free reorganization. First Data and First Financial have provided such representations in exhibits to the Merger Agreement and in a supplemental letter from First Data.

  Some states and localities, including the State of New York and City of New York, impose taxes on stockholders upon certain transfers (including transfers such as the Merger) of stock of a corporation holding an interest in real property (including leases) located therein. Any tax returns required to be filed in connection with such taxes will be filed by First Financial on behalf of the stockholders of First Financial, and First Financial will pay any such taxes due thereon (the portion of any such payment attributable to each stockholder of First Financial being referred to herein as the "Real Property Tax Payment").

  The payment by First Financial of any Real Property Tax Payment should generally be treated for federal income tax purposes as a deemed distribution by First Financial to each First Financial stockholder, taxable to such stockholder as a dividend. Any income taxes owing on account of such deemed distribution will be the responsibility of the First Financial stockholders. Although there is no direct authority on the question, there is a reasonable basis to conclude that, if treated as a distribution from First Financial and taxed in the manner described above, any Real Property Tax Payment should result in an increase of equal amount in the tax basis of each stockholder's First Financial Common Stock and thereby (under the rules described above) result in a corresponding increase in the tax basis of the First Data Common Stock received in the Merger.

  The foregoing discussion is intended only as a summary of certain federal income tax consequences of the Merger and does not purport to be a complete analysis or description of all potential tax effects of the Merger. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, other foreign entities and individuals who are not citizens or residents of the United States for federal income tax purposes).

  No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local and other tax law. The foregoing discussion is based upon the provisions of the Code, applicable Treasury Regulations thereunder, Internal Revenue Service rulings and judicial decisions as in effect as of the date hereof. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion. No rulings have or will be sought from the Internal Revenue Service concerning the tax consequences of the Merger.

  THE FOREGOING DISCUSSION SHOULD NOT BE CONSTRUED AS TAX ADVICE. EACH STOCKHOLDER OF FIRST FINANCIAL IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of First Data and First Financial will be carried forward to the combined corporation at their recorded amounts, income of the combined corporation will include income of First Data and First Financial for the entire fiscal year in which the combination occurs, and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

  The obligations of First Data, Sub and First Financial to consummate the Merger is subject to the receipt by First Data of an opinion dated as of the Effective Time from Ernst & Young LLP, in form and substance reasonably satisfactory to First Data and First Financial, that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of First Financial management have interests in the Merger in addition to their interests solely as stockholders of First Financial, as described below.

  First Financial has entered into employment or change in control agreements with each of its executive officers. The Merger will constitute a "Change in Control" under these agreements and upon termination of their employment these executive officers will receive severance payments as follows: Thomas, $20,746,000; Pittard, $3,454,000; Marschel, $2,100,000; Kane, $3,406,000;
Hutto, $1,680,000 and Macchia, $1,350,000. The aforementioned executive officers will also receive payments for reimbursement of "parachute" excise taxes relating to the severance payments (and any taxes on any such reimbursements) as follows: Thomas, $11,024,000; Pittard, $1,491,000; Marschel, $1,096,000; Kane, $1,661,000; Hutto, $854,000; and Macchia, $690,000. Mr. Amman
does not have a change in control provision in his employment agreement but he is entitled to three years' notice of any involuntary employment termination.

  Upon the approval of the Merger by First Financial's stockholders, all shares of restricted First Financial Common Stock previously issued pursuant to First Financial option plans shall be released from all applicable restrictions pursuant to the terms of such plans. First Financial executive officers hold shares of restricted First Financial Common Stock subject to this accelerated release of restrictions as follows: Thomas, 594,500; Pittard, 18,848; Amman, 51,000; Marschel, 51,000; Kane, 18,848; Hutto, 19,777; and Macchia, 15,801.
Certain of the aforementioned executive officers will also receive payments for reimbursement of "parachute" excise taxes relating to the accelerated release of restrictions (and any taxes on such reimbursement) as follows (based upon an assumed value of $90 per share of First Financial Common Stock): Thomas, $28,432,000; Pittard, $364,000; Kane $411,000; Hutto, $363,000; and Macchia,
$316,000.

  The Merger Agreement provides that each First Financial option outstanding at the Effective Time, including those held by directors, officers or employees of First Financial, will be assumed by First Data and thereafter will constitute an option to acquire, on the same terms and conditions as were applicable under each assumed First Financial option, that number of shares of First Data Common Stock equal to the product of the Conversion Number times the number of shares of First Financial Common Stock subject to each First Financial option. The options will be exercisable at an exercise price per share equal to the option price per share of First Financial Common Stock subject to each First Financial option divided by the Conversion Number. Pursuant to the terms of the outstanding First Financial options, certain options that are not yet exercisable will vest and become immediately exercisable as of the Effective Time. First Financial's executive officers and directors hold First Financial options subject to this accelerated vesting to purchase shares of First Financial Common Stock at average exercise prices as follows: Thomas, 500,000/$57.25; Pittard, 14,000/$53.11; Amman, 40,000/$68.63; Marschel,
40,000/$72.75; Kane, 14,000/$53.11; Hutto, 11,000/$46.34; and Macchia,
6,000/$55.55. Certain of the aforementioned executive officers will also receive payments for reimbursement of "parachute" excise taxes relating to the accelerated vesting of the options as follows (based upon an assumed value of $90 per share of First Financial Common Stock and a December 31, 1995 Effective
Time): Thomas, $3,841,000; Pittard, $57,000; Kane, $65,000; Hutto, $55,000; and
Macchia, $25,000.

  Subject to certain timing requirements and limitations, holders of shares of restricted First Financial Common Stock and First Financial options may elect to surrender to or have withheld by First Financial a number of shares of First Financial Common Stock sufficient to satisfy estimated federal, state and local withholding and other tax obligations with respect to the release of restrictions on such restricted shares or the exercise of such options. Any such surrenders (i) would be valued at fair market value of First Financial Common Stock on the date of release of such restrictions or exercise of such options, (ii) would reduce the number of shares of First Financial Common Stock outstanding or issuable with respect to such restricted shares or options, and
(iii) would result in cash payments by First Financial of the amount of such taxes.

  The Merger Agreement provides that, notwithstanding the terms of First Financial's incentive bonus plans, upon the involuntary termination of any First Financial employee (other than Mr. Thomas, whose incentive bonus was granted in shares of restricted First Financial Common Stock which is included in the discussion of restricted stock above) at the closing of the Merger or by the Surviving Corporation following the closing of the Merger, but prior to the payment of incentive bonuses for 1995, such employee shall receive a prorated portion of his target incentive bonus for 1995 (assuming 100% attainment of performance objectives). First Financial's executive officers (other than Mr. Thomas) could be entitled to maximum cash incentive bonuses as follows: Pittard, $1,000,000; Amman, $300,000; Marschel, $300,000; Kane,
$1,000,000; Hutto, $520,000; and Macchia, $200,000.

  Pursuant to the Merger Agreement, First Data has agreed that for six years after the Effective Time it will indemnify and hold harmless all past and present officers and directors of First Financial and its subsidiaries to the same extent such persons are indemnified as of the date of the Merger Agreement by First Financial pursuant to its Restated Articles of Incorporation, Bylaws and indemnification agreements. First Data has agreed that for a period of not less than six years from the Effective Time it will cover First Financial's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing First Financial policy, subject to payment of a maximum annual premium not in excess of 300% of the last annual premium paid under First Financial's current policy.

  Pursuant to First Financial's Directors' Restricted Stock Award Plan and its 1990 Directors Stock Option Plan, members of First Financial's Board of Directors who are not employed by First Financial have been granted First Financial options and restricted First Financial Common Stock. Pursuant to the terms of these awards, all shares subject to restrictions shall be released from all applicable restrictions and all unvested options will be fully vested upon approval of the Merger by the stockholders of First Financial. The non-employee members of the Board of Directors, Messrs. Cohen, Coleman, Kelly, Leslie, Presley and Williams, each hold 1,416 restricted shares subject to this accelerated release of restrictions, and each hold options subject to this accelerated vesting to purchase 1,500 shares of First Financial Common Stock at $54.56 per share.

  It is a condition to the obligations of First Data and Sub to effect the Merger that Mr. Patrick H. Thomas enter into a non-solicitation agreement with First Data. The terms of the non-solicitation agreement generally provide that, for a period of twelve months after the termination of his employment with First Financial, Mr. Thomas will not: (i) solicit any business of the type conducted by First Financial within 12 months prior to the date of his termination from customers or prospective customers of First Financial with whom Mr. Thomas had direct business contact or gained certain information, in each case within 2 years prior to the date of Mr. Thomas' termination, or request or advise any such customers or prospective customers to withdraw, cancel or curtail their business dealings with First Financial or (ii) recruit or solicit any employee of First Financial with whom Mr. Thomas had contact within 2 years prior to his termination, with certain enumerated exceptions, to leave the employment of First Financial. In addition, First Data and Mr. Thomas have agreed that, on or prior to the Closing, they will negotiate in good faith with respect to the terms of a mutually satisfactory consulting agreement pursuant to which Mr. Thomas would serve as a special advisor to the Board of Directors of First Data for a period of one year following the Closing. Compensation for such consulting services is expected to consist of a nominal fee per meeting attended plus expenses together with indemnification and exculpation relating thereto.

  George L. Cohen, a director of First Financial, is a partner in the law firm of Sutherland, Asbill & Brennan, which advised First Financial with respect to various aspects of the Merger and which will give a tax opinion pursuant to the Merger Agreement in connection with the closing of the Merger.

  For additional information regarding the benefits to be received by the foregoing individuals, see "THE MERGER AGREEMENT--Employee Benefit Plans." For information concerning the beneficial ownership of First Financial securities by the directors and officers of First Financial, see "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS--First Financial."

STOCK EXCHANGE LISTING

  It is a condition to the parties' obligations under the Merger Agreement that the shares of First Data Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

REOFFERINGS AND RESALES OF FIRST DATA COMMON STOCK

  Rule 145. The First Data Common Stock to be issued pursuant to the Merger will be freely transferable, except that shares issued to any First Financial stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of First Financial for purposes of Rule 145 under the Securities Act will not be transferable except as permitted by Rule 145, as described below, or otherwise in compliance with the Securities Act.

  Pursuant to the Merger Agreement, First Financial has agreed to use its reasonable best efforts to cause each person who is an affiliate of First Financial within the meaning of Rule 145 under the Securities Act to deliver to First Data, on or prior to the Effective Time, a written agreement (collectively the "Pooling Agreements") to the effect that such affiliate will not sell, transfer or otherwise dispose of any shares of First Data Common Stock issued to such person pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act, and that such affiliate will not, during the "Pooling Period" (as hereinafter defined), sell, transfer or otherwise dispose of or reduce such affiliate's risk with respect to any shares of First Financial Common Stock or any shares of First Data Common Stock received in the Merger until after such time as financial results covering at least 30 days of post-Merger combined operations have been published, except as permitted by published guidance from the Commission. Each of the First Financial affiliates signatory to the Pooling Agreements will be permitted, during the Pooling Period (as hereinafter defined), to sell up to 10% of the shares of First Financial Common Stock owned by such affiliate and up to 10% of the shares of First Data Common Stock received in the Merger (as calculated pursuant to applicable accounting guidelines), provided that such sales of First Data Common Stock are made in compliance with Rule 145. Each of the First Financial affiliates may also during the Pooling Period make charitable contributions or bona fide gifts of First Financial Common Stock and First Data Common Stock as permitted by published guidelines from the Commission. Under the Merger Agreement, the "Pooling Period" is defined to be the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Merger financial results. First Data has agreed to "publish," in a manner that satisfies the "publication" requirements under applicable Commission rules or accounting releases, such post-Merger financial results no later than 15 days following the first month-end that is more than 30 days after the Effective Time.

  Reofferings By First Financial Affiliates Pursuant to this Joint Proxy Statement/Prospectus. Following the expiration of the Pooling Period, shares of First Data Common Stock received by affiliates of First Financial in the Merger may be reoffered or resold pursuant to this Joint Proxy Statement/Prospectus for a period (the "Effectiveness Period") commencing on the date (the "Commencement Date") of the expiration of the Pooling Period and ending on the later of (i) the date which is 30 days after the Commencement Date and (ii) the date which is 90 days after the Effective Time. If First Data determines in good faith that resales of shares of First Data Common Stock by such affiliates of First Financial pursuant to this Joint Proxy Statement/Prospectus (the "Selling Stockholders") would materially interfere with, or require premature disclosure of, any material financing, acquisition, reorganization or business combination involving First Data, the Surviving Corporation or any of their respective subsidiaries, then, upon written notice to such Selling Stockholders, First Data will be entitled to suspend sales of shares of First Data Common Stock by such Selling Stockholders pursuant to this Joint Proxy Statement/Prospectus for a period of up to 30 days, provided that the Effectiveness Period will be extended by the aggregate number of days of any such suspension. Notwithstanding anything to the contrary in this paragraph, First Data has agreed to take all actions necessary to cause sales to be permitted pursuant to this Joint Proxy Statement/Prospectus for at least one 15 consecutive day period commencing on or after the Commencement Date and ending on or prior to the 90th day following the Effective Time.

  Plan of Distribution. The First Data Common Stock reoffered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the First Data Common Stock may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the First Data Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter-market, or (iii) in transactions otherwise than on such exchanges or in the over-the-counter-market. At the time a particular offering of the First Data Common Stock is made, a Supplement to this Joint Proxy Statement/Prospectus, if required, will be distributed which will set forth the aggregate amount of First Data Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

  Registration Rights. In addition to the foregoing, under the Merger Agreement, First Data has agreed that, at the request of the affiliates of First Financial, it would enter into an agreement to register under the Securities Act for resale the shares of First Data Common Stock received by such affiliates in the Merger. The principal terms of such registration rights will include the following: (i) all of such affiliates will collectively be entitled to one demand registration, which First Data may delay for up to 60 days if First Data determines in good faith that the filing of the registration statement would materially interfere with, or require premature disclosure of, any material financing, acquisition, reorganization or business combination involving First Data or any of its subsidiaries; (ii) the affiliates may collectively choose the lead underwriter, subject to reasonable approval of First Data; (iii) all expenses of the registration (including, but not limited to, filing fees, reasonable counsel fees of First Data and the counsel fees of the affiliates, accounting fees and printing costs) will be borne by the affiliates selling shares under such registration; (iv) the affiliates participating in the registration and First Data will provide customary cross indemnification and contribution; and (v) the registration rights will terminate on the earlier of (A) the second anniversary of the Effective Time and (B) the completion of a sale of shares of First Data Common Stock effected pursuant to such registration statement.

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement, which appears as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The following summary includes the material terms of such agreement but is not necessarily complete and is qualified in its entirety by reference to the Merger Agreement.

TERMS OF THE MERGER

  The Merger Agreement provides that, upon the terms and subject to the conditions contained therein, including the approval of the Stock Issuance by the holders of First Data Common Stock and the approval of the Merger Agreement by the holders of First Financial Common Stock, Sub will be merged with and into First Financial at the Effective Time, and First Financial will continue as the Surviving Corporation.

  After the conditions precedent to the Merger have been fulfilled or waived (where permissible), the filing of a duly executed Certificate of Merger will be made with the Secretary of State of the State of Georgia, and the Merger will become effective at the Effective Time, which will occur upon the filing thereof or such later time established by the Certificate of Merger (provided that such later date is not more than 30 days after the Certificate of Merger is filed).

  Pursuant to the Merger Agreement, as of the Effective Time, all shares of First Financial Common Stock that are held in the treasury of First Financial or by any wholly-owned subsidiary of First Financial and any shares of First Financial Common Stock owned by First Data or by any wholly-owned subsidiary of First Data will be cancelled and no capital stock of First Data or other consideration will be delivered in exchange therefor.

  Each issued and outstanding share of common stock of Sub, par value $.01 per share, will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  Subject to the terms and conditions of the Merger Agreement, each share of First Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled) will be converted into
1.5859 (such number being the "Conversion Number") validly issued, fully paid and nonassessable shares of First Data Common Stock. All such shares of First Financial Common Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired and each holder of a Certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions, certificates representing the shares of First Data Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate.

  In the event of any reclassification, stock split or stock dividend with respect to First Data Common Stock, any change or conversion of First Data Common Stock into other securities or any other dividend or distribution with respect to First Data Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of the Merger Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, will be made to the Conversion Number, and all references to the Conversion Number in the Merger Agreement will be deemed to be to the Conversion Number as so adjusted.

SURRENDER AND PAYMENT

  First Data has authorized Norwest Bank Minnesota, N.A. to act as Exchange Agent. As soon as practicable after the Effective Time, First Data will deposit with the Exchange Agent, in trust for the holders of shares of First Financial Common Stock converted in the Merger, certificates representing the shares of First Data Common Stock issuable pursuant to the Merger Agreement in exchange for outstanding shares of

First Financial Common Stock and cash, as required to make payments in lieu of any fractional shares (such cash and shares of First Data Common Stock, together with any dividends or distributions with respect thereto, being the "Exchange Fund"). The Exchange Agent will deliver the First Data Common Stock issuable pursuant to the Merger Agreement out of the Exchange Fund.

  As soon as practicable after the Effective Time, First Data will cause the Exchange Agent to mail to each record holder of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of First Financial Common Stock converted in the Merger a letter of transmittal (which will be in customary form, will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon actual delivery of the Certificates to the Exchange Agent, and will contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of First Data Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of First Data Common Stock into which the shares represented by the surrendered Certificate will have been converted at the Effective Time, cash in lieu of any fractional shares, and certain dividends and other distributions in accordance with the Merger Agreement, and any Certificate so surrendered will forthwith be cancelled.

  All shares of First Data Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of the Merger Agreement (including any cash paid pursuant to the Merger Agreement) will be deemed to have been issued in full satisfaction of all rights pertaining to the shares of First Financial Common Stock represented by such Certificates.

FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of First Data Common Stock will be issued upon the surrender for exchange of Certificates, and no First Data dividend or other distribution or stock split will relate to any fractional share, and no fractional share will entitle the owner thereof to vote or to any other rights of a security holder of First Data. In lieu of any such fractional share, each holder of First Financial Common Stock who would otherwise have been entitled to a fraction of a share of First Data Common Stock upon surrender of Certificates for exchange will receive cash (without interest) in an amount equal to the product of such fractional part of a share of First Data Common Stock multiplied by the per share closing price on the NYSE of First Data Common Stock (as reported in the NYSE Composite Transactions) on the date of the Effective Time (or, if the shares of First Data Common Stock do not trade on the NYSE on such date, the first date of trading of the First Data Common Stock on the NYSE after the Effective Time).

CONDITIONS TO THE MERGER

  The respective obligations of First Data, First Financial and Sub to effect the Merger will be subject to the fulfillment of certain conditions at or prior to the Effective Time, including: (a) approval of the Merger Agreement by the requisite vote of stockholders of First Financial and approval of the Stock Issuance by the requisite vote of the stockholders of First Data; (b) the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of First Data Common Stock issuable in the Merger, upon conversion of the 5% Debentures and upon exercise of First Financial stock options; (c) expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act; (d) all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal or would have a material adverse effect on First Data (assuming the Merger had taken place), will have been obtained, will have been made or will have occurred; (e) receipt, by First Data, of an opinion dated as of the Effective Time of Ernst & Young LLP that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement; (f) no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of First Data or First Financial, threatened by the Commission; (g) no court or other governmental entity having jurisdiction over First Financial or First Data, or any of their respective subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal. See "THE MERGER-- Governmental and Regulatory Approvals."

  The obligations of First Financial to effect the Merger are also subject to the satisfaction of certain conditions at or prior to the Effective Time, including: (a) each of the representations and warranties of First Data and Sub (except as specified in the Merger Agreement) that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of the representations and warranties of First Data and Sub that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date); each of First Data and Sub shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time; and First Financial shall have received from First Data and Sub a certificate to that effect; and (b) First Financial shall have received an opinion of Sutherland, Asbill & Brennan relating to certain tax matters. See "THE MERGER-- Certain Federal Income Tax Consequences."

  The obligations of First Data and Sub to effect the Merger are subject to the satisfaction of certain conditions at or prior to the Effective Time, including: (a) each of the representations and warranties of First Financial (except as specified) that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date), and each of the representations and warranties of First Financial (except as specified) that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of the Effective Time (except to the extent they relate to a particular date); First Financial shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time; and First Data shall have received from First Financial a certificate to that effect; (b) a non-solicitation agreement shall have been entered into by Mr. Patrick H. Thomas, the Chairman of the Board, President and Chief Executive Officer of First Financial, and such agreement shall have remained in full force and effect without breach thereof by Mr. Thomas; and (c) there shall not be instituted or pending any suit, action or proceeding by a governmental entity as a result of the Merger Agreement or any of the transactions contemplated therein which would have a material adverse effect on First Data (assuming that the Merger had occurred).

  Certain of the foregoing conditions may not be waived by the parties, including stockholder approvals, the effectiveness of the Registration Statement and the absence of any order or legal restraint. Although the receipt of the accounting opinion of Ernst & Young LLP and the tax opinion of First Financial's counsel may be waived by the parties, First Data and First Financial intend, in the event either of such opinions are not or cannot be delivered but the parties nonetheless desire to consummate the Merger, to file with the Commission a post-effective amendment to the Registration Statement and to resolicit the approval of the Stock Issuance and the Merger Agreement by their respective stockholders pursuant to an amended Joint Proxy Statement/Prospectus.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of First Data and Sub, including, among other things; (a) that the documents filed by First Data with the Commission since January 1, 1993 do not contain material misstatements or omissions; (b) that the information supplied by First Data and Sub to be included herein and in the Registration Statement in connection with the Merger will be free from material misstatements and omissions; (c) that there has been no material adverse change with respect to First Data and its subsidiaries except as disclosed in its documents filed with the Commission; (d) as to governmental licenses and permits, and compliance with laws; (e) as to compliance with relevant tax laws; (f) with respect to actions and proceedings of any governmental entity pending against or involving First Data or its subsidiaries; (g) as to employee benefit plans and labor matters (assuming that the Merger had occurred); (h) as to compliance with worker safety laws and environmental laws; (i) as to intellectual property; (j) as to actions taken or not taken that would jeopardize the contemplated tax and accounting treatment of the Merger; (k) as to certain liabilities and (l) as to brokers. In addition, the Merger Agreement contains representations and warranties by each of First Data and Sub as to, among other things, its organization, capital structure, authority to enter into the Merger Agreement and the binding effect of the Merger Agreement.

  The Merger Agreement also contains similar customary representations and warranties of First Financial, as well as additional representations and warranties, including, among other things: (a) as to the receipt of a fairness opinion from Morgan Stanley; and (b) that the Board of Directors has taken all action necessary to exempt First Data, its subsidiaries and affiliates, the Merger, the Merger Agreement and the transactions contemplated thereby from certain state takeover statutes.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, each of First Data and First Financial has agreed that, during the period from the date of the Merger Agreement through the Effective Time (except as otherwise expressly permitted by the terms of the Merger Agreement), it will, and it will cause its respective subsidiaries to, in all material respects, carry on their respective businesses in the ordinary course as conducted as of the date of the Merger Agreement and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

  Actions by First Data. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, First Data will not, and will not permit any of its subsidiaries to, without the prior written consent of First Financial: (a) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular quarterly dividends of not more than $.03 per share on First Data Common Stock, and (B) dividends and other distributions by subsidiaries), (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (3) subject to the limitations of the Merger Agreement, purchase, redeem or otherwise acquire any shares of capital stock of First Data or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than the repurchase of shares of First Data Common Stock pursuant to any open market repurchase program; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (1) the issuance of stock options and shares of First Data Common Stock to employees of First Data or any of its subsidiaries, (2) the issuance of shares of First Data Common Stock pursuant to a merger agreement relating to Envoy Corporation, (3) the issuance of securities in connection with the formation of any joint venture or alliance with respect to merchant acquiring business (a "Merchant Alliance") or in connection with any acquisition permitted by the Merger Agreement, (4) in addition to the foregoing, the issuance of shares of First Data Common Stock or securities convertible into or exchangeable for shares of First Data Common Stock, provided that the aggregate amount of such issued or issuable shares of First Data Common Stock does not exceed 20 million and (5) the issuance by any wholly owned subsidiary of First Data of its capital stock to First Data or another wholly owned subsidiary of First Data; (c) amend its charter or by-laws, other than the Charter Amendments; (d) other than in connection with a Merchant Alliance, acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (1) in the good faith judgment of First Data, the consummation of such acquisition would not result in a downgrading by Moody's Investors Service, Inc. ("Moody's") of First Data's senior unsecured long-term debt below "Baa3," (2) the entering into a definitive agreement relating to or the consummation of such acquisition would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period,
(B) significantly increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (3) in the case of any individual acquisition, the aggregate consideration does not exceed $1.5 billion and (4) in the case of the acquisition of any company or business the principal executive offices of which or a substantial portion of the assets of which are located in the United States and the aggregate consideration exceeds $50 million, First Data acquires directly or indirectly all of the voting stock or equity interests or assets of such company or business; (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (1) as contemplated by the Stock Purchase Agreement between First Data and HBO & Company (providing for the sale of certain of First Data's businesses to HBO & Company), (2) transactions in the ordinary course of business consistent with past practice and not material to First Data and its subsidiaries taken as a whole, (3) as may be required by any governmental entity, or (4) subject to the terms of the Merger Agreement, dispositions involving an aggregate consideration not in excess of $200 million; (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (1) (A) in the ordinary course of business consistent with past practice, (B) indebtedness, loans, advances, capital contributions and investments incurred with or by any Merchant Alliance and (C) indebtedness, loans, advances, capital contributions and investments between First Data and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries and (2) the incurrence of indebtedness or guarantees which does not result in a downgrading by Moody's of First Data's senior unsecured long-term debt below "Baa3," provided that, prior to any such incurrence, First Data shall have obtained a preliminary indication from Moody's that the incurrence of the indebtedness or guarantee is not expected to result in the downgrading of First Data's senior unsecured long-term debt below "Baa3"; (g) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance; (h) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); or (i) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  Actions by First Financial. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by the Merger Agreement, First Financial will not, and will not permit any of its subsidiaries to, without the prior written consent of First Data: (a) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular semi-annual dividends of not more than $.05 per share on First Financial Common Stock and (B) dividends and other distributions by subsidiaries), (2) other than in the case of any subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (3) subject to the limitations set forth in the Merger Agreement, purchase, redeem or otherwise acquire any shares of capital stock of First Financial or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) except as provided in the Merger Agreement, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (1) the issuance of shares of First Financial Common Stock upon the exercise of First Financial stock options outstanding on the date of the Merger Agreement in accordance with their then current terms, (2) the issuance of shares of First Financial Common Stock upon the conversion of the 5% Debentures, (3) the issuance of shares of First Financial Common Stock pursuant to the terms of the merger agreement relating to Employee Benefit Plans, Inc., (4) the issuance of shares of First Financial Common Stock having a value of up to $50 million which First Financial expects to issue as part of its prefunding of certain pension plan obligations; (5) the issuance of shares of First Financial Common Stock pursuant to First Financial stock options or restricted stock grants in the amounts and to the employees referenced in the Merger Agreement, and (6) the issuance, in the aggregate, of up to 6.4 million shares of First Financial Common Stock in connection with acquisitions permitted by the Merger Agreement; (c) amend its charter or by-laws; (d) except as provided for in the Merger Agreement, acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (1) in the good faith judgment of First Financial, the consummation of such acquisition would not result in a downgrading by Moody's of First Financial's senior unsecured long-term debt below "Baa3," (2) the entering into of a definitive agreement relating to or the consummation of such acquisition would not (A) impose any material delay in the obtaining, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the Merger, or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (3) in the case of any individual acquisition, the aggregate consideration does not exceed $1.0 billion and (4) in the case of the acquisition of any company or business the principal executive offices of which or a substantial portion of the assets of which are located in the United States and the aggregate consideration exceeds $50 million, First Financial acquires, directly or indirectly, all of the outstanding voting stock or equity interests or assets of such company or business; (e) except as provided for in the Merger Agreement, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, except for (1) transactions in the ordinary course of business consistent with past practice and not material to First Financial and its subsidiaries taken as a whole, (2) as may be required by any governmental entity and (3) subject to the terms of the Merger Agreement, dispositions involving an aggregate consideration not in excess of $100 million; (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (1)(A) in the ordinary course of business consistent with past practices and (B) indebtedness, loans, advances, capital contributions and investments between First Financial and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries and (2) the incurrence of indebtedness or guarantees which does not result in a downgrading by Moody's of First Financial's senior unsecured long term debt below "Baa3," provided that, prior to any such incurrence, First Financial shall have obtained a preliminary indication that the incurrence of the indebtedness or guarantee is not expected to result in the downgrading of First Financial's senior unsecured long term debt below "Baa3"; (g) except as provided for in the Merger Agreement, alter the corporate structure or ownership of First Financial or any subsidiary; (h) except as provided for in the Merger Agreement, enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any First Financial benefit plan or employment or consulting agreement, other than as required by law; (i) except as provided for in the Merger Agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of First Financial or any of its subsidiaries who are not officers of First Financial or any of its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of First Financial or any of its subsidiaries (other than certain employment or severance agreements), or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any plan or arrangement for the benefit of any director, officer or employee; (j) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance; (k) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); (l) except as provided for in the Merger Agreement, make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or (m) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  During the period from the date of the Merger Agreement through the Effective Time, First Financial will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which First Financial or any of its subsidiaries is a party (other than any involving First Data), unless the Board of Directors of First Financial concludes in good faith on the basis of the advice of its outside counsel that the failure to do so would violate the fiduciary obligations of the Board.

FIRST FINANCIAL STOCK OPTIONS

  At the Effective Time, each First Financial stock option will be assumed by First Data. All references to First Financial in the First Financial stock option plans, the applicable stock option or other awards agreements issued thereunder and in any other First Financial stock options will be deemed to refer to First Data. Each First Financial stock option will be converted into a stock option to purchase a number of shares of First Data Common Stock equal to the number of shares of First Financial Common Stock that could have been purchased (assuming full exercisability) under such First Financial stock option multiplied by the Conversion Number, at an exercise price per share of First Data Common Stock equal to the per share option exercise price specified in the First Financial stock option divided by the Conversion Number. Pursuant to their original terms, all First Financial stock options will become fully vested as of the Effective Time.

  Upon the approval of the Merger at the First Financial Special Meeting, in accordance with their original terms, all shares of restricted First Financial Common Stock issued pursuant to the First Financial benefit plans will be released from all restrictions pursuant to such plans, and certificates for such shares will be delivered to the registered owners free of any legend referring to restrictions under such plans to the extent provided in such plans.

EMPLOYEE BENEFIT PLANS

  Continuation of Benefits. Pursuant to the Merger Agreement, First Data will cause the Surviving Corporation to maintain for a period of one year after the Effective Time the First Financial benefit plans in effect on the date of the Merger Agreement or to provide benefits to employees of First Financial and its subsidiaries that are no less favorable than those provided by First Data and its subsidiaries to their own employees. In the event that the employees of First Financial or any of its subsidiaries are included in any benefit plan of First Data or any of First Data's subsidiaries, First Data and its subsidiaries will provide each such employee (a) with respect to any welfare plans, full credit for service with First Financial and each of First Financial's subsidiaries (and their respective predecessors) (collectively, "Prior Service") for purposes of eligibility to participate in, vesting and payment of benefits under, and eligibility for any subsidized benefit provided under any such welfare plan of First Data or any of First Data's subsidiaries, and (b) with respect to First Data's Incentive Savings Plans, full credit for such Prior Service for purposes of eligibility to participate in such plan and vesting in matching contributions thereunder.

  Change in Control Payments. First Financial, First Data and Sub each acknowledges in the Merger Agreement that consummation of the transactions contemplated by the Merger Agreement will constitute a change in control of First Financial under the terms of First Financial's employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transactions. At the Closing, First Financial will pay all amounts and benefits payable under such plans at the time of a change in control of First Financial, in accordance with the respective terms of such plans. After the closing, First Data will cause the Surviving Corporation to pay (a) all amounts and benefits payable after the closing under such plans in accordance with the terms thereof and (b) all amounts payable by First Financial, but not paid by First Financial, prior to the Closing under such plans in accordance with the terms thereof. At the closing, all shares of restricted First Financial Common Stock issued pursuant to the First Financial option plans will, pursuant to the original terms of such plans, be released from all restrictions pursuant to such plans, and certificates for such shares will be delivered to the registered owners free of any legend referring to restrictions under such plans to the extent provided in such plans.

  With respect to each of Messrs. Thomas, Pittard, Kane and Hutto, First Financial, First Data and Sub each acknowledges and agrees in the Merger Agreement that the employment of such employee will be terminated as of the Closing, and that, pursuant to his employment or change in control agreement with First Financial, at the Closing such executive will receive from First Financial amounts calculated in accordance with the provisions of such agreements. See "THE MERGER--Interests of Certain Persons in the Merger."

  With respect to each of Messrs. Marschel and Macchia, and certain other executives of First Financial, First Data and Sub each acknowledges and agrees in the Merger Agreement that at the Closing each such executive will have "good reason" to terminate his employment pursuant to his employment or change in control agreement with First Financial, and that the amounts payable to such executive if he elects to terminate his employment, or his employment is terminated by the Surviving Corporation, at or following the closing will be calculated in accordance with such agreements. See "THE MERGER--Interests of Certain Persons in the Merger."

  Incentive Compensation. Regardless of the provisions of First Financial's annual incentive bonus plans; (a) upon the involuntary termination of the employment of any employee of First Financial at or following the Closing but prior to the time incentive bonuses for 1995 have been paid, such employee will promptly receive (subject to such employee executing a release of claims) a bonus equal to the target incentive bonus for 1995 (assuming 100% attainment of performance objectives); (b) upon the voluntary resignation of any such employee at or following the Effective Time but prior to the time incentive bonuses are paid for 1995 such employee will forfeit any incentive bonus for 1995; and (c) any such employee whose employment by First Financial continues until the time incentive bonuses for 1995 have been paid will be paid a bonus in accordance with the applicable plan, but in no event less than the amount payable assuming 100% attainment of performance goals.

  Prior to the Effective Time, First Financial will adjust in a reasonable and appropriate manner the performance targets established under First Financial's annual incentive bonus plans for 1995 to reflect the effects of the transactions contemplated in the Merger Agreement and pay incentive bonuses in cash or stock for 1995 in accordance with such plans, as adjusted. Such adjustment may take into consideration the payment of transactional fees, expenses and extraordinary compensation, the impact of disruption in operations and anticipated changes in organizational structure and business plans.

NO SOLICITATION

  Pursuant to the Merger Agreement, from and after the date of the Merger Agreement, First Financial will not, and will not permit any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any takeover proposal or offer for First Financial from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that First Financial may engage in discussions or negotiations with, or furnish information concerning First Financial and its subsidiaries, business, properties or assets to, any third party which makes a takeover proposal if the Board of Directors of First Financial concludes in good faith on the basis of the advice of its outside counsel

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

that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. First Financial will promptly (but in no case later than 24 hours) notify First Data of any takeover proposal, including the material terms and conditions thereof. As used in the Merger Agreement, "takeover proposal" means any proposal or offer, or any expression of interest by any third party relating to First Financial's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by First Data or any of its subsidiaries or as permitted under the Merger Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving First Financial or any of its subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, First Financial or any of its subsidiaries.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

  The Merger Agreement provides that for six years from and after the Effective Time, First Data agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of First Financial and of its subsidiaries to the full extent such persons may be indemnified as of the date of the Merger Agreement by First Financial pursuant to First Financial's Restated Articles of Incorporation and By-Laws and indemnification agreements for acts or omissions occurring at or prior to the Effective Time. In addition, First Data will cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, First Financial's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than First Financial's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, the Surviving Corporation will not be required to pay an annual premium for such insurance in excess of 300 percent of the last annual premium paid prior to the date of the Merger Agreement, but in such case will purchase as much coverage as possible for such amount.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of First Financial or First
Data: (a) by mutual written consent of First Financial and First Data; (b) by either First Data or First Financial if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate the Merger Agreement pursuant to this clause; (c) by either First Data or First Financial if there has been (1) a breach by the other party (in the case of First Data, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (2) a breach by the other party (in the case of First Data, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case of the foregoing clauses (c)(1) and (c)(2) which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate the Merger Agreement pursuant to this clause; (d) by First Data or First Financial if: (1) the Merger has not been effected on or prior to the close of business on December 31, 1995 (the "Termination Date"), provided, however, that (A) the right to terminate the Merger Agreement pursuant to this clause will not be available to any party whose failure to fulfill any of its obligations contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; (B) the Termination Date may be extended prior to the

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

termination thereof by written notice of either First Data or First Financial to the other to a date not later than March 31, 1996, if the Merger shall not have been consummated as a result of First Financial or First Data having failed by December 31, 1995 to receive all required regulatory approvals or consents (other than those relating to or arising under applicable federal antitrust laws) with respect to the Merger; (C) the Termination Date may be extended prior to the termination thereof by written notice of either First Data or First Financial to the other to the later of (x) the date that is 50 days following the date on which the parties fully complied with a request by the applicable federal antitrust authority for additional information under the HSR Act and (y) if the parties have agreed with the applicable federal antitrust authority to not consummate the Merger until a certain date, the date that is 30 days following such agreed date; (D) if the applicable federal antitrust authority seeks an order with respect to the legality of the Merger under applicable federal antitrust laws, the Termination Date may be extended prior to the termination thereof by written notice of either First Data or First Financial to the other to the date that is 30 days following the date on which a ruling with respect to such an order is entered by a trial court or administrative body; and (E) if such order has been entered which had the effect of enjoining the consummation of the Merger and any party to the Merger Agreement has commenced an appeal thereof, the Termination Date may be extended prior to the termination of the Merger Agreement by written notice of either First Data or First Financial to the other to the date which is 30 days following the issuance of a decision by the applicable appeals court with respect to such an appeal; provided, further, that, notwithstanding anything to the contrary in this clause (d)(1), in no event will the Termination Date be extended beyond August 31, 1996; or (2) any court or other governmental entity having jurisdiction over a party to the Merger Agreement has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and nonappealable; provided, that a preliminary injunction preventing the consummation of the Merger that has been entered and affirmed on appeal by a United States Court of Appeals will be deemed an order which is final and non-appealable for the purpose of this clause (2); (e) by First Data or First Financial if the stockholders of First Financial do not approve the Merger Agreement at the First Financial Special Meeting; (f) by First Data or First Financial if the stockholders of First Data do not approve the Stock Issuance at the First Data Special Meeting; (g) by First Data or First Financial if the Board of Directors of First Financial reasonably determines that a takeover proposal constitutes a Superior Proposal (as defined below); provided, however, that First Financial may not terminate the Merger Agreement pursuant to this clause unless and until three business days have elapsed following delivery to First Data of a written notice of such determination by the Board of Directors of First Financial; (h) by First Data if (1) the Board of Directors of First Financial has not recommended, or has resolved not to recommend, or has modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of First Financial and its stockholders, or has resolved to do so, (2) the Board of Directors of First Financial has recommended to the stockholders of the First Financial any takeover proposal or has resolved to do so or (3) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of First Financial is commenced, and the Board of Directors of First Financial fails to recommend against acceptance of such tender offer or exchange offer by its stockholders.

  "Superior Proposal" means a bona fide proposal or offer made by a third party to acquire First Financial pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of First Financial and its subsidiaries on terms which a majority of the members of the Board of Directors of First Financial determines in its good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to First Financial and to its stockholders than the transactions contemplated in the Merger Agreement, provided that in making such determination the Board considers the likelihood that such third party is able to consummate such proposed transaction.

FEES AND EXPENSES

  Regardless of whether the Merger is consummated, except as described below upon certain events of termination of the Merger Agreement and with respect to certain real estate transfer and gains taxes, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby

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

will be paid by the party incurring such costs and expenses; provided that all printing expenses and filing fees shall be divided equally between First Data and First Financial. Notwithstanding the foregoing: (i) If any event referred to in clause (h)(1) under "--Termination" above occurs, the Merger Agreement is terminated thereafter by First Financial or First Data (whether or not pursuant to such clause) and prior to such termination the stockholders of First Financial did not approve the Merger Agreement, then First Financial will pay to First Data a fee of $10 million in cash, provided, however, that if First Data is entitled to a payment pursuant to the immediately following clause First Data shall not be entitled to any payment pursuant to this clause (i);
(ii) If (A) the Merger Agreement is terminated by First Financial pursuant to clause (d)(1) under "--Termination" above, and within twelve months after such a termination a Superior First Financial Acquisition Transaction (as hereinafter defined) occurs; (B) (x) the Merger Agreement is terminated by First Financial or First Data at a time when First Data is entitled to terminate the Merger Agreement pursuant to clause (e) under "--Termination" above, (y) prior to the First Financial Special Meeting but after the date of the Merger Agreement a First Financial Third Party Acquisition Event (as hereinafter defined) has occurred and (z) by reason thereof or otherwise the event referred to in clause (D) of the definition of First Financial Third Party Acquisition Event occurs after the date hereof but prior to the first anniversary of such termination; (C) the Merger Agreement is terminated by First Financial or First Data pursuant to clause (g) under "--Termination" above; or (D) the Merger Agreement is terminated by First Data pursuant to clause (h)(1) or (h)(2) under "--Termination" above, following the occurrence of a First Financial Third Party Acquisition Event; then, in each case of the foregoing clauses (ii)(A), (ii)(B), (ii)(C) and (ii)(D), First Financial will pay to First Data a fee of $68 million in cash, provided, however, that if First Data is entitled to payment pursuant to this clause (ii), First Data will not be entitled to any payment pursuant to clause (i) of this paragraph.

  In addition, if the Board of Directors of First Data fails to recommend to First Data's stockholders the approval of the Stock Issuance or withdraws such recommendation and the Merger Agreement is terminated by First Data or First Financial at a time when First Financial is entitled to terminate the Merger Agreement pursuant to clause (f) under "--Termination" above, then First Data will pay to First Financial a fee of $10 million in cash, provided, however, that if First Financial is entitled to a payment pursuant to the immediately following paragraph, First Financial will not be entitled to any payment pursuant to this paragraph.

  If (A) the Merger Agreement is terminated by First Financial or First Data when First Financial is entitled to terminate the Merger Agreement pursuant to clause (f) under "--Termination" above, (B) prior to the First Data Special Meeting but after the date of the Merger Agreement a First Data Third Party Acquisition Event (as hereinafter defined) has occurred and (C) by reason thereof or otherwise the event referred to in clause (D) of the definition of First Data Third Party Acquisition Event occurs after the date of the Merger Agreement but prior to the first anniversary of such termination, then First Data will pay to First Financial a fee of $68 million in cash, provided, however, if First Financial is entitled to payment pursuant to this paragraph, First Financial will not be entitled to any payment pursuant to the immediately preceding paragraph.

  For purposes of the Merger Agreement, a "First Financial Third Party Acquisition Event" means any of the following events: (A) any person, other than First Data or its affiliates, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of First Financial Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of First Financial Common Stock, other than a group which includes or may be reasonably deemed to include First Data or its affiliates; (C) any person, other than First Data or its affiliates, has commenced a tender or exchange offer for 30% or more of the then outstanding shares of First Financial Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of First Financial, or other similar business combination involving First Financial; (D) First Financial enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving First Financial or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, First Financial

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

(other than the transactions contemplated by the Merger Agreement); (E) any person, other than First Data or its affiliates, is granted an option or right to acquire or otherwise become the beneficial owner of shares of First Financial Common Stock which, together with all shares of First Financial Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 30% or more of the outstanding shares of First Financial Common Stock; or (F) there is a public announcement with respect to a plan or intention by First Financial or any person, other than First Data and its affiliates, to effect any of the foregoing transactions. For the purposes of this Fees and Expenses section, the terms "group" and "beneficial owner" are defined by reference to Section 13(d) of the Exchange Act.

  For purposes of the Merger Agreement, a "First Data Third Party Acquisition Event" means any of the following events: (A) any person acquires or becomes the beneficial owner of 30% or more of the outstanding shares of First Data Common Stock (other than by reason of an issuance of shares of First Data Common Stock pursuant to the Merger Agreement); (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of First Data Common Stock (other than a group which includes or may be reasonably deemed to include First Data or any of its affiliates); (C) any person shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of First Data Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of First Data, or other similar business combination involving First Data; (D) First Data enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving First Data (other than the Merger Agreement) or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, First Data or (E) there is a public announcement with respect to a plan or intention by any person to effect any of the foregoing transactions.

  For purposes of the Merger Agreement, a "Superior First Financial Acquisition Transaction" means the event referred to in clause (D) of First Financial Third Party Acquisition Event above, provided that the financial and other terms of the transaction referred to therein are, when considered in the aggregate, more favorable to the First Financial stockholders than the financial and other terms of the Merger.

AMENDMENT

  The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of First Data and First Financial, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

WAIVER

  The Merger Agreement provides that, at any time prior to the Effective Time, the parties thereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein which may legally be waived.

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

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements give effect to the Merger of First Data and First Financial under the pooling of interests method of accounting. A pro forma condensed combined balance sheet is provided as of June 30, 1995, giving effect to the Merger as though it had been consummated on that date. Pro forma condensed combined income statements are provided for the years ended December 31, 1992, 1993 and 1994 and the six months ended June 30, 1995 giving effect to the Merger as though it had occurred at the beginning of the earliest period presented. For the year ended December 31, 1994 and the six months ended June 30, 1995, the pro forma condensed combined income statements also give effect to First Data's acquisition of CESI Holdings in March 1995 and First Financial's acquisition of Western Union in November 1994 as if such acquisitions had taken place as of January 1, 1994. For further detail relating to First Data's acquisition of CESI Holdings for the year ended December 31, 1994 and the six months ended June 30, 1995 see First Data's Current Reports on Form 8-K dated March 23, 1995 and September 1, 1995, respectively, incorporated by reference herein. For further detail relating to First Financial's acquisition of Western Union for the year ended December 31, 1994 see First Financial's Current Report on Form 8-K dated March 28, 1995 incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The data presented for the year ended December 31, 1994 combine CESI Holdings' results of operations and First Data's results of operations for the year ended December 31, 1994, Western Union's results of operations for the period January 1, 1994 to October 31, 1994, and First Financial's results of operations for the year ended December 31, 1994 which included Western Union's results of operations from November 1, 1994. The data presented for the six months ended June 30, 1995 combine CESI Holdings' results of operations for the period January 1, 1995 through March 8, 1995; First Data's results of operations for the six months ended June 30, 1995 which included CESI Holdings' results of operations from March 9, 1995, and First Financial's results of operations for the six months ended June 30, 1995. The pro forma information is based on the historical consolidated financial statements of each of First Data, First Financial, CESI Holdings and Western Union and has been prepared under the assumptions and adjustments set forth below and in the accompanying notes to the pro forma condensed combined financial statements.

  The unaudited pro forma condensed combined financial statements have been prepared by the managements of First Data and First Financial based upon their respective consolidated financial statements, as well as available information and certain assumptions which the managements believe are reasonable. Pro forma combined per share amounts are based on the Conversion Number of 1.5859 shares of First Data Common Stock for each share of First Financial Common Stock. The unaudited pro forma condensed combined income statements, which include results of operations as if the Merger had been consummated on January 1, 1992, do not reflect the merger expenses anticipated to be incurred or the effects of potential increased revenues or operating synergies and cost savings anticipated to result from the Merger. In addition to the assumptions contained herein relating to the Merger of First Data and First Financial, the pro forma condensed combined statements of income for the year ended December 31, 1994 and the six months ended June 30, 1995 also reflect a number of assumptions related to the amortization of goodwill, the issuance of common stock and convertible debt and other adjustments related to the preliminary purchase price allocations of CESI Holdings and Western Union, as further explained in First Data's and First Financial's Current Reports cited above. These pro forma financial statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger, First Data's acquisition of CESI Holdings and First Financial's acquisition of Western Union occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future. The pro forma condensed combined statements of income do not give pro forma effect to the November 30, 1994 disposition of First Data's Cable Services Group, Inc. subsidiary, the June 6, 1995 acquisition of ENVOY Corporation by First Data or the June 17, 1995 disposition of First Data's subsidiary First Data Health Systems Corporation, as they would have had less than a 5% effect on pro forma earnings in the aggregate. It also does not give effect to the pending acquisition of Employee Benefit Plans, Inc. by First Financial as the effect on pro forma earnings in the aggregate would be immaterial.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto in the companies' separate Annual Reports on Form 10-K for the year ended December 31, 1994 and Quarterly Reports on Form 10-Q for the period ended June 30, 1995, incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  On September 20, 1995, First Data entered into a Consent Decree with the FTC regarding the consumer money transfer businesses of MoneyGramSM and Western Union. The execution of the Consent Decree terminated the waiting period under the HSR Act, thereby satisfying a condition to the Merger. Under the terms of the Consent Decree, First Data will be allowed to perform processing services for each of MoneyGramSM and Western Union, but it will be permitted to retain the sales and marketing functions of only one of the two companies. The Consent Decree will become final upon acceptance by the FTC following a 60 day notice and public comment period. The required divestiture must occur no later than twelve months following the final acceptance of the Consent Decree by the FTC. First Data and First Financial are evaluating their alternatives under the Consent Decree. However, First Data and First Financial believe that it is more likely than not that the required divestiture, when combined with the negotiation of a processing agreement, will not have a material impact on the post-Merger combined entity's ongoing results of operations. In addition, First Data and the FTC entered into a "hold separate" agreement whereby the MoneyGramSM business must be managed and maintained as a separate, ongoing business, independent of all other First Data businesses and independent of the Western Union business. The hold separate arrangement will continue until First Data's interest in the sales and marketing function of either MoneyGramSM or Western Union has been divested or the FTC has withdrawn its acceptance of the Consent Decree pursuant to its rules.

                           FIRST DATA CORPORATION AND
                     FIRST FINANCIAL MANAGEMENT CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1995
                                   (MILLIONS)
                                  (UNAUDITED)

                                       FIRST      FIRST     PRO FORMA  PRO FORMA
                                        DATA    FINANCIAL  ADJUSTMENTS COMBINED
                                      --------  ---------  ----------- ---------
               ASSETS
Cash and cash equivalents...........  $  111.4  $  124.2     $         $   235.6
Short-term investments..............      58.2       --                     58.2
Equity securities available for
 sale...............................     209.5       --                    209.5
Proceeds including proceeds due from
 financial instruments sold.........   3,794.9     118.2                 3,913.1
Funds and funds due relating to
 merchant processing................     284.8     236.3                   521.1
Accounts receivable, less allowance.     303.9     182.4                   486.3
Land, buildings and equipment at
 cost, net of depreciation..........     367.3     160.4                   527.7
Goodwill and other intangibles, net
 of amortization....................   2,005.9   2,091.7                 4,097.6
Other assets........................     260.4     191.1                   451.5
                                      --------  --------     -------   ---------
                                      $7,396.3  $3,104.3     $   --    $10,500.6
                                      ========  ========     =======   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Drafts outstanding..................  $   58.1  $    --      $         $    58.1
Liabilities relating to financial
 instruments sold...................   3,753.0     118.3                 3,871.3
Liabilities relating to merchant
 processing.........................     277.4     221.5                   498.9
Short-term debt.....................     372.0      18.3                   390.3
Long-term debt......................     468.3     214.3                   682.6
Senior convertible debentures.......       --      447.1                   447.1
Pension obligations assumed.........       --      149.6                   149.6
Accounts payable, accrued expenses
 and other liabilities..............     707.9     381.2       136.0     1,225.1
                                      --------  --------     -------   ---------
    Total liabilities...............   5,636.7   1,550.3       136.0     7,323.0
                                      --------  --------     -------   ---------
Stockholders' equity:
  Common stock......................       1.2       6.4        (5.4)        2.2
  Capital surplus...................     939.7     965.5         4.7     1,909.9
  Retained earnings.................     843.2     642.2      (195.4)    1,290.0
  Treasury stock, at cost...........     (36.9)     (0.7)        0.7       (36.9)
  Other.............................      12.4     (59.4)       59.4        12.4
                                      --------  --------     -------   ---------
    Total stockholders' equity......   1,759.6   1,554.0      (136.0)    3,177.6
                                      --------  --------     -------   ---------
                                      $7,396.3  $3,104.3     $   --    $10,500.6
                                      ========  ========     =======   =========


  See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements."

                           FIRST DATA CORPORATION AND
                     FIRST FINANCIAL MANAGEMENT CORPORATION

                          PRO FORMA CONDENSED COMBINED
                              STATEMENTS OF INCOME
                      (MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                         YEAR ENDED DECEMBER 31, 1992   YEAR ENDED DECEMBER 31, 1993
                         -----------------------------  ------------------------------
                          FIRST      FIRST   PRO FORMA   FIRST      FIRST    PRO FORMA
                           DATA    FINANCIAL COMBINED     DATA    FINANCIAL  COMBINED
                         --------  --------- ---------  --------  ---------  ---------
Revenues, net........... $1,205.3   $924.1   $2,129.4   $1,490.3  $1,025.2   $2,515.5
Expenses:
  Human resources.......    494.3    366.3      860.6      618.5     401.2    1,019.7
  Equipment, supplies
   and facilities.......    184.7    175.2      359.9      213.6     177.5      391.1
  Depreciation and
   amortization.........     97.5     84.5      182.0      117.8      77.8      195.6
  Professional,
   advertising and
   other, net...........    163.3    141.0      304.3      230.1     143.9      374.0
  Loss in business unit
   sold.................      --      79.6       79.6        --        --         --
                         --------   ------   --------   --------  --------   --------
                            939.8    846.6    1,786.4    1,180.0     800.4    1,980.4
                         --------   ------   --------   --------  --------   --------
Operating income........    265.5     77.5      343.0      310.3     224.8      535.1
Interest expense........    (33.9)    (9.6)     (43.5)     (41.4)     (4.6)     (46.0)
Other income............      --       --         --        22.0       --        22.0
                         --------   ------   --------   --------  --------   --------
Pretax income from
 continuing operations..    231.6     67.9      299.5      290.9     220.2      511.1
Income taxes............     90.2     46.5      136.7      117.9      88.4      206.3
                         --------   ------   --------   --------  --------   --------
Income from continuing
 operations............. $  141.4   $ 21.4   $  162.8   $  173.0  $  131.8   $  304.8
                         ========   ======   ========   ========  ========   ========
Weighted average number
 of common shares and
 common stock
 equivalents............    108.9     60.1      204.2      111.1      62.0      209.4
Income from continuing
 operations per common
 share.................. $   1.30   $ 0.35   $   0.80   $   1.56  $   2.12   $   1.46



  See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements."

                           FIRST DATA CORPORATION AND
                     FIRST FINANCIAL MANAGEMENT CORPORATION

                          PRO FORMA CONDENSED COMBINED
                              STATEMENTS OF INCOME
                      (MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                             SIX MONTHS ENDED JUNE 30,
                          YEAR ENDED DECEMBER 31, 1994                 1995
                         --------------------------------  -----------------------------
                         PRO FORMA   PRO FORMA             PRO FORMA
                           FIRST       FIRST                 FIRST
                          DATA &    FINANCIAL &             DATA &
                           CESI       WESTERN   PRO FORMA    CESI      FIRST   PRO FORMA
                         HOLDINGS      UNION    COMBINED   HOLDINGS  FINANCIAL COMBINED
                         ---------  ----------- ---------  --------- --------- ---------
Revenues, net........... $1,862.3    $1,514.2   $3,376.5    $978.5    $806.1   $1,784.6
Expenses:
  Human resources.......    697.2       522.4    1,219.6     379.4     266.9      646.3
  Equipment, supplies
   and facilities.......    284.4       261.4      545.8     159.7     126.7      286.4
  Depreciation and
   amortization.........    178.4       130.7      309.1     101.4      66.5      167.9
  Professional,
   advertising and
   other, net...........    333.9       256.6      590.5     154.5     181.1      335.6
                         --------    --------   --------    ------    ------   --------
                          1,493.9     1,171.1    2,665.0     795.0     641.2    1,436.2
                         --------    --------   --------    ------    ------   --------
Operating income........    368.4       343.1      711.5     183.5     164.9      348.4
Interest expense........    (57.4)      (54.4)    (111.8)    (28.3)    (20.7)     (49.0)
Western Union pension
 cost...................      --        (18.3)     (18.3)      --       (8.7)      (8.7)
Other income............     50.2         --        50.2      80.9       --        80.9
                         --------    --------   --------    ------    ------   --------
Pretax income from
 continuing operations..    361.2       270.4      631.6     236.1     135.5      371.6
Income taxes............    157.4       110.4      267.8     132.6      55.6      188.2
                         --------    --------   --------    ------    ------   --------
Income from continuing
 operations............. $  203.8    $  160.0   $  363.8    $103.5    $ 79.9   $  183.4
                         ========    ========   ========    ======    ======   ========
Weighted average number
 of common shares and
 common stock
 equivalents............    121.4        69.0      230.8     118.8      69.6      229.2
Income from continuing
 operations per common
 share.................. $   1.68    $   2.49   $   1.63    $ 0.87    $ 1.25   $   0.83




  See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements."

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The unaudited pro forma condensed combined financial statements give effect to the Merger of First Data and First Financial under the pooling of interests accounting method. The pro forma condensed combined statements of income for the year ended December 31, 1994 and the six months ended June 30, 1995 also give effect to First Data's acquisition of CESI Holdings in March 1995 and First Financial's acquisition of Western Union in November 1994 as if such acquisitions had taken place as of January 1, 1994. In accordance with the Commission's reporting rules, the pro forma condensed combined statements of income, and the historical statements from which they are derived, present only income from continuing operations, and therefore do not include income attributable to First Financial's discontinued operations of $30.1 million in 1992.

  The pro forma condensed combined statements of income exclude: (i) the positive effects of potential increased revenues or operating synergies and cost savings which may be achieved upon combining the resources of the companies; (ii) investment banking, legal and miscellaneous transaction costs of the Merger, currently estimated to be $52.3 million on an after-tax basis;
(iii) costs associated with termination benefits of certain employees of First Financial, currently estimated to be $143.1 million on an after-tax basis, and
(iv) costs associated with the integration and consolidation of the companies. The estimate of costs associated with termination benefits assumes a market value for First Financial Common Stock of $90 per share, which approximates the equivalent combined market value per share of First Financial Common Stock on the date of the Merger Agreement, June 12, 1995, reflecting the Conversion Number of 1.5859. Plans for integration and consolidation of the companies' operations are currently being developed, but the associated costs are not presently estimable. The accounting policies utilized by First Data and First Financial are currently being studied from a conformity perspective; however, the impact of any potential adjustment is not presently estimated to be material.

  In addition to the assumptions contained herein relating to the Merger of First Data and First Financial, the pro forma condensed combined statements of income for the year ended December 31, 1994 and the six months ended June 30, 1995 also reflect a number of assumptions related to the amortization of goodwill, the issuance of common stock and convertible debt and other adjustments related to the preliminary purchase price allocations of CESI Holdings and Western Union, as further explained in First Data's and First Financial's Current Reports incorporated by reference herein.

  The pro forma condensed combined balance sheet as of June 30, 1995 includes, in accordance with the Commission's reporting rules, the impact of all transactions, whether of a recurring or nonrecurring nature, that can be reasonably estimated and should be reflected as of that date. Therefore, the pro forma condensed combined balance sheet reflects a pro forma adjustment, net of related taxes, of $195.4 million, for the current estimated amounts of transaction and termination costs related to the Merger, as discussed above.

  The First Financial historical income statement and balance sheet classifications presented herein were reclassified to be consistent with the presentation used by First Data. Historically, First Financial presented its revenues on a gross basis including interchange fees. Interchange fees represent a standardized fee charged by the Visa and MasterCard credit card associations to compensate card issuing banks for the risk of transaction fraud, processing expenses and funding costs and are settled net with the card issuing banks. First Data presents revenues on a net basis in its consolidated financial statements as generally there is no risk to a merchant acquirer associated with the interchange fees. First Financial's interchange fees were $506.6 million, $639.0 million and $869.1 million for the years ended December 31, 1992, 1993 and 1994, respectively, and $377.8 million and $487.6 million for the six months ended June 30, 1994 and 1995, respectively.

                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)


2. PRO FORMA ADJUSTMENTS

 Stockholders' Equity

  Stockholders' equity as of June 30, 1995 has been adjusted to reflect the following:

    Common stock is adjusted for the assumed issuance of approximately 101 million shares of First Data Common Stock in exchange for approximately 64 million shares of First Financial Common Stock issued and outstanding as of June 30, 1995, utilizing the Conversion Number of 1.5859. The number of shares of First Data Common Stock to be issued at consummation of the Merger will be based upon the actual number of shares of First Financial Common Stock outstanding at that time.

    Capital surplus is adjusted for: (i) the effects of the aforementioned issuance of shares of First Data Common Stock having a par value of $.01 per share in exchange for First Financial Common Stock having a par value of $.10 per share and (ii) the assumed cancellation of 20,000 shares of First Financial Common Stock held in treasury as of June 30, 1995.

    Other stockholders' equity is adjusted for the recognition of approximately $59.4 million of deferred compensation associated with the accelerated vesting of restricted stock awards.

  As of the effective date of the Merger, all rights with respect to shares of First Financial Common Stock potentially issuable pursuant to First Financial stock option plans and convertible debentures shall immediately convert to equivalent rights with respect to First Data Common Stock utilizing the Conversion Number.

 Income per Common Share

  Pro forma weighted average shares and common stock equivalents for each of the three years in the period ended December 31, 1994 and the six month period ended June 30, 1995 reflect the conversion of each share of outstanding First Financial Common Stock and each common stock equivalent that is dilutive to net income per share computations to 1.5859 shares of First Data Common Stock. Pro forma weighted average shares and common stock equivalents for the year ended December 31, 1994 and June 30, 1995 also reflect the assumed issuance as of January 1, 1994 of the shares issued by First Data in its acquisition of CESI Holdings. Common stock equivalents consist of shares issuable under each of the companies' stock option plans, shares issuable in connection with First Financial's outstanding warrants (which were exercised in the quarter ended June 30, 1995) and an assumed conversion into common stock of First Financial's senior convertible debentures issued in December 1994.

                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS--(CONTINUED)

3. PRO FORMA HISTORICAL CONDENSED COMBINED INCOME STATEMENT DATA

  The following table sets forth pro forma historical condensed combined income statement data for the year ended December 31, 1994 and the six-month periods ended June 30, 1994 and 1995 giving effect only to the Merger under the pooling of interests method of accounting. This information is consistent with the method of presentation used for the years ended December 31, 1992 and 1993 and reflects the historical income statement data, restated to give effect to the Merger.

                                                                 SIX MONTHS                   SIX MONTHS
                         YEAR ENDED DECEMBER 31, 1994       ENDED JUNE 30, 1994          ENDED JUNE 30, 1995
                         ------------------------------  ---------------------------  ---------------------------
                          FIRST      FIRST    PRO FORMA  FIRST     FIRST   PRO FORMA  FIRST     FIRST   PRO FORMA
                           DATA    FINANCIAL  COMBINED    DATA   FINANCIAL COMBINED    DATA   FINANCIAL COMBINED
                         --------  ---------  ---------  ------  --------- ---------  ------  --------- ---------
Revenues, net........... $1,652.2  $1,231.8   $2,884.0   $785.4   $553.8   $1,339.2   $940.1   $806.1   $1,746.2
Expenses................  1,305.0     952.4    2,257.4    615.2    443.9    1,059.1    754.5    641.2    1,395.7
                         --------  --------   --------   ------   ------   --------   ------   ------   --------
Operating income........    347.2     279.4      626.6    170.2    109.9      280.1    185.6    164.9      350.5
Interest expense........    (41.3)     (8.8)     (50.1)   (21.5)    (1.4)     (22.9)   (25.2)   (20.7)     (45.9)
Western Union pension
 cost...................      --       (2.3)      (2.3)     --       --         --       --      (8.7)      (8.7)
Other income............     50.2       --        50.2      3.6      --         3.6     80.9      --        80.9
                         --------  --------   --------   ------   ------   --------   ------   ------   --------
Pretax income...........    356.1     268.3      624.4    152.3    108.5      260.8    241.3    135.5      376.8
Income taxes............    148.0     108.1      256.1     62.1     44.8      106.9    133.1     55.6      188.7
                         --------  --------   --------   ------   ------   --------   ------   ------   --------
Net income.............. $  208.1  $  160.2   $  368.3   $ 90.2   $ 63.7   $  153.9   $108.2   $ 79.9   $  188.1
                         ========  ========   ========   ======   ======   ========   ======   ======   ========
Weighted average number
 of common shares and
 common stock
 equivalents............    111.2      62.9      211.0    111.5     62.5      210.6    115.6     69.6      226.0
Net income per common
 share.................. $   1.87  $   2.56   $   1.75   $ 0.81   $ 1.02   $   0.73   $ 0.94   $ 1.25   $   0.86

                    DESCRIPTION OF FIRST DATA CAPITAL STOCK

GENERAL

  As of the date hereof, First Data's authorized capital stock consists of 300,000,000 shares of First Data Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of September 15, 1995, 118,760,681 shares of First Data Common Stock were issued and outstanding. As of such date, no shares of Preferred Stock were outstanding. The following summary description of the capital stock of First Data does not purport to be complete and is qualified in its entirety by reference to First Data's Restated Certificate of Incorporation and to the DGCL. See "AVAILABLE INFORMATION."

FIRST DATA COMMON STOCK

  Holders of First Data Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders of First Data and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of First Data Common Stock entitled to vote in any election of directors of First Data may elect all of the directors standing for election. Holders of First Data Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of First Data out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock and certain dividend limitations contained in First Data's outstanding debt facilities. See "SUMMARY--Comparative Stock Prices and Dividends." Upon the liquidation, dissolution or winding up of First Data, the holders of First Data Common Stock are entitled to receive ratably the net assets of First Data available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of First Data Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of First Data Common Stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of First Data Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which First Data may designate and issue in the future.

PREFERRED STOCK

  The Board of Directors of First Data has the authority to issue the Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the stockholders of First Data. The ability of the Board of Directors of First Data to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of First Data. As of the date hereof, First Data has no present plans to issue any of the Preferred Stock.

  For a discussion of other provisions of First Data's Restated Certificate of Incorporation and By-laws which may delay, defer or prevent a tender offer or other takeover attempt, see "COMPARISON OF RIGHTS OF HOLDERS OF FIRST DATA COMMON STOCK AND FIRST FINANCIAL COMMON STOCK--Anti-Takeover Provisions."

STATUTORY PROVISIONS

  First Data has elected, pursuant to a provision of its Restated Certificate of Incorporation, not to be governed by Section 203 of the DGCL. Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10 percent of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may choose not to be governed by Section 203 of the DGCL in which case such election becomes effective one year after its adoption.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the First Data Common Stock is Norwest Bank Minnesota, National Association.

           COMPARISON OF RIGHTS OF HOLDERS OF FIRST DATA COMMON STOCK
                        AND FIRST FINANCIAL COMMON STOCK

  The following summary compares certain rights of First Data stockholders under the DGCL and First Data's Restated Certificate of Incorporation and Bylaws with the rights of First Financial stockholders under the GBCC and the First Financial Restated Articles of Incorporation and Bylaws.

  First Data is incorporated under the laws of the State of Delaware. First Financial is incorporated under the laws of the State of Georgia. First Financial stockholders, whose rights as stockholders are currently governed by Georgia law and First Financial's Restated Articles of Incorporation and Bylaws will become, upon consummation of the Merger, stockholders of First Data, and their rights will be governed by Delaware law and First Data's Restated Certificate of Incorporation and Bylaws.

  The following summary does not purport to be a complete statement of the rights of First Financial stockholders under the DGCL and the First Data Restated Certificate of Incorporation and Bylaws as compared with their rights under First Financial's Restated Articles of Incorporation and Bylaws and the GBCC. The summary is qualified in its entirety by First Financial's Restated Articles of Incorporation and Bylaws, First Data's Restated Certificate of Incorporation and Bylaws, the GBCC and the DGCL, to which stockholders are referred.

LIABILITY OF DIRECTORS

  Both the GBCC and the DGCL allow a corporation to limit the personal liability of directors with certain exceptions. As permitted by the GBCC, the First Financial Restated Articles of Incorporation provide that a director is not liable to First Financial or its stockholders for monetary damages for breaches of his duty of care or other duties except for (i) misappropriation of business opportunities, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorization of an unlawful distribution or (iv) any transaction involving improper personal benefits to the director.

  First Data's Restated Certificate of Incorporation provides that no director shall be personally liable to First Data or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to First Data or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The First Financial Bylaws contain provisions for the indemnification of First Financial's officers and directors to the fullest extent permitted by the GBCC. The GBCC authorizes a corporation to indemnify a director or officer against loss or expense incurred in connection with any action, suit or proceeding (other than an action by or in the right of First Financial in which the director was adjudged liable to the corporation) if it is determined that the director or officer acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful and, in the case of adjudicated liability, only if the director or officer did not derive an improper personal benefit. In proceedings to obtain a judgment in favor of the corporation, indemnification is only prohibited if the director or officer is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation and such director or officer has appropriated any business opportunity of the corporation, has derived an improper personal benefit, was involved in an unlawful distribution, or committed an act or omission that involved intentional misconduct or a knowing violation of law.

  First Data's Restated Certificate of Incorporation requires the corporation to indemnify to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of First Data, or is or was serving at the request of First Data as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Expenses incurred in defending such an action by a director must be paid by First Data in advance of final disposition of the action as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized in the Restated Certificate of Incorporation. Reimbursement of expenses incurred by an officer, trustee, employee or agent of First Data is not required, but is at the discretion of the Board of Directors.

  As to actions by or in the right of the corporation, the DGCL and First Data's Bylaws prohibit indemnification of a person serving as a director, officer, employee or agent of First Data, or serving at the request of First Data as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter as to which such person has been adjudged liable to First Data unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances, such person is entitled to indemnity for such expenses which such court deems proper.

DIRECTORS

  First Financial's Bylaws provide for a Board of Directors consisting of not less than three nor more than nine persons, each serving for a term of one year or until his earlier death, resignation or removal. First Data's Restated Certificate of Incorporation and Bylaws provide for a Board of no less than one nor more than fifteen directors. Members of the First Data Board of Directors serve for a term of three years in three staggered classes such that one-third of the corporation's directors are elected each year. Directors of First Financial may be removed, with or without cause, by the affirmative vote of the holders of the majority of the shares of First Financial Common Stock, and Board vacancies may be filled by the majority vote of the remaining directors or, in the event such vacancy is not so filled, or if no director remains, by the stockholders. Directors of First Data may be removed by the holders of a majority of shares of First Data Common Stock, but only for cause, and Board vacancies may be filled only by a vote of majority of the directors then in office.

DIVIDENDS AND DISTRIBUTIONS

  Unless provided otherwise by its articles of incorporation, a Georgia corporation may pay dividends or make other distributions with respect to its shares if after the dividend or distribution the corporation has the ability to pay its debts as they become due and has net assets in excess of all senior claims upon dissolution. First Financial's Articles of Incorporation do not further limit First Financial's ability to pay dividends or make other distributions on First Financial Common Stock except to the extent that preferred stock of First Financial (none of which is outstanding) has preference as to dividends.

  The terms of First Financial's credit agreements prohibit First Financial from paying more than two cash dividends in any given fiscal year and from declaring any dividend that would cause a default under the terms of the credit agreements or that would exceed 5% of First Financial's consolidated net income for the four consecutive fiscal quarters ended prior to the date of such declaration.

  A Delaware corporation, unless otherwise restricted by its certificate of incorporation, may pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year (but the directors may not declare and pay dividends out of such net profits if the amount of capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets). First Data's Restated Certificate of Incorporation contains no provisions restricting dividends on First Data's Common Stock except to the extent that outstanding preferred stock of First Data (none of which is outstanding) has preference as to dividends. The terms of First Data's debt facilities limit First Data's ability to pay dividends. As of June 30, 1995, approximately $519.9 million was available for payment of dividends under these restrictions. See "SUMMARY-- Comparative Stock Prices and Dividends."

SPECIAL STOCKHOLDER MEETINGS; ACTION WITHOUT A MEETING

  Georgia law provides that a special meeting of stockholders of a publicly-held corporation may be called by the board of directors or any person authorized to do so by the articles of incorporation or bylaws, and a meeting must be called by the corporation upon the written demand of the holders of at least 25% (or any greater or lesser percentage as may be provided in the articles of incorporation or bylaws) of the outstanding shares entitled to vote on the issue to be considered at the special meeting. The First Financial Bylaws provide that a special meeting may be called by the written request of the holders of as much as 75% of the outstanding shares of First Financial Common Stock or by the Board of Directors, the Chairman of the Board or the President. The First Financial Bylaws require that written notice stating the purpose or purposes for which the meeting is called, and the place, day and time of all special meetings be given to stockholders.

  Under the DGCL, special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The By-laws of First Data provide that special meetings may be called by the Chairman, the President, the Secretary, the Chairman of the Executive Committee, American Express Company (and its successors) or at the request of a majority of the Board of Directors.

  Under Georgia law stockholders may act without a meeting by unanimous written consent or if the articles of incorporation so authorize, subject to certain limitations, by the written consent of the holders having not less than the percentage of stock required to authorize the action taken at a meeting at which all shares entitled to vote thereon were present. The First Financial Restated Articles of Incorporation and

By-laws do not permit action by less than unanimous written consent. As permitted by the DGCL, the First Data Restated Certificate of Incorporation requires stockholder action to be effected only at a duly called annual or special meeting and does not permit action to be taken in writing in lieu of such a meeting.

STOCKHOLDER PROPOSALS

  The Bylaws of both First Financial and First Data require stockholders to provide advance notice of proposals of business or nominations for director to be considered at a meeting of stockholders. First Financial's By-laws require that the matter of business or nomination be (1) described or named in the notice of meeting of stockholders or an accompanying proxy statement; (2) approved for consideration or nomination by the Board of Directors, or (3) described or named in a written notice by a stockholder to the Secretary of First Financial to be delivered not less than 5 days prior to the meeting date. First Data's By-laws require that nominations and business proposals be made at any annual meeting of stockholders (1) by or at the direction of the Board or
(2) by any stockholder of record whose notice of nomination is delivered not less than sixty nor more than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

STOCKHOLDER INSPECTION RIGHTS

  As permitted by the GBCC, First Financial's Bylaws prohibit stockholders owning two percent or less of the outstanding common stock of First Financial from inspecting or copying the accounting or stockholder records of the corporation. Under the GBCC, this prohibition does not affect a stockholder's right to inspect a stockholders list prepared in anticipation of, and available at, an annual meeting.

  Under the DGCL, any stockholder may inspect the books and records of a corporation so long as such inspection is for a proper purpose.

AMENDMENT OF THE ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS

  Under Georgia law, certain provisions of the First Financial Restated Articles of Incorporation may be amended by action of the Board of Directors without stockholder approval. In particular, the Board can (i) for so long as First Financial continues to have a single class of shares outstanding, effect a stock split or change or eliminate the par value of its common stock, (ii) change First Financial's corporate name, or (iii) issue preferred stock in one or more series as established by the Board, pursuant to the authority granted by the Restated Articles of Incorporation, in each case upon an appropriate amendment to the Restated Articles of Incorporation and without stockholder approval. Any provision of the First Financial Restated Articles of Incorporation may be amended upon recommendation by the Board of Directors and approval by a majority of the votes entitled to be cast on the amendment.

  The DGCL requires the affirmative vote of the holders of a majority of the shares entitled to vote to amend First Data's Restated Certificate of Incorporation. Article "Seventh" of First Data's Restated Certificate of Incorporation, which requires that stockholder action be taken at an annual or special meeting and prohibits stockholder action by written consent in lieu of such a meeting, may only be amended by the affirmative vote of the holders of more than 80% of the voting power of First Data's outstanding voting stock.

  With the exception of Article Nine of the First Financial Bylaws, the First Financial Bylaws may be amended by action of the majority of the Board of Directors or by action of the holders of a majority of the outstanding shares of First Financial Common Stock, except that provisions limiting the powers of the Board of Directors established by the GBCC, creating staggered terms of directors, or fixing greater quorum or voting requirements for stockholders than those provided by the GBCC, may be added only by stockholders under Georgia law. Article Nine of the First Financial Bylaws adopts elective provisions of the GBCC relating to certain business combinations, and may only be amended or repealed in accordance with the provisions of the GBCC. See "-- Anti-Takeover Provisions."

  The First Data By-laws currently may be amended by majority vote of the First Data stockholders. See "PROPOSED AMENDMENTS TO FIRST DATA RESTATED CERTIFICATE OF INCORPORATION--The By-laws Amendment Proposal."

APPRAISAL RIGHTS

  Subject to the exception provided below, under the GBCC, stockholders who comply with the procedures for enforcing appraisal rights may exercise such rights, under certain circumstances, upon the merger of a corporation, the consummation of a plan of share exchange to which the corporation is the acquired party, the sale or other disposition of all or substantially all the corporate assets, an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares in ways specified in the GBCC, or any corporate action taken pursuant to a stockholder vote to the extent that the close corporation sections of the GBCC or the articles of incorporation, by-laws or a resolution of the Board provides that stockholders are entitled to appraisal. Unless the articles of incorporation or resolution of the board of directors provide otherwise, however, holders of any class of shares which are listed on a "national securities exchange" or are held of record by more than 2,000 stockholders do not have appraisal rights under Georgia law if the stockholder receives shares of the surviving corporation or another corporation whose shares are listed on a national securities exchange or are held of record by at least 2,000 stockholders. Since neither First Financial's Articles of Incorporation nor a Board of Directors resolution approving the Merger provides otherwise, and the First Financial Common Stock and First Data Common Stock satisfy the "national securities exchange" condition, First Financial's stockholders will not have appraisal rights.

  Like the GBCC, the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally, but does not permit appraisal rights for holders of any class or series of stock which, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held of record by more than 2,000 holders. Like First Financial Common Stock, First Data Common Stock is listed on the New York Stock Exchange and thus satisfies the "national securities exchange" requirement.

ANTI-TAKEOVER PROVISIONS

  Georgia law contains certain elective provisions which impose supermajority voting requirements or a fair pricing procedure for certain business combinations with a beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation unless a "fair price" test is met, which could have the effect of discouraging takeover attempts not supported by the target corporation's Board of Directors. First Financial has adopted bylaws specifically electing to be subject to these provisions.

  Under the "fair price provision," any Business Combination (as defined in the GBCC) would require the unanimous approval of the Continuing Directors, (as defined in the GBCC), provided that the Continuing Directors constitute at least three members of the Board of Directors at the time of such approval, or the recommendation of at least two-thirds of the Continuing Directors and the approval of a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the Interested Shareholder (as defined in the GBCC) who is, or whose affiliate is, a party to the Business Combination. If, however, the Interested Shareholder has not ceased to be an Interested Shareholder at any time within the three years prior to consummation of the Business Combination and has not increased its percentage ownership of shares in First Financial by more than one percent in any twelve month period, the normal majority vote of stockholders would apply. The normal majority vote of stockholders would also be applicable if, among other things, an Interested Shareholder offers to pay a certain formula price based upon the fair market value of the shares as of certain dates to ensure that all First Financial stockholders receive a fair price for their shares.

  In addition, both Georgia and Delaware law contain certain "business combination" statutes, although First Data has elected not to be governed by the applicable Delaware statute. Business combination provisions under both Georgia and Delaware law prohibit certain business combinations between a corporation and any person who has acquired beneficial ownership of 10% (Delaware, 15%) or more of the voting stock of the corporation (an "interested stockholder") for a period of five (Delaware, three) years from the date such stockholder became an interested stockholder, unless (i) such interested stockholder, prior to becoming an interested stockholder, obtained the approval of the Board of Directors of either the business combination or the transaction that resulted in such person becoming an interested stockholder, (ii) such interested stockholder became the beneficial owner of at least 90% (Delaware, 85%) of the outstanding shares of voting stock of the corporation (excluding shares owned by persons who are directors, officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) in the same transaction in which the interested stockholder became an interested stockholder or (iii) on or subsequent to the date the interested stockholder became an interested stockholder, either (a) under the DGCL, the business combination is approved by the Board of Directors and is authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the voting stock that is not owned by the interested stockholder or (b) under the GBCC, the interested stockholder, subsequent to becoming an interested stockholder, becomes the beneficial owner of at least 90% of the outstanding voting stock of the corporation (excluding shares owned by persons who are directors or officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) and the business combination is approved by holders of a majority of the voting stock entitled to vote, excluding voting stock beneficially owned by the interested stockholder or by persons who are directors or officers and by subsidiaries and certain employee stock plans. First Financial has adopted bylaws specifically electing to be subject to these provisions. While similar provisions exist under the DGCL, a Delaware corporation may elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions. First Data has made such election and, therefore, is not subject to the terms of such provisions.

  Certain provisions of the Restated Certificate of Incorporation and By-laws of First Data may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. Such provisions include staggered terms for First Data's directors and the requirement of advance notice of proposals of business or nominations for director. See "--Directors" and "--Stockholder Proposals."

STOCKHOLDER APPROVAL OF MERGERS AND ASSET SALES

  Unless the board of directors requires a greater vote, the GBCC requires a merger of First Financial to be approved by the holders of a majority of the then outstanding shares of First Financial Common Stock.

  Under Georgia law, unless the articles of incorporation specify otherwise, action by the stockholders of the surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ, with certain exceptions, from its articles before the merger,
(ii) each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger, and (iii) the number and kinds of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger. The NYSE, however, may require stockholder approval as a prerequisite to listing shares to be issued in certain mergers or other acquisition transactions, such as where the transaction would result in the present or potential increase of 20% or more in the outstanding shares of common stock of the acquiring corporation.

  Under Delaware law, no vote of stockholders of a constituent corporation surviving a merger is necessary to authorize the merger if (1) the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation, (2) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation, and (3) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered plus those initially issuable upon conversion of any other shares to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

FIRST DATA

  Principal Holders of First Data Common Stock. The following table sets forth, based on the number of shares outstanding as of September 15, 1995, the percentage of ownership of the First Data Common Stock by the persons believed by First Data to own beneficially more than 5% of the First Data Common Stock based upon Schedule 13G filings dated as of December 31, 1994:

                                                        AMOUNT AND
  NME AND ADDRESSA                                 NATURE OF BENEFICIAL
 OFBENEFICIAL OWNER                                     OWNERSHIP         PERCENT
- -------------------                                --------------------   -------
   American Express Company
    American Express Tower
    World Financial Center
    New York, NY 10285............................          22,619,900(1)  19.0%
                                                    (shared voting and
                                                    dispositive power)
   Janus Capital Corporation (2)
    100 Fillmore Street, Suite 300
    Denver, CO 80208..............................          11,412,320      9.6%
                                                    (shared voting and
                                                    dispositive power)
   Provident Investment Counsel (3)
    300 North Lake Avenue
    Pasadena, CA 91101-4022.......................           6,185,649      5.2%
                                                    (shared voting and
                                                    dispositive power)

- --------
(1) Pursuant to the terms of an October 1993 offering by American Express Company of 6 1/4% Exchangeable Notes Due October 15, 1996 ("DECS"), American Express may, at its option, consummate the mandatory exchange thereunder at maturity by delivering shares of First Data Common Stock. If American Express exercises such option and uses its current holdings of First Data Common Stock without acquiring any additional shares, its ownership interest in First Data would be substantially reduced. However, American Express is under no obligation to exercise such option to deliver First Data Common Stock pursuant to the terms of the DECS or, if it so elects, that it will use all or any portion of its current holdings of First Data Common Stock to make such delivery.
(2) A separate Schedule 13G was filed in the name of Thomas H. Bailey. As stated in Item 4 of that Schedule 13G, Mr. Bailey owns approximately 12.2% of Janus Capital. In addition to being a stockholder of Janus Capital, Mr. Bailey serves as President and Chairman of the Board of Janus Capital and filed a joint statement with Janus Capital as a result of such stock ownership and positions which may be deemed to enable him to exercise control over Janus Capital. According to such Schedule 13G, Mr. Bailey does not own of record any shares of First Data Common Stock. However, as a result of his position, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to First Data Common Stock held by the managed portfolios described therein. All shares reported herein have been acquired by the managed portfolios described therein, and Mr. Bailey specifically disclaims beneficial ownership over any shares of First Data Common Stock that he or Janus Capital may be deemed to beneficially own. Furthermore, Mr. Bailey does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the managed portfolios and disclaims any ownership associated with such rights.
(3) A separate Schedule 13G was filed in the name of Robert M. Kommerstad. According to that Schedule 13G, Mr. Kommerstad controls Provident Investment Counsel by virtue of his position as the sole voting trustee of a voting trust which holds all of the outstanding securities of Provident. According to such Schedule 13G, Mr. Kommerstad's ownership of First Data Common Stock is indirect as a result of his ownership in Provident Investment Advisors.

  First Data Common Stock Ownership by Directors and Executive Officers. The following table sets forth, as of September 15, 1995, the beneficial ownership of First Data Common Stock by all directors, each of the executive officers named in the Summary Compensation Table contained in First Data's Proxy Statement dated March 31, 1995 and all directors and executive officers as a group.

                                  AMOUNT AND NATURE OF   PERCENT OF OUTSTANDING
NAME                            BENEFICIAL OWNERSHIP (1)      COMMON STOCK
- ----                            ------------------------ ----------------------
Directors
Ben Burdetsky..................            5,051(2)                (9)
Courtney F. Jones..............            7,136(2)                (9)
James D. Robinson III..........           15,636(2)                (9)
Charles T. Russell.............            2,800(2)                (9)
Bernard L. Schwartz............           12,253(2)                (9)
Garen K. Staglin...............           11,136(2)                (9)
Executive Officers
Henry C. Duques................          963,984(3)                (9)
Charles T. Fote................          305,364(4)                (9)
Walter M. Hoff.................          271,861(5)                (9)
Robert J. Levenson.............          228,846(6)                (9)
Edward C. Nafus................          139,380(7)                (9)
All directors and executive
 officers as a group (13
 persons)......................        2,039,288(8)               1.7%

- --------
(1) The number of shares reported includes options that are exercisable within 60 days of September 15, 1995.
(2) Includes 27,360 shares issuable upon exercise of options held by all directors in the aggregate.
(3) Includes 963,980 shares issuable upon exercise of options.
(4) Includes 304,892 shares issuable upon exercise of options.
(5) Includes 271,822 shares issuable upon exercise of options.
(6) Includes 224,846 shares issuable upon exercise of options.
(7) Includes 139,323 shares issuable upon exercise of options.
(8) Includes 2,007,782 shares issuable upon exercise of options.
(9) Less than one percent.

FIRST FINANCIAL

  The following table sets forth, as of September 15, 1995, the beneficial ownership of First Financial Common Stock by all directors, each of the executive officers named in the Summary Compensation Table contained in First Financial's Proxy Statement dated March 27, 1995 and all directors and executive officers as a group. As of September 15, 1995, no person known to First Financial owned beneficially more than 5% of the First Financial Common Stock. As of September 15, 1995, there were 63,953,962 shares of First Financial Common Stock outstanding.

  NAME OF
BENEFICIAL                            AMOUNT AND NATURE OF
   OWNER                           BENEFICIAL OWNERSHIP(1,2,3) PERCENT OF CLASS
- ----------                         --------------------------- ----------------
Patrick H. Thomas.................          1,523,580                2.4%
George L. Cohen...................             17,809                  *
Robert E. Coleman.................             19,552                  *
Jack R. Kelly, Jr.................             19,748                  *
Henry A. Leslie...................             10,624                  *
M. Tarlton Pittard................            156,255                  *
Charles B. Presley................              9,342                  *
Virgil R. Williams................            506,304                  *
Richard D. Jackson(4).............              1,433                  *
Stephen D. Kane...................            104,231                  *
Randolph L.M. Hutto...............             51,831                  *
All Executive Officers and
 Directors as a Group (14
 persons).........................          2,676,654                4.2%

- --------
*Less than 1%
(1) Except as otherwise indicated in Note 2, the persons included in the table have sole voting and investment power with respect to the shares listed as beneficially owned by them.
(2) The shares of First Financial Common Stock beneficially owned include: shares subject to options exercisable currently or within 60 days, some of which will become so exercisable by virtue of the consummation of the Merger (Mr. Thomas--741,700, Mr. Pittard--104,983, Messrs. Cohen, Coleman and Kelly--9,000 each, Mr. Leslie--6,000, Mr. Presley--4,500, Mr. Williams--3,000, Mr. Kane--61,096, Mr. Hutto--30,000 and the Group-- 1,097,029); shares issued pursuant to restricted share awards under First Financial's incentive stock plans, as to which the holders have voting rights, but not the right to transfer until expiration of the applicable restrictions (Mr. Thomas--594,500, Mr. Pittard--18,848, Mr. Kane--18,848, Mr. Hutto--19,777 and the Group--769,774); restricted shares issued under the Directors' Restricted Stock Award Plan to each director not employed by First Financial, as to which the participants have voting rights, but not the right to transfer until expiration of applicable restrictions (Messrs. Cohen, Coleman, Kelly, Leslie, Presley and Williams--1,416 each and the Group--8,496); shares held by wives or children (Mr. Thomas--300, Mr. Cohen--451, Mr. Kane--10 and the Group--761); 2,250 shares held by one member of the Group as trustee of a trust benefiting his minor children; and shares held by the trustee of the First Financial Savings Plus Plan as to which the participants have voting rights and limited withdrawal rights (Mr. Thomas--7,693, Mr. Pittard--3,008, Mr. Jackson--1,423, Mr. Kane-- 7,751, Mr. Hutto--202 and the Group--20,328); and 1,425 shares held by the trustee of the Sutherland, Asbill & Brennan Partners Retirement Trust as to which Mr. Hutto has voting and disposition rights and limited withdrawal rights.
(3) None of First Financial's executive officers or directors owns any of the 5% Debentures.
(4) Mr. Jackson resigned as Vice Chairman of First Financial effective July 31, 1995.

                     INFORMATION CONCERNING FIRST FINANCIAL
                       AFFILIATES AS SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to affiliates of First Financial who, as Selling Stockholders, may offer pursuant to this Joint Proxy Statement/Prospectus from time to time during the Effectiveness Period some or all of the shares of First Data Common Stock received by them in the Merger. See "THE MERGER--Reofferings and Resales of First Data Common Stock." Because each of such Selling Stockholders will determine, in such Selling Stockholder's sole discretion, the number of shares of First Data Common Stock to be offered by such Selling Stockholder during the Effectiveness Period, no estimate can be given as to the number of shares of First Data Common Stock that will be held by the Selling Stockholders upon termination of any such sales. However, in no event will the number of shares offered by the Selling Stockholders pursuant to this Joint Proxy Statement/Prospectus exceed the number of shares of First Data Common Stock specified below (assuming the exercise of all First Financial stock options). Each of the Selling Stockholders has represented to First Data and First Financial that he does not have, and within the past three years has not had, any position, office or other material relationship with First Data or any of its predecessors or affiliates, except as otherwise disclosed in this Joint Proxy Statement/Prospectus.

         NAME OF                                    NUMBER OF SHARES OF FIRST
         SELLING                                        DATA COMMON STOCK
       STOCKHOLDER                                 TO BE RECEIVED IN THE MERGER
       -----------                                 ----------------------------
      Patrick H. Thomas...........................          2,416,245
      George L. Cohen.............................             28,243
      Robert E. Coleman...........................             31,007
      Jack R. Kelly, Jr...........................             31,318
      Henry A. Leslie.............................             16,848
      M. Tarlton Pittard..........................            247,804
      Charles B. Presley..........................             14,815
      Virgil R. Williams..........................            802,947
      Robert J. Amman.............................            160,175
      Stephen D. Kane.............................            165,299
      Randolph L. M. Hutto........................             82,198
      Richard Macchia.............................             85,551
      Glen W. Marschel............................            160,175

  In addition to sales pursuant to this Joint Proxy Statement/Prospectus, each of the Selling Stockholders will be permitted to resell shares of First Data Common Stock pursuant to, and subject to the limitations under, Rule 145 under the Securities Act. See "THE MERGER--Reofferings and Resales of First Data Common Stock."

                       PROPOSED AMENDMENTS TO FIRST DATA
                     RESTATED CERTIFICATE OF INCORPORATION

  At the First Data Special Meeting, stockholders of First Data will be asked to approve and adopt the Stock Amendment, which would increase the number of authorized shares of First Data Common Stock, and the By-laws Amendment, which would confer upon the First Data Board the power to adopt, amend or repeal the By-laws of First Data.

  THE BOARD OF DIRECTORS OF FIRST DATA UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE STOCK AMENDMENT PROPOSAL AND THE BY-LAWS AMENDMENT PROPOSAL.

THE STOCK AMENDMENT PROPOSAL

  The Board of Directors of First Data has declared advisable and has unanimously recommended that the stockholders of First Data adopt an amendment to the Restated Certificate of Incorporation of First Data to increase the authorized number of shares of First Data Common Stock from 300,000,000 to 600,000,000. No change is being proposed with respect to First Data's authorized number of shares of Preferred Stock.

  As of September 15, 1995, First Data had 118,760,681 shares of First Data Common Stock issued and outstanding and 12,602,236 shares of First Data Common Stock reserved for future issuance pursuant to First Data's 1992 Long-Term Incentive Plan, the 1993 Directors Stock Option Plan and First Data's stock purchase plans (collectively, the "First Data Plans"). After consummation of the Merger, approximately 223,067,902 shares are expected to be issued and outstanding and an additional 25,579,413 shares reserved for future issuance pursuant to the First Data Plans, upon exercise of First Financial stock options (which will be exercisable for First Data Common Stock) and upon conversion of First Financial's 5% Debentures (which will be convertible into First Data Common Stock). Without an increase in the number of authorized shares of First Data Common Stock, following the Merger there will be approximately 50,585,298 authorized shares of First Data Common Stock available for issuance.

  The proposed increase in the authorized number of shares of First Data Common Stock has been recommended by the Board of Directors because the availability of additional shares for issuance, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford First Data greater flexibility in acting upon proposed transactions. The additional authorized shares will be available for general corporate needs, such as any future stock splits, stock dividends or issuances under the First Data Plans. The additional shares could also be used for such purposes as raising additional capital for the operations of First Data or in connection with acquisitions. The terms of any future issuance of First Data Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance and sale. Such additional authorized shares would be available for issuance without further action by the stockholders of First Data, except as provided under the DGCL or the rules of any national securities exchange on which the First Data Common Stock is at the time listed.

  Such additional flexibility which would be afforded to First Data if the proposed Stock Amendment were adopted could be used by the incumbent Board of Directors to make a change in control of First Data more difficult. For example, the issuance of shares of First Data Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of First Data. The Stock Amendment has not been proposed for an anti-takeover purpose, and as of the date of this Joint Proxy Statement/Prospectus, the Board of Directors is not aware of any attempt to bring about a change in control of First Data.

  The additional shares of First Data Common Stock for which authorization is being sought would be part of the existing class of First Data Common Stock and, if and when issued, would have the same rights and privileges as the shares of First Data Common Stock presently outstanding.

  If the Stock Amendment is approved, the first paragraph of Article FOURTH of the current Restated Certificate of Incorporation will be amended to read in its entirety as follows:

    "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 600,000,000 shares of Common Stock, each having a par value of $.01 per share, and 10,000,000 shares of Preferred Stock, each having a par value of $1.00 per share."

THE BY-LAWS AMENDMENT PROPOSAL

  Unless a corporation's certificate of incorporation states otherwise, the DGCL provides that the power to amend or repeal a corporation's by-laws, or to adopt new by-laws, is reserved to the stockholders. Currently, First Data's Restated Certificate of Incorporation does not expressly empower the Board of Directors to alter or amend First Data's By-laws or to adopt new By-laws. First Data believes it to be important for the Board of Directors to have this power in order to provide flexibility to the Board in its management of the day-to-day affairs of First Data. The power to adopt, amend or repeal the By-laws will, among other things, provide the Board with the ability, as otherwise allowed by the DGCL, to modify the duties and obligations of First Data's officers, to increase or decrease the size of the Board and to make other changes to administrative procedures specified in the By-laws.

  If the proposed By-laws Amendment were adopted, the stockholders would nevertheless retain the concurrent power under the DGCL to adopt, amend or repeal First Data's By-laws in an annual or special meeting of First Data stockholders. Any such stockholder action must comply with First Data's By-law provisions regarding advance notice of stockholder proposals and requires the affirmative vote of a majority of the shares present or represented by proxy at the annual or special meeting and entitled to vote thereon.

  Such additional flexibility which would be afforded to the Board if the proposed By-laws Amendment were adopted could be used by the incumbent Board of Directors to make a change in control of First Data more difficult. The By-laws Amendment has not been proposed for an anti-takeover purpose, and as of the date of this Joint Proxy Statement/Prospectus, the Board of Directors is not aware of any attempt to bring about a change in control of First Data.

  If the By-laws Amendment proposal is approved at the First Data Special Meeting, the First Data Board of Directors currently intends to amend the First Data By-laws to eliminate the right of American Express Company, the former parent company of First Data ("American Express"), to call special meetings of First Data stockholders. The right of American Express to call special meetings was included in the By-laws in connection with First Data's initial public offering in April 1992. Following such initial public offering, American Express remained the majority stockholder of First Data. As of September 15, 1995, American Express owned approximately 19% of First Data's outstanding shares, some or all of which shares may be delivered by American Express to holders of American Express' DECS securities in satisfaction of its obligations thereunder. See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS--First Data." As a result, First Data no longer believes it appropriate to confer upon American Express the right to call special meetings. In addition to the special meeting provision, the First Data Board currently intends to delete from the By-laws certain provisions relating to American Express which became inoperative following the reduction of American Express' ownership interest in First Data Common Stock below 20%.

  If the By-laws Amendment is approved, the Restated Certificate of Incorporation will include the following new Article NINTH:

    "NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation."

                        PROPOSED AMENDMENT TO FIRST DATA
                         1992 LONG-TERM INCENTIVE PLAN

  At the First Data Special Meeting, stockholders of First Data will be asked to approve and adopt an amendment to First Data's 1992 Long-Term Incentive Plan (the "Incentive Plan") to increase the number of shares of First Data Common Stock issuable thereunder.

  THE BOARD OF DIRECTORS OF FIRST DATA UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE INCENTIVE PLAN AMENDMENT.

  First Data's long-term success depends upon its ability to attract, retain and encourage dedicated, competent and resourceful key employees. To further these goals, the First Data Board adopted and the stockholders approved the Incentive Plan in April 1992.

  The purpose of the Incentive Plan is to direct the attention and efforts of participating employees to the long-term performance of First Data and its subsidiaries, by relating incentive compensation to the achievement of long-term corporate economic objectives. The Incentive Plan is also designed to retain, reward and motivate participating employees by providing an opportunity for investment in First Data and the advantages inherent in stock ownership in First Data.

PROPOSED AMENDMENT

  The total number of shares of First Data Common Stock authorized for issuance under the Incentive Plan is 12,790,000. As of September 15, 1995, options to purchase 12,428,755 shares of First Data Common Stock had been granted under the Incentive Plan and a total of 361,245 shares remained available for grant. The proposed amendment would increase the number of shares of First Data Common Stock authorized for issuance under the Incentive Plan by 11,000,000, from 12,790,000 to 23,790,000, provided that no more than 4,000,000 shares would be available for issuance in connection with awards of restricted stock and performance grants. Pursuant to the proposed amendment, shares of First Data Common Stock and options to purchase such shares which are tendered in connection with the exercise of options to purchase First Data Common Stock would be available for issuance under new Awards. If any shares issued as restricted stock or otherwise subject to repurchase or forfeiture rights are reacquired by First Data pursuant to such rights, or if any award is cancelled, terminates or expires unexercised, any shares of First Data Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance under new awards. A copy of the Incentive Plan, as proposed to be amended, is attached as Annex IV to this Joint Proxy Statement/Prospectus and is incorporated by reference herein.

  The First Data Board believes that the Incentive Plan Amendment is necessary in order to recruit and retain a pool of skilled and experienced employees. In particular, the Compensation Committee of the First Data Board (the "Compensation Committee") expects that if the proposed amendment is approved by stockholders, a portion of the additional shares of First Data Common Stock authorized for issuance under the Incentive Plan would be made available following the consummation of the Merger for grants and awards to key employees of First Financial.

  On July 26, 1995, the Compensation Committee adopted the proposed amendment and recommended that it be approved by the First Data Board. On such date, the First Data Board approved the proposed amendment and recommended that it be submitted to First Data stockholders for approval. In connection with the adoption of the proposed amendment, pursuant to authority delegated by the First Data Board, the Compensation Committee also adopted amendments to the Incentive Plan which, among other things, (i) require that each stock option granted under the Incentive Plan following adoption of such amendments have an exercise price which is not less than 100% of the fair market value of the shares of First Data Common Stock at the time such stock option is granted,
(ii) require that the vesting period for all shares of restricted stock and all performance grants be not less than one year, (iii) delete from the Incentive Plan provisions permitting First Data to assist persons to whom an award has been made in obtaining financing from First Data or one of its affiliates or from a bank or other third party to be used for the exercise of a grant or the payment of taxes in respect thereof, (iv) delete from the Incentive Plan provisions permitting the Compensation Committee to grant any type of award deemed by the Compensation Committee to be consistent with the purposes of the Incentive Plan, thereby limiting the types of awards which may be granted under the Incentive Plan to those expressly identified therein, (v) expressly permit the award of restricted stock in the form of phantom stock (which provides for a cash payment equivalent to the fair market value of a specified number of shares of First Data Common Stock upon the lapse of restrictions and, in the discretion of the Compensation Committee, dividend equivalents thereon) and
(vi) permit the Compensation Committee, in its discretion, to allow an optionee to transfer stock options to a family member or family trust in compliance with all applicable securities laws.

SUMMARY OF INCENTIVE PLAN

  The following is a description of the principal features of the Incentive Plan, as amended. This description is qualified in its entirety by reference to the Incentive Plan, as amended, attached as Annex IV to this Joint Proxy Statement/Prospectus.

  The Incentive Plan provides for the grant to key employees and other key individuals who perform services for First Data and its affiliates ("Participants") the following types of incentive awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance units, performance grants and awards to

Participants who are foreign nationals or are employed or performing services outside of the United States. As of September 15, 1995, First Data has granted options under the Incentive Plan to 1,667 employees. No other awards have been granted under the Incentive Plan.

  The Compensation Committee has the exclusive discretion to select the Participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Incentive Plan. The Incentive Plan is scheduled to terminate in February 2002, unless extended for up to an additional five years by action of the First Data Board. With limited exceptions, including termination of employment as a result of death, disability or retirement, or except as otherwise determined by the Compensation Committee (such as Related Employment as defined in the Incentive Plan), rights to these forms of contingent compensation are forfeited if a recipient's employment or performance of services terminates within a specified period following the award. Generally, a Participant's rights and interest under the Incentive Plan will not be transferable except by will or by the laws of descent and distribution, provided that, pursuant to the amendments adopted on July 26, 1995, options granted under the Incentive Plan may be transferred to a Participant's family member or family trust, provided that such transfer would not prevent compliance with all applicable securities laws, including Rule 16b-3 under the Exchange Act.

  Options, which include nonqualified stock options (including purchased stock options, as described below) and incentive stock options, are rights to purchase a specified number of shares of First Data Common Stock at a price fixed by the Compensation Committee. As a result of the amendments described above adopted by the Compensation Committee on July 26, 1995, the option price may not be less than the fair market value of the First Data Common Stock subject to such option at the time the option is granted, as determined by the Compensation Committee, and, in the case of an incentive stock option granted to an employee who owns stock representing more than ten percent of the voting power of all classes of stock of First Data or of any of its subsidiaries, the option price may not be less than 110% of such fair market value at the time the option is granted.

  In the case of purchased stock options, a specified number of nonqualified stock options (with an option price as described above) are offered for grant to selected Participants in exchange for a purchase price, specified by the Compensation Committee, which is payable at the time of grant. Options generally will expire not later than ten years after the date on which they are granted. Options will become exercisable at such time and in such installments as the Compensation Committee shall determine. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash, First Data Common Stock or the surrender of another outstanding award or bonus payment or any combination thereof) as the Compensation Committee may determine.

  Pursuant to the terms of the purchased stock options granted to date, such options generally become exercisable as to one-third of the shares subject to such options on the first through third anniversaries of the grant date. All purchased stock options have been granted with an exercise price per share equal to 100% of the fair market value of the First Data Common Stock on the date of grant. The purchase price per share of these options has been equal to 10% of the fair market value of the stock on the date of grant (the "Purchased Stock Option Purchase Price"). Pursuant to the terms of such purchased stock options, if a Participant's employment with First Data is terminated for any reason (other than for cause as defined in the Incentive Plan by First Data or voluntarily by the Participant), such Participant will be entitled to receive the Purchased Stock Option Purchase Price plus interest credited at the prime rate in effect from time to time from the grant date as announced by Morgan Guaranty Trust Company of New York (the "Prime Rate") for all shares subject to such purchased stock option that are not exercisable at the time of such termination of employment. If such Participant's employment with First Data is terminated by First Data for cause, the Participant will not be entitled to payment in respect of shares subject to the purchased stock option, whether or not exercisable at the time of such termination. If such Participant's employment with First Data is terminated for any other reason, such Participant will be entitled to receive for each share subject to the purchased stock option that is exercisable at the time of such termination, the lesser of (i) the excess, if any, of the fair market value of the average sale price of such shares in the ten trading days preceding such date of termination over the exercise price per share of such option, or (ii) the Purchased Stock Option Purchase Price plus interest at the Prime Rate credited from the grant date (collectively with the payment, if any, provided for in the second preceding sentence as if it were applicable, the "Purchased Stock Option Termination Payment").

  A SAR may be granted alone, or a holder of an option or other award may be granted a related SAR either at the time of grant or by amendment thereafter. Upon exercise of a SAR, the holder must surrender the SAR and surrender, unexercised, any related option or other award, and the holder will receive in exchange, at the election of the Compensation Committee, cash or First Data Common Stock or other consideration or any combination thereof, equal in value to (or, in the discretion of the Compensation Committee, less than) the difference between the exercise price or option price per share and the fair market value per share on the last business day preceding the date of exercise, times the number of shares subject to the SAR or option or other award, or portion thereof, which is exercised. No SARs have been granted to date.

  A restricted stock award is an award of a given number of shares of First Data Common Stock which are subject to a restriction against transfer and a repurchase option of First Data during a period set by the Compensation Committee. During the restricted period, the Participant generally has the right to vote and receive dividends on the shares. Pursuant to the amendments described above, adopted by the Compensation Committee on July 26, 1995, the restricted period for all shares of restricted stock may not be less than one year. Also pursuant to such amendments, restricted stock may be awarded in the form of phantom stock which provides for a cash payment equivalent to the fair market value of a specified number of shares of First Data Common Stock upon the lapse of restrictions and, in the discretion of the Compensation Committee, dividend equivalents thereon. No restricted stock has been awarded to date.

  Performance grants are awards whose final value, if any, is determined by the degree to which specified performance objectives have been achieved during an award period set by the Compensation Committee, subject to such adjustments as the Compensation Committee may approve based on relevant factors. Performance objectives are based on such measures as, including, without limitation, industry targets; corporate, business unit or Participant performance; or any combination of the foregoing. A target value of an award will be established (and may be amended thereafter) by the Compensation Committee and may be a fixed dollar amount or an amount that is determinable from other criteria specified by the Compensation Committee. Payment of the final value of an award will be made as promptly as practicable after the end of the award period or at such other time or times as the Compensation Committee may determine. Pursuant to the amendments described above, adopted by the Compensation Committee on July 26, 1995, the award period for performance grants may not be less than one year.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the Incentive Plan under current law.

  An optionee to whom a nonqualified stock option is granted will recognize no income at the time of the grant. When an optionee exercises a nonqualified stock option, he will generally recognize ordinary compensation income equal to the difference, if any, between the fair market value of the First Data Common Stock received at such time and the exercise price. The tax basis of such shares to the optionee will be equal to the exercise price paid plus the amount includable in his gross income as compensation. The holding period for such shares will normally commence on the day on which he recognizes taxable income in respect of such shares. An optionee to whom a purchased stock option is granted will recognize no income at the time of grant. When an optionee exercises a purchased stock option, he will generally recognize ordinary compensation income equal to the difference, if any, between the fair market value of the First Data Common Stock he receives at such time and the sum of the exercise price for such shares, plus the portion of the cash amount paid in satisfaction of the Purchased Stock Option Purchase Price allocable to such shares. When an optionee receives, in connection with his termination of employment, the Purchased Stock Option Termination Payment, he will generally recognize ordinary income equal to the excess, if any, of the aggregate Purchased Stock Option Termination Payment over the cash amount paid in satisfaction of the Purchased Stock Option Purchase Price.

  An employee to whom an incentive stock option which qualifies under Section 422 of the Code is granted will generally recognize no income at the time of grant or at the time of exercise. However, upon the exercise of an incentive stock option, the excess of the fair market value of the First Data Common Stock over the exercise price thereof may result in the optionee being subject to an alternative minimum tax ("AMT") under applicable provisions of the Code. In order to obtain incentive stock option treatment for federal income tax purposes, an employee (i) must be an employee of First Data or a subsidiary continuously from the date of grant until any termination of employment and
(ii) in the event of such a termination, must exercise an incentive stock option within three months after such termination, except if disabled, in which case exercise may occur within one year from the date of termination of employment, and in the case of death, exercise may occur within such period as determined by the Compensation Committee. When an optionee sells the First Data Common Stock received upon exercise of an incentive stock option more than one year after exercise and more than two years after the date of grant of such incentive stock option, he will recognize a long term capital gain or loss equal to the difference, if any, between the sale price of such shares at such time and the exercise price. If the employee does not hold such shares for either period, when he sells such shares (a "disqualifying disposition") he will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of such shares on the date of exercise and the exercise price, or (ii) the difference, if any, between the sale price and the exercise price. Any other gain or loss on such sale (in addition to the ordinary income mentioned above), will be capital gain or loss. The tax basis of such shares to the employee, for purposes of computing such other gain or loss, should be equal to the exercise price paid (plus the amount includable in his gross income as compensation, if any).

  The inclusion of SARs in a nonqualified stock option or an incentive stock option will normally not result in taxable income to the optionee. At the time of exercise, an optionee should recognize ordinary compensation income in an amount equal to the cash and the fair market value of the First Data Common Stock he receives to satisfy his SAR. The tax basis of any such shares received by the optionee pursuant to an SAR should be equal to the amount includable in his gross income as compensation in respect of such shares, and the optionee's holding period therefor should normally commence on the day on which he recognizes taxable income in respect of such shares.

  An employee who receives First Data Common Stock pursuant to a restricted stock award should not, unless he elects otherwise, recognize any taxable income upon the receipt of such award, but should recognize taxable compensation income at the time his interest in such shares is no longer subject to the repurchase option imposed by the Incentive Plan, in an amount equal to the fair market value of such shares at such time. A recipient of a restricted stock award may, however, elect under Section 83(b) of the Code to recognize taxable compensation at the time of grant in an amount equal to the fair market value of such shares on the date of grant. The tax basis of such shares to the recipient should be equal to the amount includable in his gross income as compensation, and his holding period for such shares should normally commence on the day following the date on which such shares are valued for purposes of determining the amount of such income. Dividends paid on restricted stock awards prior to the date taxable compensation is recognized in respect of such shares should be included as compensation for federal income tax purposes when received.

  An employee to whom a performance grant award is made should recognize no taxable income at the time such award is made. Such person should recognize taxable income, however, at the time cash or First Data Common Stock is paid to him pursuant to such award, and the amount of such income should be the amount of such cash and the fair market value at such time of such shares. The tax basis of any such shares received by such person pursuant to a performance grant award should be equal to the amount includable in his gross income as compensation in respect of such shares and the holding period therefor should normally commence on the day following the date on which he recognizes taxable income in respect of such shares. Any income equivalents paid to a recipient with respect to his performance grant award should generally be regarded for federal income tax purposes as compensation.

  If the recipient of an award is an officer who is subject to Section 16(b) of the Exchange Act ("Insider"), the tax consequences may be different than those described above. Generally, an Insider will not recognize income on receipt of First Data Common Stock until he is no longer subject to such liability with respect to the disposition of such First Data Common Stock. However, by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than 30 days after the date of transfer of property (e.g., after exercise of a nonqualified stock option that was granted within six months of such exercise), an Insider may elect to be taxed at the time of such transfer.

  Any compensation includable in the gross income of a recipient will be subject to appropriate federal income tax withholding.

  The company for which an individual is performing services will generally be allowed to deduct amounts that are includable in the income of such person as ordinary compensation income at the time such amounts are so includable, provided that such amounts qualify as reasonable compensation for personal services actually rendered.

  The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the Incentive Plan.

  No determination has been made by the Compensation Committee regarding the future grant of specific awards under the Incentive Plan. No awards were granted under the Incentive Plan during 1994. During 1995, options to purchase 80,643 shares of First Data Common Stock were granted to Lee Adrean, Executive Vice President of First Data. The following table sets forth the total number of options granted under the Incentive Plan to the individuals and groups indicated in such table through September 15, 1995, the number of options outstanding on such date and the net dollar value of such outstanding options. All options have been granted with an exercise price per share equal to 100% of the fair market value of the First Data Common Stock on the date of the grant.

                                                                     NET DOLLAR
                                               TOTAL                  VALUE OF
                                              OPTIONS     OPTIONS   OUTSTANDING
NAME AND POSITION                             GRANTED   OUTSTANDING   OPTIONS
- -----------------                            ---------- ----------- ------------
Henry C. Duques
 Chairman of the Board and CEO..............  1,208,520  1,208,520  $ 38,272,948
Lee Adrean
 Executive Vice President...................     80,643     80,643  $    403,215
Charles T. Fote
 Executive Vice President...................    369,222    369,222  $ 12,617,642
Walter M. Hoff
 Executive Vice President...................    319,610    319,610  $ 11,594,272
Robert J. Levenson
 Executive Vice President...................    362,276    362,276  $  8,218,557
Edward C. Nafus
 Executive Vice President...................    246,493    203,993  $  6,243,583
Executive Group.............................  2,712,920  2,668,920  $ 80,383,996
Non-Executive Director Group................    143,106    139,054     1,711,933
Non-Executive Officer Employee Group........ 10,465,882  8,283,736  $243,614,008

  On September 15, 1995, the closing price per share of the First Data Common Stock was $61.375.

                            THE ADJOURNMENT MATTERS

  At the Special Meetings, the respective stockholders of First Data and First Financial will consider and vote upon proposals to permit adjournment of their respective Special Meetings, including adjournments to obtain a quorum and/or solicit additional stockholder votes in favor of the Stock Issuance, the Charter Amendments and the Incentive Plan Amendment, in the case of the First Data Special Meeting, and the Merger Agreement, in the case of the First Financial Special Meeting. To the extent that a stockholder of First Data or First Financial intends to vote against any of the foregoing proposals, such stockholder would have a disincentive to vote in favor of the First Data Adjournment Matter or the First Financial Adjournment Matter, as the case may be.

  For a discussion of the effects of abstentions and broker non-votes on the First Data Adjournment Matter and the First Financial Adjournment Matter, see "THE SPECIAL MEETINGS--Votes Required."

                             BUSINESS OF FIRST DATA

  First Data and its subsidiaries provide high-quality, high-volume information processing and related services to specific client groups: the transaction card, payment instruments, teleservices, mutual fund, receivables and information management industries. In 1994, First Data heightened its strategic focus on the financial sector businesses. Consistent with this focus, in 1994 First Data sold its cable services and hotel reservation businesses and in 1995 sold its health system business.

  First Data's annual revenues have grown from $845 million in 1990 to $1.65 billion in 1994. First Data's revenue growth has been derived from five sources: internal growth (which consists primarily of increased transaction processing for existing clients); the sale of ancillary products and enhanced services to existing clients; the addition of new clients in existing product lines; expansion into existing adjacent markets where First Data can provide similar data processing services to new client groups; and acquisitions.

  First Data's business strategy is to generate recurring revenue by developing long-term contractual relationships with clients that have decided to outsource various information processing services. First Data's diverse client base is comprised of over 2,500 customers, ranging from Fortune 500 companies to individually owned and operated businesses. A majority of First Data's revenues are generated from agreements with terms generally of two to five years duration.

  First Data's information processing facilities comprise integrated networks of computer hardware, proprietary software and other telecommunications and operations systems. First Data has data centers which are capable of servicing a wide range of client groups, allowing it to process transactions for hundreds of clients in a rapid and cost effective manner and to take advantage of economies-of-scale when adding new clients. On an ongoing basis, First Data enhances its proprietary systems and invests in selected new technology in order to provide the flexibility and functionality necessary to process an increasingly larger volume and variety of transactions.

  On March 9, 1995, First Data acquired Card Establishment Services, Inc. ("CES") and its parent holding company. CES, a leading merchant transaction processor, processes approximately 460 million transactions annually for approximately 205,000 merchant outlets. In the merger with the parent of CES (the "Holdings Merger"), First Data paid approximately $540 million in a combination of First Data Common Stock and cash. First Data believes that the Holdings Merger provides First Data with enhanced technological, operational and distributional capabilities as well as additional economies of scale. In addition, First Data believes that the Holdings Merger complements current First Data product offerings by strengthening both "front-end" (the provision of network, communication and point-of-sale system management services to merchants, such as electronic authorizations, employment and maintenance of point-of-sale ("POS") hardware used by merchants and the provision of periodic operating systems upgrades used in the merchant business to comply with card association rules) and "back-office" (merchant accounting, chargebacks, retrievals, terminal management, sales support and credit and risk management services relating to the merchant business) transaction processing capabilities.

  On June 6, 1995, First Data consummated the acquisition of the financial services electronic transaction processing business of Envoy Corporation for consideration consisting of three million shares of First Data Common Stock and up to an additional $21 million in First Data Common Stock if certain performance-based criteria are achieved.

  On June 17, 1995, First Data consummated the sale of its Health Systems Group to HBO & Company ("HBOC") in exchange for four million shares of HBOC common stock.

  First Data regularly considers acquisition opportunities as well as other forms of business combinations and divestitures. Historically, First Data has been involved in numerous transactions of various magnitudes for consideration which has included cash or securities (including First Data Common Stock) or combinations thereof. First Data continues to evaluate and pursue transaction opportunities as they arise. In evaluating opportunities for future expansion, First Data targets markets in which it believes it can achieve and sustain a strong competitive position. No assurance can be given with respect to the timing, likelihood or the financial or business effect of any possible transaction.

  First Data's principal executive offices are located at 401 Hackensack Avenue, Hackensack, New Jersey 07601, and its telephone number is (201) 525-4702.

  For further information concerning First Data, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                          BUSINESS OF FIRST FINANCIAL

  First Financial is a worldwide leader in information services, offering a vertically integrated set of data processing, storage and management products for the capture, manipulation and distribution of data. Services include merchant and consumer payment services (involving credit cards, debit cards, checks and nonbank immediate money transfers); debt collection and accounts receivable management; data imaging, micrographics and electronic database management; health care claims processing and integrated management and cost containment services; and the development and marketing of data communications and information processing systems, including in-store marketing programs and systems for supermarkets.

  On May 12, 1995, First Financial entered into an Agreement and Plan of Merger (the "EBP Agreement") to acquire Employee Benefit Plans, Inc., a Delaware corporation ("EBP"). Pursuant to the EBP Agreement, and subject to the terms and conditions thereof, each holder of outstanding shares of EBP's $.01 par value common stock ("EBP Common Stock") will become entitled to receive 0.1975 of a share of First Financial Common Stock and cash in lieu of fractional shares. Outstanding options and rights to acquire EBP Common Stock would, following consummation of the acquisition, entitle the holder to acquire shares of First Financial Common Stock and, upon consummation of the Merger, shares of First Data Common Stock, in each case based on the applicable conversion ratio. First Financial estimates the EBP transaction to have a total value of approximately $172.5 million, based on the closing price of First Financial Common Stock on September 15, 1995.

  EBP, through its subsidiaries EBP HealthPlans, Inc. and EBPLife Insurance Company, provides managed health care products and services to companies throughout the United States. EBP's products and services include health insurance coverages, benefit plan design and consulting, claims administration and processing, medical cost management programs, health care provider networks, and a managed pharmacy program. EBP tailors the delivery of its managed health care products and services to meet the needs of customers in specific geographic areas of the United States. EBP's customers are primarily small and medium sized companies seeking to minimize their health care costs while providing quality medical benefit plans to their employees. EBP provides its managed health care products and services to more than 2,100 customers with approximately 1.1 million members.

  First Financial's principal executive offices are located at Suite 1400, 5660 New Northside Drive, Atlanta, Georgia 30328, and its telephone number is 770-857-0001.

  For further information concerning First Financial, see "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                               CERTAIN LITIGATION

  Following the June 13, 1995 public announcement of the execution of the Merger Agreement, four separate class action lawsuits were filed by First Financial stockholders in the Superior Court of Fulton County, Georgia, against First Data, First Financial and the individual directors of First Financial seeking to enjoin the Merger and recover compensatory damages in unspecified amounts, together with costs, expenses and attorneys' fees (Frishman v. Thomas, et al.; Civil Action No. E38255; Coopersmith v. First Financial Management Corporation, et al.; Civil Action No. E38296; Backer v. Thomas, et al.; Civil Action No. E38304; and Booth v. First Financial Management Corporation, et al.; Civil Action No. E38329). The complaints, which purport to be brought on behalf of all similarly situated First Financial stockholders, allege that the First Financial directors violated their fiduciary duties and obligations to First Financial stockholders in approving the Merger by failing to take steps to assure maximum value and return to First Financial stockholders. First Financial believes that the litigation is without merit.

  Pursuant to arms-length negotiations, and in the interest of avoiding the burden and expense of further litigation, the defendants in these complaints have reached an agreement in principle with the plaintiffs relating to the settlement of such litigation. The settlement contemplated by the agreement in principle would be subject to the execution of a definitive settlement agreement and court approval. The settlement contemplated by the agreement in principle provides for (i) a change in the latest extension of the final Termination Date of the Merger Agreement from May 31, 1996 to August 31, 1996,
(ii) the reduction in the fees payable in certain events of termination from $70 million to $68 million, (iii) the opportunity of plaintiffs' counsel to review and offer comments on this Joint Proxy Statement/Prospectus and (iv) the defendants' agreement not to oppose an application by plaintiffs' counsel to the court for an award of attorneys' fees not to exceed $425,000 plus reasonably documented expenses not to exceed $25,000, which amounts, if approved, will be paid by First Financial on behalf of the defendants. The agreement in principle also contemplates that the class will be certified for settlement purposes only, that the litigation will be dismissed with prejudice and that all claims with respect to the Merger, the Merger Agreement and this Joint Proxy Statement/Prospectus, including any federal or state securities law or other claims, shall be fully and finally released, settled and discharged. On September 19, 1995, First Data, First Financial and Sub entered into an amendment to the Merger Agreement to reflect the changes contemplated by the agreement in principle to settle the litigation.

                                 LEGAL OPINIONS

  The validity of the First Data Common Stock being offered hereby is being passed upon for First Data by Thomas A. Rossi, Esq., Senior Counsel to First Data. Mr. Rossi beneficially owns 2,849 shares of First Data Common Stock.

  Sutherland, Asbill & Brennan, counsel to First Financial, will deliver an opinion concerning certain federal income tax consequences of the Merger. See "THE MERGER--Certain Federal Income Tax Consequences." George L. Cohen, a partner in Sutherland, Asbill & Brennan, is a director of First Financial. Attorneys at Sutherland, Asbill & Brennan participating in matters relating to the Merger beneficially own 18,794 shares of First Financial Common Stock.

                                    EXPERTS

  The financial statements and schedules appearing in First Data's 1994 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  With respect to the unaudited consolidated interim financial information of First Data for the periods ended March 31, 1994 and 1995 and June 30, 1994 and 1995 incorporated by reference herein, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in First Data's Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1995, incorporated herein by reference, state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because such reports are not "reports" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

  The consolidated financial statements of CESI Holdings, Inc. at June 30, 1994 and for the year then ended, appearing in First Data's Current Report on Form 8-K dated March 23, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of First Financial at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as set forth in the report thereon appearing in First Financial's 1994 10-K, and are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Western Union Financial Services, Inc. incorporated in this Joint Proxy Statement/Prospectus by reference to First Data's Form 8-K dated July 14, 1995 have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

  Representatives of Ernst & Young LLP and Deloitte & Touche LLP are expected to be present at the First Data Special Meeting and the First Financial Special Meeting, respectively, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                  OTHER INFORMATION AND STOCKHOLDER PROPOSALS

  The First Data management and the First Financial management know of no other matters that may properly be, or which are likely to be, brought before the First Data Special Meeting or the First Financial Special Meeting, respectively. However, if any other matters are properly brought before such Special Meetings, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management, unless such authority is withheld.

  In order to be considered for inclusion in the proxy statement for the next annual meeting, if any, of stockholders of First Financial, any stockholder proposal intended to be presented at the meeting must be received by First Financial on or before December 15, 1995. The annual meeting will be held only if the Merger is not consummated.

  In order to be considered for inclusion in the proxy statement for the next annual meeting of stockholders of First Data, any stockholder proposal intended to be presented at the meeting must be received by First Data on or before December 1, 1995.

                                    ANNEX I

Agreement and Plan of Merger dated as of June 12, 1995, as amended, among First
  Data Corporation,FDC Merger Corp. and First Financial Management Corporation

                              COMPOSITE CONFORMED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            FIRST DATA CORPORATION,

                                FDC MERGER CORP.

                                      AND

                     FIRST FINANCIAL MANAGEMENT CORPORATION

                     DATED AS OF JUNE 12, 1995, AS AMENDED

                              COMPOSITE CONFORMED

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

                                                                            PAGE
                                                                            ----
 Section 1.1  The Merger..................................................     1
 Section 1.2  Effective Time..............................................     1
 Section 1.3  Effects of the Merger.......................................     1
 Section 1.4  Charter and By-laws.........................................     2
 Section 1.5  Conversion of Securities....................................     2
 Section 1.6  Parent to Make Certificates Available.......................     2
 Section 1.7  Dividends; Transfer Taxes; Withholding......................     3
 Section 1.8  No Fractional Securities....................................     3
 Section 1.9  Return of Exchange Fund.....................................     4
 Section 1.10 Adjustment of Conversion Number.............................     4
 Section 1.11 No Further Ownership Rights in Company Common Stock.........     4
 Section 1.12 Closing of Company Transfer Books...........................     4
 Section 1.13 Lost Certificates...........................................     4
 Section 1.14 Restricted Stock............................................     4
 Section 1.15 Senior Convertible Debentures...............................     4
 Section 1.16 Further Assurances..........................................     5
 Section 1.17 Closing.....................................................     5

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

 Section 2.1  Organization, Standing and Power............................     5
 Section 2.2  Capital Structure...........................................     6
 Section 2.3  Authority...................................................     6
 Section 2.4  Consents and Approvals; No Violation........................     7
 Section 2.5  SEC Documents and Other Reports.............................     7
 Section 2.6  Registration Statement and Joint Proxy Statement............     8
 Section 2.7  Absence of Certain Changes or Events........................     8
 Section 2.8  Permits and Compliance......................................     9
 Section 2.9  Tax Matters.................................................     9
 Section 2.10 Actions and Proceedings.....................................     9
 Section 2.11 Certain Agreements..........................................    10
 Section 2.12 ERISA.......................................................    10
 Section 2.13 Compliance with Certain Laws................................    10
 Section 2.14 Liabilities.................................................    11
 Section 2.15 Labor Matters...............................................    11
 Section 2.16 Intellectual Property.......................................    11
 Section 2.17 Pooling of Interests; Reorganization........................    11
 Section 2.18 Required Vote of Parent Stockholders........................    11
 Section 2.19 Operations of Sub...........................................    11
 Section 2.20 Brokers.....................................................    12

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                                                                           PAGE
                                                                           ----
 Section 3.1  Organization, Standing and Power...........................  I-12
 Section 3.2  Capital Structure..........................................  I-12
 Section 3.3  Authority..................................................  I-13
 Section 3.4  Consents and Approvals; No Violation.......................  I-13
 Section 3.5  SEC Documents and Other Reports............................  I-14
 Section 3.6  Registration Statement and Joint Proxy Statement...........  I-14
 Section 3.7  Absence of Certain Changes or Events.......................  I-15
 Section 3.8  Permits and Compliance.....................................  I-15
 Section 3.9  Tax Matters................................................  I-16
 Section 3.10 Actions and Proceedings....................................  I-16
 Section 3.11 Certain Agreements.........................................  I-16
 Section 3.12 ERISA......................................................  I-16
 Section 3.13 Compliance with Certain Laws...............................  I-17
 Section 3.14 Liabilities................................................  I-17
 Section 3.15 Labor Matters..............................................  I-18
 Section 3.16 Intellectual Property......................................  I-18
 Section 3.17 Opinion of Financial Advisor...............................  I-18
 Section 3.18 State Takeover Statutes....................................  I-18
 Section 3.19 Required Vote of Company Stockholders......................  I-18
 Section 3.20 Pooling of Interests; Reorganization.......................  I-18
 Section 3.21 Brokers....................................................  I-18

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

 Section 4.1  Conduct of Business Pending the Merger.....................  I-19
 Section 4.2  No Solicitation............................................  I-22
 Section 4.3  Third Party Standstill Agreements..........................  I-23
 Section 4.4  Pooling of Interests; Reorganization.......................  I-23

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

 Section 5.1  Stockholder Meetings.......................................  I-23
              Preparation of the Registration Statement and the Joint
 Section 5.2  Proxy Statement............................................  I-24
 Section 5.3  Employee Benefits Matters..................................  I-24
 Section 5.4  Access to Information......................................  I-24
 Section 5.5  Compliance with the Securities Act; Pooling Period.........  I-24
 Section 5.6  Stock Exchange Listings....................................  I-25
 Section 5.7  Fees and Expenses..........................................  I-25
 Section 5.8  Company Stock Options; Stock Purchase Plan.................  I-27
 Section 5.9  Reasonable Best Efforts; Pooling of Interests..............  I-28
 Section 5.10 Public Announcements.......................................  I-29
 Section 5.11 Real Estate Transfer and Gains Tax.........................  I-29
 Section 5.12 State Takeover Laws........................................  I-29
 Section 5.13 Indemnification; Directors and Officers Insurance..........  I-29
 Section 5.14 Notification of Certain Matters............................  I-29
 Section 5.15 Resignation of Directors...................................  I-30

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

                                                                            PAGE
                                                                            ----
 Section 6.1  Conditions to Each Party's Obligation to Effect the Merger.   I-30
              Conditions to Obligation of the Company to Effect the
 Section 6.2  Merger.....................................................   I-31
              Conditions to Obligations of Parent and Sub to Effect the
 Section 6.3  Merger.....................................................   I-32

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

 Section 7.1  Termination................................................   I-32
 Section 7.2  Effect of Termination......................................   I-34
 Section 7.3  Amendment..................................................   I-34
 Section 7.4  Waiver.....................................................   I-34

                                  ARTICLE VIII

                               GENERAL PROVISIONS

 Section 8.1  Non-Survival of Representations, Warranties and Agreements.   I-34
 Section 8.2  Notices....................................................   I-35
 Section 8.3  Interpretation.............................................   I-36
 Section 8.4  Counterparts...............................................   I-36
 Section 8.5  Entire Agreement; No Third-Party Beneficiaries.............   I-36
 Section 8.6  Governing Law..............................................   I-36
 Section 8.7  Assignment.................................................   I-36
 Section 8.8  Severability...............................................   I-36
 Section 8.9  Enforcement of this Agreement..............................   I-36

                          AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger, dated as of June 12, 1995 (this "Agreement"), among First Data Corporation, a Delaware corporation ("Parent"), FDC Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Parent ("Sub"), and First Financial Management Corporation, a Georgia corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

  Whereas, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.10 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company will be converted into shares of Parent Common Stock, par value $.01 per share ("Parent Common Stock");

  Whereas, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

  Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  Whereas, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

  Now, Therefore, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Georgia Business Corporation Code (the "GBCC"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the GBCC.

  Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the GBCC, is filed with the Secretary of State of the State of Georgia; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.17).

  Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.

  Section 1.4 Charter and By-laws. At the Effective Time, the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so that Article V of such Restated Articles of Incorporation reads in its entirety as follows: "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $.01 per share." As so amended, such Restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that in no event shall the provisions of Article VIII of the Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time be amended after the Effective Time in any manner prior to the sixth anniversary of the Effective Time. At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Articles of Incorporation of the Surviving Corporation or by applicable law.

  Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

    (a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or by any wholly-owned Subsidiary of Parent shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

    (c) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.5(b)) shall be converted into 1.5859 (such number being the "Conversion Number") validly issued, fully paid and nonassessable shares of Parent Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with
  Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

  Section 1.6 Parent to Make Certificates Available. (a) Exchange of Certificates. Parent shall authorize a commercial bank reasonably acceptable to the Company (or such other person or persons as shall be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(c) in exchange for outstanding shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Sections 1.8 and 1.9, the Exchange Fund shall not be used for any other purpose.

  (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be cancelled.

  Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

  Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) on the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on the NYSE on such date, the first date of trading of shares of Parent Common Stock on the NYSE after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this
Section 1.8.

  Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this
Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 1.10 Adjustment of Conversion Number. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to the Parent Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of this Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Conversion Number, and all references to the Conversion Number in this Agreement shall be deemed to be to the Conversion Number as so adjusted.

  Section 1.11 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

  Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be cancelled and exchanged as provided in this Article I.

  Section 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices the Parent applies to its own stockholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

  Section 1.14 Restricted Stock. Any unvested shares of restricted stock, whether granted pursuant to the Company Stock Option Plans (as hereinafter defined) or otherwise, shall, to the extent required in the plan, agreement or instrument pursuant to which such shares were granted (and without any voluntary action by the Company), vest and become free of all restrictions immediately prior to the Effective Time and shall be convertible into Parent Common Stock pursuant to Section 1.5.

  Section 1.15 Senior Convertible Debentures. Parent acknowledges that, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company, the 5% Senior Convertible

Debentures of the Company due 1999 (the "5% Debentures") shall be convertible into shares of Parent Common Stock pursuant to the terms of the indenture governing the 5% Debentures. Parent shall execute with the Trustee for the 5% Debentures a supplemental indenture (which shall conform to the Trust Indenture Act of 1939, as amended, as in force at the date of execution of such supplemental indenture) providing that each 5% Debenture shall be convertible into shares of Parent Common Stock as contemplated by the indenture governing the 5% Debentures. Parent shall promptly cause notice of the execution of such supplemental indenture to be mailed to each holder of the 5% Debentures in accordance with the indenture governing the 5% Debentures and shall take such other actions as may be appropriate or required by such indenture, or otherwise, to implement the terms of the indenture, as currently supplemented and as supplemented in connection with the Merger.

  Section 1.16 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

  Section 1.17 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sutherland, Asbill & Brennan, 999 Peachtree Street, N.E., Atlanta, Georgia at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Parent and Sub jointly and severally represent and warrant to the Company as follows:

  Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Georgia, respectively, and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the assets, liabilities, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

  Section 2.2 Capital Structure. As of the Effective Time, the authorized capital stock of Parent will consist of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock"); provided, however, that if Parent's stockholders, at or prior to the Parent Stockholder Meeting (as defined in Section 5.1), approve an amendment to Parent's Restated Certificate of Incorporation which increases the authorized capital stock of Parent, then the authorized capital stock as of the Effective Time will be as so increased. At the close of business on June 9, 1995, (i) 119,088,819 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 437,666 shares of Parent Common Stock were held in the treasury of Parent or by the Subsidiaries of Parent and (iii) 12,783,096 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1992 Long-Term Incentive Plan, the 1993 Directors Stock Option Plan and Parent's stock purchase plans. No shares of Parent Preferred Stock are outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (a) this Agreement, (b) the Agreement and Plan of Reorganization and Merger dated August 16, 1994, as amended (the "Envoy Agreement"), between Parent and Envoy Corporation, a Delaware corporation, and (c) stock options covering not in excess of 11,100,000 shares of Parent Common Stock (collectively, the "Parent Stock Options"), there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents (as hereinafter defined), each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in Section 2.2 of the Parent Letter, Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission (the "SEC") (the "Parent Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

  Section 2.3 Authority. The respective Boards of Directors of Parent and Sub have on or prior to the date of this Agreement declared the Merger advisable and adopted this Agreement in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") and the GBCC, respectively. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of Parent of this Agreement and the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to (x) approval by the stockholders of Parent of the Share Issuance and
(y) the filing of appropriate Merger documents as required by the GBCC. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms. The Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

  Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, and except as set forth in Section 2.4 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the "Parent Letter" (the "Parent Letter"), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or By-laws of Parent, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries,
(iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 5.11, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets, (vii) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (viii) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and the NYSE, (ix) compliance with the Federal Change in Bank Control Act of 1978 and related notification to the Federal Deposit Insurance Corporation, (x) approval by the Georgia Department of Banking and Finance for Parent to become a bank holding company under applicable Georgia law by acquiring control of the Company's special purpose bank, (xi) approval by the State of Oklahoma Department of Insurance based on a Form A Acquisition of Control Application,
(xii) pre-acquisition approval by the State of California Department of Insurance, (xiii) telecommunications reseller licenses, (xv) any approvals required by the Federal Communications Commission and (xvi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent the consummation of any of the transactions contemplated hereby.

  Section 2.5 SEC Documents and Other Reports. Parent has filed all required documents with the SEC since January 1, 1993 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.5 of the Parent Letter, the consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in Section 2.5 of the Parent Letter, as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since December 31, 1994, made any change in the accounting practices or policies applied in the preparation of financial statements.

  Section 2.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Stockholder Meetings (as defined in
Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

  Section 2.7 Absence of Certain Changes or Events. Except as disclosed in Parent SEC Documents filed with the SEC prior to the date of this Agreement, since December 31, 1994, (A) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof;
(B) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Parent; (C) other than any indebtedness incurred by Parent after the date hereof as permitted by Section 4.1(a)(vi), there has been no material change in the consolidated indebtedness of Parent and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by Parent on any class of its stock, except for regular quarterly dividends of not more than $.03 per share on Parent Common Stock; and (D) there has been no event causing a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

  Section 2.8 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined herein), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or in Section 2.8 of the Parent Letter, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Except as set forth in the Parent SEC Documents or Section 2.8 of the Parent Letter, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Set forth in Section 2.8 of the Parent Letter is a description of any material changes to the amount and terms of the indebtedness of the Parent and its Subsidiaries as described in the Parent Annual Report. "Knowledge of Parent" means the actual knowledge of the individuals identified in Section 2.8 of the Parent Letter.

  Section 2.9 Tax Matters. (a) Each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

  (b) The representations set forth in the Parent Tax Certificate attached to the Parent Letter are true and correct.

  Section 2.10 Actions and Proceedings. Except as set forth in the Parent SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of Parent or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Parent Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, any of its or their properties, assets or business or any Parent Plan that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

  Section 2.11 Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than agreements and plans as to which the value of such increases and accelerations does not exceed, in the aggregate, $5 million.

  Section 2.12 ERISA. Each Parent Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan, (ii) neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Parent Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA. No Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. With respect to the Parent Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances, in connection with which Parent or any ERISA Affiliate could be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. All Parent Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and Parent is not aware of any reason why any Parent Plan is not so qualified in operation. Neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multiemployer Plan that such Parent Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither Parent nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Parent Annual Report. As used herein, (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Parent Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to
Section 4001(b) of ERISA and the regulations promulgated thereunder.

  Section 2.13 Compliance with Certain Laws. The properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on

Parent. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on Parent. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

  Section 2.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Parent Annual Report, or disclosed in the footnotes thereto, Parent and its Subsidiaries had no liabilities (including, without limitation, tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, Parent and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

  Section 2.15 Labor Matters. Except as set forth in Section 2.15 of the Parent Letter, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Parent.

  Section 2.16 Intellectual Property. Parent and its Subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of Parent and its Subsidiaries, taken a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

  Section 2.17 Pooling of Interests; Reorganization. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or
(ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  Section 2.18 Required Vote of Parent Stockholders. The affirmative vote of a majority of the votes cast on the Share Issuance is required to approve the Share Issuance, provided that the total votes cast on the proposal represent a majority of the outstanding shares of Parent Common Stock. No other vote of the stockholders of Parent is required by law, the Restated Certificate of Incorporation or By-laws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

  Section 2.19 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  Section 2.20 Brokers. No broker, investment banker or other person, other than Smith Barney Inc., the fees and expenses of which will be paid by Parent (and as reflected in an agreement between Smith Barney Inc. and Parent, a copy of which has been furnished to the Company), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Sub as follows:

  Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  Section 3.2 Capital Structure. As of the Effective Time, the authorized capital stock of the Company will consist of 150,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock"). At the close of business on May 31, 1995, (i) 63,831,211 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 20,000 shares of Company Common Stock were held in the treasury of the Company or by the Subsidiaries of the Company, (iii) 6,293,590 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1988 Incentive Stock Plan, 1990 Directors Stock Option Plan, Directors Restricted Stock Plan, 1990 Employee Stock Purchase Plan, 1982 Incentive Stock Plan, Employee Stock Purchase Plan or pursuant to any plans assumed by the Company in connection with any acquisition, business combination or similar transaction (collectively, the "Company Stock Option Plans"), (iv) 6,480,435 shares of Company Common Stock were reserved for issuance upon the conversion of the 5% Debentures into shares of Company Common Stock pursuant to the terms of the 5% Debentures, (v) 1,734,600 shares of Company Common Stock were reserved for issuance upon consummation of the EBP Merger (as hereinafter defined) and (vi) 1,350,000 shares of Company Common Stock were reserved for issuance in connection with certain contingent payments described in Section
3.2 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"). Shares of Company Common Stock having a value of up to $50 million are currently expected to be issued by the Company as part of its prefunding of certain pension plan obligations. No shares of Company Preferred Stock are outstanding. As of the date of this Agreement, except (a) as provided in the 5% Debentures and the indenture relating thereto, (b) for stock options covering not in excess of 1,827,492 shares of Company Common Stock issued under the Company Stock Option Plans (collectively, the "Company Stock Options"), (c) up to 1,734,600 shares of Company Common Stock to be issued in connection with the EBP Merger, (d) up to 231,000 shares of Company Common Stock issuable under the Company's Employee Stock Purchase Plan and (e) up to 50,000 shares of Company Common Stock issuable in connection with certain contingent payments described in Section
3.2 of the Company Letter, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents (as hereinafter defined) or Section 3.2 of the Company Letter, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except as disclosed in Section 3.2 of the Company Letter, Exhibit
21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the SEC (the "Company Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

  Section 3.3 Authority. The Board of Directors of the Company has on or prior to the date of this Agreement (a) unanimously declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, (b) approved this Agreement in accordance with the GBCC, (c) resolved to recommend the approval of this Agreement by the Company's stockholders and (d) directed that this Agreement be submitted to the Company's stockholders for approval. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of this Agreement by the stockholders of the Company and (y) the filing of appropriate Merger documents as required by the GBCC. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Joint Proxy Statement with the SEC has been duly authorized by the Company's Board of Directors.

  Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, and except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Restated Articles of Incorporation or By-Laws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement,
(iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 5.11, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets,
(vii) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (viii) applicable requirements, if any, of Blue Sky Laws and the NYSE, (ix) compliance with the Federal Change in Bank Control Act of 1978 and related notification to the Federal Deposit Insurance Corporation, (x) approval by the Georgia Department of Banking and Finance for Parent to become a bank holding company under applicable Georgia law by acquiring control of the Company's special purpose bank, (xi) approval by the State of Oklahoma Department of Insurance based on a Form A Acquisition of Control Application,
(xii) pre-acquisition approval by the State of California Department of Insurance, (xiii) telecommunications reseller licenses, (xv) any approvals required by the Federal Communications Commission, (xvi) as set forth in
Section 3.4 of the Company Letter, and (xvii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

  Section 3.5 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1993 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since December 31, 1994, made any change in the accounting practices or policies applied in the preparation of financial statements.

  Section 3.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy

Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

  Section 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or in Section 3.7 of the Company Letter, since December 31, 1994, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company; (C) other than any indebtedness incurred by the Company after the date hereof as permitted by Section 4.1(b)(vi), there has been no material change in the consolidated indebtedness of the Company and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, except for the regular semi-annual dividend of not more than $.05 per share on Company Common Stock; and (D) there has been no event causing a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

  Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A), (B) and
(C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.8 of the Company Letter, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company SEC Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Set forth in Section 3.8 of the Company Letter is a description of any material changes to the amount and terms of the indebtedness of the Company and its Subsidiaries as described in the Company Annual Report. "Knowledge of the Company" means the actual knowledge of the individuals identified on Section 3.8 of the Company Letter.

  Section 3.9 Tax Matters. (a) Each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on the Company.

  (b) The representations set forth in the Company Tax Certificate attached to the Company Letter are true and correct.

  Section 3.10 Actions and Proceedings. Except as set forth in the Company SEC Documents or in Section 3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

  Section 3.11 Certain Agreements. Except as set forth in the Company SEC Documents or in Section 3.11 of the Company Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than agreements and plans as to which the value of such increases and accelerations does not exceed, in the aggregate, $5 million. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

  Section 3.12 ERISA. (a) With respect to each material Company Plan, the Company has made, or will as soon as practicable after the date hereof make, available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Company Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description or each Company plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code. Except as disclosed in Section 3.12 of the Company Letter or as would not have a Material Adverse Effect on the Company, each Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (ii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Plan or Company Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, and (iii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. Except with respect to the Western Union Pension Plans or as disclosed in Section 3.12 of the Company Letter, or as would not have a Material Adverse Effect on the Company, no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

  (b) Except as set forth in Section 3.12 of the Company Letter, with respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, or a timely application for such determination is now pending, and the Company is not aware of any reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the Company SEC Documents, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Company Annual Report. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)) or a "welfare plan" (as defined in
Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

  (c) The Company has made available to the Parent true and complete (i) copies of all severance and employment agreements with officers of the Company and each ERISA Affiliate who in the fiscal year ended December 31, 1994 received a base salary in excess of $125,000, (ii) copies of all severance programs and policies of the Company with or relating to its employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees who in the fiscal year ended December 31, 1994 received a base salary in excess of $125,000 which contain change of control or similar provisions.

  Section 3.13 Compliance with Certain Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

  Section 3.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company Annual Report, or disclosed in the footnotes thereto, or as contemplated or disclosed in Annex A, including
Schedule 1 thereto, the Company and its Subsidiaries had no liabilities (including, without limitation, tax liabilities) at the date of such financial statements, absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, the Company and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

  Section 3.15 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract, except for the collective bargaining agreements between Western Union Corporation and the Communication Workers of America. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

  Section 3.16 Intellectual Property. The Company and its Subsidiaries have all Intellectual Property Rights as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

  Section 3.17 Opinion of Financial Advisor. The Company has received the written opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio (as defined in such opinion) is fair to the Company's stockholders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

  Section 3.18 State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, (a) taken all action necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement and the transactions contemplated hereby from Sections 14-2-1131, 14-2-1132 and 14-2-1133 of the GBCC and (b) taken all action necessary to satisfy the provisions of Section 14-2-1111 of the GBCC. To the Knowledge of the Company, no other state takeover statutes are applicable to the Merger, this Agreement and the transactions contemplated hereby.

  Section 3.19 Required Vote of Company Stockholders. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock is required to approve this Agreement. No other vote of the stockholders of the Company is required by law, the Restated Articles of Incorporation or By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

  Section 3.20 Pooling of Interests; Reorganization. To the Knowledge of the Company, neither it nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or
(ii) taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

  Section 3.21 Brokers. No broker, investment banker or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company (and are reflected in an agreement between Morgan Stanley & Co. Incorporated and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  Section 4.1 Conduct of Business Pending the Merger.

  (a) Actions by Parent. Except as expressly permitted by clauses (i) through
(ix) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

    (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular quarterly dividends of not more than $.03 per share on Parent Common Stock declared and paid on dates consistent with past practice and (B) dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) subject to the limitations of Section
  4.4 and 5.9(b), purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than (A) the repurchase of shares of Parent Common Stock pursuant to any open market repurchase program;

    (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of stock options and shares of Parent Common Stock to employees of Parent or any of its Subsidiaries, (B) the issuance of shares of Parent Common Stock pursuant to the Envoy Agreement, (C) the issuance of securities in connection with the formation of any joint venture or alliance with respect to merchant acquiring business (a "Merchant Alliance") or in connection with any acquisition permitted by Section 4.1(a)(iv), (D) in addition to the foregoing, the issuance of shares of Parent Common Stock or securities convertible into or exchangeable for shares of Parent Common Stock, provided that the aggregate amount of such issued or issuable shares of Parent Common Stock shall not exceed 20 million and (E) the issuance by any wholly-owned Subsidiary of Parent of its capital stock to Parent or another wholly-owned Subsidiary of Parent;

    (iii) amend its charter or by-laws; provided, however, that Parent may amend its Restated Certificate of Incorporation to increase its authorized capital stock and/or to confer on the Board of Directors of Parent the power to adopt, amend or repeal any by-laws of Parent;

    (iv) other than in connection with a Merchant Alliance, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (i) in the good faith judgment of Parent, the consummation of such acquisition, merger, consolidation or purchase would not result in a downgrading by Moody's Investors Service, Inc. ("Moody's") of Parent's senior unsecured long-term debt below "Baa3", (ii) the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental

  Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (iii) in the case of any individual acquisition, merger, consolidation or purchase, the aggregate consideration does not exceed $1.5 billion and (iv) in the case of the acquisition, merger, consolidation or purchase of any company or business the principal executive offices of which or a substantial portion of the assets of which are located in the United States and the aggregate consideration exceeds $50 million, Parent acquires directly or indirectly all of the voting stock or equity interests or assets of such company or business;

    (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) as contemplated by the Stock Purchase Agreement, dated as of May 16, 1995, among Parent, FDC Health Inc., First Data Health Systems Corporation, HBO & Company and HBO & Company of Georgia, (B) transactions that are in the ordinary course of business consistent with past practice and not material to Parent and its Subsidiaries taken as a whole, (C) as may be required by any Governmental Entity and (D) subject to Sections 4.4 and 5.9(b), dispositions involving an aggregate consideration not in excess of $200 million;

    (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) (i) in the ordinary course of business consistent with past practice, (ii) indebtedness, loans, advances, capital contributions and investments incurred with or by any Merchant Alliance and (iii) indebtedness, loans, advances, capital contributions and investments between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (B) the incurrence of indebtedness or guarantees which does not result in a downgrading by Moody's of Parent's senior unsecured long-term debt below "Baa3", provided that, prior to any such incurrence, Parent shall have met with representatives of Moody's to discuss the principal terms of such indebtedness or guarantee and shall have obtained a preliminary indication that the incurrence of the indebtedness or guarantee is not expected to result in the downgrading of Parent's senior unsecured long-term debt below "Baa3";

    (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

    (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); or

    (ix) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  (b) Actions by the Company. Except as expressly permitted by clauses (i) through (xiii) of this Section 4.1(b), during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement (including, without limitation, the provisions of Annex A), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

    (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular semi-annual dividends of not more than $.05 per share on Company Common Stock declared and paid on dates consistent with past practice and (B) dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) subject to the limitations set forth in Sections 4.4 and 5.9(b), purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) except as disclosed in Section 4.1(b)(ii) of the Company Letter, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, (B) the issuance of shares of Company Common Stock upon the conversion of the 5% Debentures, (C) the issuance of shares of Company Common Stock pursuant to the terms of the Agreement and Plan of Merger dated as of May 12, 1995 (the "EBP Merger Agreement") among the Company, Gemini Acquisition Corp. and Employee Benefit Plans, Inc. ("EBP") (including such shares of Company Common Stock issued pursuant to assumed EBP options), (D) the issuance of shares of Company Common Stock having a value of up to $50 million which the Company expects to issue as part of its prefunding of certain pension plan obligations; (E) the issuance of shares of Company Common Stock pursuant to Company Stock Options or restricted stock grants in the amounts and to the employees set forth in Section 4.1(b)(ii) of the Company Letter, and (F) the issuance, in the aggregate, of up to 6.4 million shares of Company Common Stock in connection with acquisitions permitted pursuant to clause (iv) of this paragraph (b);

    (iii) amend its charter or by-laws;

    (iv) except as disclosed in Section 4.1(b)(iv) of the Company Letter, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (i) in the good faith judgment of the Company, the consummation of such acquisition, merger, consolidation or purchase would not result in a downgrading by Moody's of the Company's senior unsecured long-term debt below "Baa3", (ii) the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger, or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, (iii) in the case of any individual acquisition, merger, consolidation or purchase, the aggregate consideration does not exceed $1.0 billion and (iv) in the case of the acquisition, merger, consolidation or purchase of any company or business the principal executive offices of which or a substantial portion of the assets of which are located in the United States and the aggregate consideration exceeds $50 million, the Company acquires, directly or indirectly, all of the outstanding voting stock or equity interests or assets of such company or business;

    (v) except as disclosed in Section 4.1(b)(v) of the Company Letter, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole, (B) as may be required by any Governmental Entity and (C) subject to Sections 4.4 and 5.9(b), dispositions involving an aggregate consideration not in excess of $100 million;

    (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) (i) in the ordinary course of business consistent with past practices and (ii) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries and (B) the incurrence of indebtedness or guarantees which does not result in a downgrading by Moody's of the Company's senior unsecured long term debt below "Baa3", provided that, prior to any such incurrence, the Company shall have met with representatives of Moody's to discuss the principal terms of such indebtedness or guarantee and shall have obtained a preliminary indication that the incurrence of the indebtedness or guarantee is not expected to result in the downgrading of the Company's senior unsecured long term debt below "Baa3";

    (vii) except as disclosed in Section 4.1(b)(vii) of the Company Letter, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

    (viii) except as set forth on Section 4.1(b)(viii) of the Company Letter, enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than as required by law;

    (ix) except as set forth in Section 4.1(b)(ix) of the Company Letter, increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries (other than employment or severance agreements with respect to any employees hired by the Company or any of its Subsidiaries after the date of this Agreement which (A) do not contain any provision providing benefit or severance payments based upon a change in control of the Company or its Subsidiaries resulting from this Agreement or the consummation of the transactions contemplated herein, (B) do not provide for severance benefits and payments in excess of 100% of annual base salary and (C) have a duration of no more than two years), or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (x) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

    (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

    (xii) except as set forth in Section 4.1(b)(xii) of the Company Letter, make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

    (xiii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  Section 4.2 No Solicitation. From and after the date hereof, the Company will not, and will not permit any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any takeover proposal or offer from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its Subsidiaries, business, properties or assets to, any third party which makes a Takeover Proposal (as hereinafter defined) if the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. The Company will promptly (but in no case later than 24 hours) notify Parent of any Takeover Proposal, including the material terms and conditions thereof (provided that the Company need not disclose the identity of the person or group making such Takeover Proposal). As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Parent or any of its Subsidiaries or as set forth in Section 4.1(b)(v) of the Company Letter or as permitted under this Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries.

  Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent), unless the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement would violate the fiduciary obligations of the Board under applicable law. Subject to such fiduciary duties, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

  Section 4.4 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall (a) knowingly take or fail to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take all reasonable actions necessary to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time (it being agreed that such actions will include, if necessary, in the case of Parent, the sale or transfer for fair value of all shares of Parent Common Stock that currently are treasury shares). Following the Effective Time, Parent shall not knowingly take any action, or fail to take any action, that would jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  Section 5.1 Stockholder Meetings. The Company and Parent each shall call a meeting of its stockholders (respectively, the "Company Stockholder Meeting" and the "Parent Stockholder Meeting" and, collectively, the "Stockholder Meetings") to be held as promptly as practicable for the purpose of considering the approval of this Agreement (in the case of the Company) and the Share Issuance (in the case of Parent). The Company and Parent will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that a Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel) that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law. The Boards of Directors of the Company, Parent and Sub will not rescind their respective declarations that the Merger is advisable, fair to and in the best interest of such company and its shareholders unless, in any such case, any such Board concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel) that the failure to rescind such determination would violate the fiduciary obligations of such Board under applicable law. The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

  Section 5.2 Preparation of the Registration Statement and the Joint Proxy Statement. The Company and Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective stockholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of the Substitute Options (as defined in Section 5.8) and the conversion of the 5% Debentures, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the prior approval of the other party. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

  Section 5.3 Employee Benefits Matters. Annex A hereto sets forth certain agreements among the parties hereto with respect to employee benefit matters and is incorporated herein by reference.

  Section 5.4 Access to Information. Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their Subsidiaries, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent or the Company pursuant to this Section 5.4 shall be kept confidential in accordance with the Confidentiality Agreement dated June 7, 1995 between Parent and the Company (the "Confidentiality Agreement").

  Section 5.5 Compliance with the Securities Act; Pooling Period. (a) Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying all persons who, at the time of the Company Stockholder Meeting, in the Company's reasonable judgment, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, in substantially the form of Exhibit 5.5(a) hereto. Parent shall publish, in a manner that satisfies the "publication" requirements under applicable SEC rules or accounting releases, financial results (including combined sales and net income) covering at least 30 days of post-Merger operations no later than 15 days following the first month-end that is more than 30 days after the Effective Time. The period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Merger financial results is referred to herein as the "Pooling Period."

  (b) Prior to the Effective Time, Parent shall deliver to the Company a list (reasonably satisfactory to counsel to the Company) identifying those persons who may be, in Parent's reasonable judgment, at the time of the Parent Stockholder Meeting, affiliates of Parent under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Parent shall use its reasonable best efforts to deliver or cause to be delivered to the Company, prior to the Effective Time, a written agreement in substantially the form of
Exhibit 5.5(b) hereto, executed by each of such persons identified in the foregoing list.

  (c) At the request of the Rule 145 Affiliates, Parent agrees to (i) at Parent's expense, take such actions reasonably necessary to register the shares held by such Rule 145 Affiliates for resale (including pursuant to an underwritten offering) on the Registration Statement, and (ii) register (including pursuant to an underwritten offering) the shares held by such Rule 145 Affiliates on a registration statement on Form S-3. Parent shall maintain the effectiveness of the Registration Statement for a period (the "Effectiveness Period") commencing on the date (the "Commencement Date") of the expiration of the Pooling Period and ending on the later of (i) the date which is 30 days after the Commencement Date and (ii) the date which is 90 days after the Effective Time; provided, however, that, subject to the provisions of the next sentence, if Parent determines in good faith that resales of shares of Parent Common Stock by Rule 145 Affiliates pursuant to the Registration Statement would materially interfere with, or require premature disclosure of, any material financing, acquisition, reorganization or business combination involving Parent, the Surviving Corporation or any of their respective Subsidiaries, then, upon written notice to the Rule 145 Affiliates, Parent shall be entitled to suspend sales of shares of Parent Common Stock by Rule 145 Affiliates pursuant to the Registration Statement for a period of up to 30 days; provided, further, that the Effectiveness Period shall be extended by the aggregate number of days of any such suspension. Notwithstanding anything to the contrary in this paragraph (c), Parent shall take all actions necessary to cause sales to be permitted under the Registration Statement for at least one 15 consecutive day period commencing on or after the Commencement Date and ending on or prior to the 90th day following the Effective Time. Parent's obligations contained in clause (c)(i) above shall be conditioned upon the receipt from each of the Rule 145 Affiliates registering shares in the Registration Statement of a duly executed agreement substantially in the form of Exhibit 5.5(a). Parent's obligations contained in clause (c)(ii) above shall terminate on the earlier of (A) the second anniversary of the Effective Time and (B) the completion of a sale of shares pursuant to an offering effected under the provisions of such clause (c)(ii). Upon a request to Parent pursuant to the first sentence of this paragraph (c)(ii), the Rule 145 Affiliates and Parent shall promptly enter into a registration rights agreement containing the principal terms set forth in Annex B and otherwise in form and substance reasonably acceptable to Parent and the Rule 145 Affiliates.

  Section 5.6 Stock Exchange Listings. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger, upon the exercise of the Substitute Options or upon the conversion of the 5% Debentures.

  Section 5.7 Fees and Expenses. (a) Except as provided in this Section 5.7 and
Section 5.11, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between Parent and the Company.

  (b) (i) If any event referred to in clause (i) of Section 7.1(h) occurs, this Agreement is terminated thereafter by the Company or Parent (whether or not pursuant to such clause) and prior to such termination the stockholders of the Company did not approve this Agreement, then the Company shall (without prejudice to any other rights of Parent against the Company except as set forth in the provision hereto) pay to Parent a fee of $10 million in cash, such payment to be made promptly, but in no event later than the second business day following such termination; provided; however; that if Parent is entitled to a payment pursuant to the immediately following paragraph of this Section 5.7(b) Parent shall not be entitled to any payment pursuant to this paragraph.

  (ii) If:

    (A) this Agreement is terminated by the Company pursuant to clause (i) of
  Section 7.1(d) and within twelve months after such a termination a Superior Company Acquisition Transaction (as hereinafter defined) occurs;

    (B) (x) this Agreement is terminated by the Company or Parent at a time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(e), (y) prior to the Company Stockholder Meeting but after the date of this Agreement a Company Third Party Acquisition Event has occurred and (z) by reason thereof or otherwise the event referred to in clause (D) of the definition of Company Third Party Acquisition Event (the "Company Clause D Event") occurs after the date hereof but prior to the first anniversary of such termination;

    (C) this Agreement is terminated by the Company or Parent pursuant to
  Section 7.1(g); or

    (D) this Agreement is terminated by Parent pursuant to clause (i) or (ii) of Section 7.1(h) following the occurrence of a Company Third Party Acquisition Event;

then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company, except as set forth in the proviso hereto) pay to Parent a fee of $68 million in cash, such payment to be made promptly, but in no event later than the second business day following, in the case of clause
(A), the Superior Company Acquisition Transaction, or, in the case of clause
(B), the later of such termination and such Company Clause D Event or, in the case of clause (C) or (D), such termination; provided, however, that if Parent is entitled to payment pursuant to this paragraph (b)(ii), Parent shall not be entitled to any payment pursuant to paragraph (b)(i).

  A "Company Third Party Acquisition Event" means any of the following events:
(A) any Person other than Parent or its Affiliates, acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Company Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) any Person (other than Parent or its Affiliates) shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company (other than the transactions contemplated by this Agreement); (E) any Person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 30% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company or any Person, other than Parent and its Affiliates, to effect any of the foregoing transactions. For purposes of this Section 5.7, the terms "group" and "beneficial owner" shall be defined by reference to
Section 13(d) of the Exchange Act.

  A "Superior Company Acquisition Transaction" means the event referred to in clause (D) of Company Third Party Acquisition Event provided that the financial and other terms of the transaction referred to therein are, when considered in the aggregate, more favorable to the Company's stockholders than the financial and other terms of the Merger.

  (c) If the Board of Directors of Parent shall fail to recommend to Parent's stockholders the approval of the Share Issuance or shall withdraw such recommendation and this Agreement is terminated by Parent or the Company at a time when the Company is entitled to terminate this Agreement pursuant to
Section 7.1(f), then Parent shall (without prejudice to any other rights of the Company against Parent, except as set forth in the proviso hereto) pay to the Company a fee of $10 million in cash, such payment to be made promptly, but in no event later than the second business day following such termination; provided, however, that if the Company is entitled to a payment pursuant to the immediately following paragraph of this Section 5.7(c), the Company shall not be entitled to any payment pursuant to this paragraph.

  If (A) this Agreement is terminated by the Company or Parent when the Company is entitled to terminate this Agreement pursuant to Section 7.1(f), (B) prior to the Parent Stockholder Meeting but after the date of this Agreement a Parent Third Party Acquisition Event (as hereinafter defined) has occurred and (C) by reason thereof or otherwise the event referred to in clause (D) of the definition of Parent Third Party Acquisition Event occurs after the date hereof but prior to the first anniversary of such termination, then Parent shall (without prejudice to any other rights of the Company against Parent, except as set forth in the proviso hereto) pay to the Company a fee of $68 million in cash, such payment to be made promptly, but in no event later than the second business day following the Parent Third Party Acquisition Event; provided, however, if the Company is entitled to payment pursuant to this paragraph, the Company shall not be entitled to any payment pursuant to the immediately preceding paragraph of this Section 5.7(c).

  A "Parent Third Party Acquisition Event" means any of the following events:
(A) any Person acquires or becomes the beneficial owner of 30% or more of the outstanding shares of Parent Common Stock (other than by reason of an issuance of shares of Parent Common Stock permitted by Section 4.1(a)); (B) any new group is formed which, at the time of formation, beneficially owns 30% or more of the outstanding shares of Parent Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) any Person shall have commenced a tender or exchange offer for 30% or more of the then outstanding shares of Parent Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Parent, or other similar business combination involving Parent; (D) Parent enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Parent (other than this Agreement) or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Parent or (E) there is a public announcement with respect to a plan or intention by any Person to effect any of the foregoing transactions.

  Section 5.8 Company Stock Options; Stock Purchase Plan. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option"), under the Company Stock Option Plans, or otherwise granted by the Company outside of any Company Stock Option Plan, will be assumed by Parent in such manner that the Parent (i) is a corporation "assuming a stock option in a transaction to which
Section 424(a) applied" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be such a corporation were Section 424 of the Code applicable to such Company Stock Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company Stock Option will be automatically converted into an option (the "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased (assuming full vesting) under such Company Stock Option multiplied by the Conversion Number (rounded to the nearest whole number of shares of Parent Common Stock) at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option divided by the Conversion Number (rounded to the nearest whole cent). Such Parent Stock

Option shall otherwise be subject to the same terms and conditions as such Company Stock Option, which in accordance with the terms thereof shall vest and become immediately exercisable as of the Effective Time. For Federal income tax purposes, the date of grant of the substituted Parent Stock Option shall be the date on which the corresponding Company Stock Option was granted. At the Effective Time, (i) all references in the Company Stock Option Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options to the Company shall be deemed to refer to Parent;
(ii) Parent shall assume the Company Stock Option Plans and all of the Company's obligations with respect to the Company Stock Options, as so amended; and (iii) Parent shall issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption by Parent. It is the intention of the parties that, subject to applicable law, the Company Stock Options assumed by Parent qualify, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent that the Company Stock Options qualified as incentive stock options prior to the Effective Time.

  (b) In respect of each Company Stock Option as converted into a Parent Stock Option pursuant to Section 5.8(a) and assumed by Parent, and the shares of Parent Common Stock underlying such option, Parent shall file and keep current a registration statement on Form S-8 or other appropriate form for as long as such options remain outstanding.

  (c) Except as provided in Section 4.1(b)(ix), the Company agrees that it will not grant any restricted stock, stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Parent Stock Options, as described in this Section 5.8.

  Section 5.9 Reasonable Best Efforts; Pooling of Interests. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

  (b) Each of Parent and the Company agrees to take, together with their respective accountants, all actions reasonably necessary in order to obtain a favorable determination (if required) from the SEC that the Merger may be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

  (c) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

  (d) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor the Company shall be obligated to use its reasonable best efforts or to take any action pursuant to this Section 5.9 if the Board of Directors of Parent or the Company, as the case may be, shall conclude in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel) that such action would violate the fiduciary obligations of such Board under applicable law, and (ii) in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and, except as provided in
Section 5.9 of the Parent Letter, neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the material businesses, product lines or assets of Parent or any of its Affiliates or that otherwise would have a Material Adverse Effect on Parent.

  Section 5.10 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

  Section 5.11 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this
Section 5.11 in the preparation of any return with respect to the Gains Taxes.

  Section 5.12 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

  Section 5.13 Indemnification; Directors and Officers Insurance. For six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Restated Articles of Incorporation and By-Laws and indemnification agreements in existence on the date hereof with any officers and directors of the Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300 percent of the last annual premiums paid prior to the date hereof (which premiums the Company represents and warrants to be approximately $267,500), but in such case shall purchase as much coverage as possible for such amount.

  Section 5.14 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 5.15 Resignation of Directors. The Company shall use its reasonable best efforts to cause each director of the Company to resign as a director of the Company immediately after the Effective Time.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Restated Articles of Incorporation and By-laws of the Company, and the Share Issuance shall have been approved by the requisite vote of the stockholders of Parent in accordance with applicable rules of the NYSE, applicable law and the Restated Certificate of Incorporation and By-laws of Parent.

  (b) Stock Exchange Listings. The Parent Common Stock issuable in the Merger, upon conversion of the 5% Debentures, and pursuant to Substitute Options, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  (c) HSR and Other Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

  (d) Accounting. Parent shall have received an opinion of Ernst & Young LLP, dated as of the Effective Time, in form and substance reasonably satisfactory to Parent and the Company, that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

  (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

  (f) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

  Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

  (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by its Chief Executive Officer and its Chief Financial Officer to such effect.

  (b) Tax Opinion. The Company shall have received an opinion of Sutherland, Asbill & Brennan, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

    (i) the Merger will constitute a "reorganization" within the meaning of
  Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

    (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

    (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

    (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock;

    (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

    (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in clause (iv) above) and the amount of cash received.

In rendering such opinion, Sutherland, Asbill & Brennan may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

  Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

  (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

  (b) Non-Solicitation Agreement. A non-solicitation agreement in the form attached to Section 6.3(c) of the Parent Letter shall have been entered into by Mr. Patrick H. Thomas, the Chairman of the Board, President and Chief Executive Officer of the Company, and such agreement shall have remained in full force and effect without breach thereof by such individual.

  (c) Litigation. There shall not be instituted or pending any suit, action or proceeding by a Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which would have a Material Adverse Effect on Parent (assuming for purposes of this paragraph (c) that the Merger shall have occurred).

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or
Parent:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

    (d) by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on December 31, 1995 (the "Termination Date"); provided, however, that (A) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; (B) the Termination Date may be extended prior to the termination hereof by written notice of either Parent or the Company to the other to a date not later than March 31, 1996, if the Merger shall not have been consummated as a result of the Company or Parent having failed by December 31, 1995 to receive all required regulatory approvals or consents (other than those relating to or arising under applicable federal antitrust laws) with respect to the Merger necessary to satisfy the condition set forth in Section 6.1(c); (C) the Termination Date may be extended prior to the termination hereof by written notice of either Parent or the Company to the other to the later of (x) the date that is 50 days following the date on which the parties fully complied with a request by the applicable federal antitrust authority for additional information under the HSR Act and (y) if the parties shall have agreed with the applicable federal antitrust authority to not consummate the Merger until a certain date, the date that is 30 days following such agreed date; (D) if the applicable federal antitrust authority shall seek an order with respect to the legality of the Merger under applicable federal antitrust laws, the Termination Date may be extended prior to the termination hereof by written notice of either Parent or the Company to the other to the date that is 30 days following the date on which a ruling with respect to such an order is entered by a trial court or administrative body; and (E) if such order shall have been entered which had the effect of enjoining the consummation of the Merger and any party hereto shall have commenced an appeal thereof, the Termination Date may be extended prior to the termination hereof by written notice of either Parent or the Company to the other to the date which is 30 days following the issuance of a decision by the applicable appeals court with respect to such an appeal; provided, further, that, notwithstanding anything to the contrary in this clause (i), in no event shall the Termination Date be extended beyond August 31, 1996; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that a preliminary injunction preventing the consummation of the Merger that has been entered and affirmed on appeal by a United States Court of Appeals shall be deemed an order which is final and non-appealable for the purpose of this clause (ii);

    (e) by Parent or the Company if the stockholders of the Company do not approve this Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof;

    (f) by Parent or the Company if the stockholders of Parent do not approve the Share Issuance at the Parent Stockholder Meeting or any adjournment or postponement thereof;

    (g) by Parent or the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as hereinafter defined); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(g) unless and until three business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company (which written notice shall inform Parent of the material terms and conditions of the Takeover Proposal but need not include the identity of such third party);

    (h) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

  The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

  "Superior Proposal" shall mean a bona fide proposal or offer made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of the Company and its Subsidiaries on terms which a majority of the members of the Board of Directors of the Company determines in their good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to the Company and to its stockholders than the transactions contemplated hereby, provided that in making such determination the Board considers the likelihood that such third party is able to consummate such proposed transaction.

  Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.4 and the entirety of Section 5.7, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

  Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

  Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Sections 4.4 and 5.13 and this Article VIII shall survive the Effective Time, and those set forth in Sections 5.7 and 7.2 and this Article VIII and the Confidentiality Agreement shall survive termination.

  Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Sub, to

    First Data Corporation
    401 Hackensack Avenue
    Hackensack, New Jersey 07601
    Attention: Henry C. Duques
               Chairman and Chief
               Executive Officer
    Facsimile No.: (201) 342-0401

  with copies to:

    First Data Corporation
    2121 North 117th Avenue
    IMS-30
    Omaha, Nebraska 68164
    Attention: David P. Bailis
               Senior Vice President,
               Secretary and General Counsel
    Facsimile No.: (402) 498-4120
             and
    Frederick C. Lowinger, Esq.
    Sidley & Austin
    One First National Plaza
    Chicago, Illinois 60603
    Facsimile No.: (312) 853-7036

  (b) if to the Company, to

    First Financial Management Corporation
    3 Corporate Square
    Suite 700
    Atlanta, Georgia 30329
    Attention: Randolph L. M. Hutto
               Senior Executive Vice
               President and General Counsel
    Facsimile No.: (404) 636-7632

  with copies to:

    George L. Cohen, Esq.
    Sutherland, Asbill & Brennan
    999 Peachtree Street, N.E.
    Atlanta, Georgia 30309-3996
    Facsimile No.: (404) 853-8806
             and
    Peter D. Lyons, Esq.
    Shearman & Sterling
    599 Lexington Avenue
    New York, New York 10022
    Facsimile No.: (212) 848-7179/80/81/82

  Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 5.4, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.13 and Sections 2, 3 and 4 of Annex A, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 8.6 Governing Law. Except to the extent that the laws of the State of Georgia are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

  Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

  Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

  Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

  In Witness Whereof, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          FIRST DATA CORPORATION

                                             /s/ Henry C. Duques
                                          By: _________________________________
                                             Name: Henry C. Duques
                                             Title: Chairman and Chief
                                              Executive Officer

Attest:

/s/ David P. Bailis
- -------------------------------------
Name: David P. Bailis
Title: Secretary

                                          FDC MERGER CORP.

                                             /s/ Walter M. Hoff
                                          By: _________________________________
                                             Name: Walter M. Hoff
                                             Title: President

Attest:

/s/ David P. Bailis
- -------------------------------------
Name: David P. Bailis
Title: Secretary

                                          FIRST FINANCIAL MANAGEMENT
                                           CORPORATION

                                             /s/ Patrick H. Thomas
                                          By: _________________________________
                                             Name: Patrick H. Thomas
                                             Title: Chairman, Chief Executive
                                              Officer
                                                 and President

Attest:

/s/ Randolph L. M. Hutto
- -------------------------------------
Name: Randolph L. M. Hutto
Title: Senior Executive Vice President

                                                                         ANNEX A

                         AGREEMENT RESPECTING THE PLANS
                       AND OTHER EMPLOYEE BENEFIT MATTERS

  1. Continuation of Benefits. The Parent shall cause the Surviving Corporation to maintain for a period of one year after the Effective Time the Company Plans in effect on the date of this Agreement or to provide benefits to employees of the Company and its subsidiaries that are no less favorable than those provided by the Parent and its subsidiaries to their own employees. In the event that the employees of the Company or any of its Subsidiaries are included in any Benefits plan of Parent or any of Parent's Subsidiaries, the Parent shall, and shall cause its Subsidiaries to, provide each such employee (i) with respect to any welfare plans, full credit for service with the Company and each of the Company's Subsidiaries (and their respective predecessors) (collectively, "Prior Service") for purposes of eligibility to participate in, vesting and payment of benefits under, and eligibility for any subsidized benefit provided under any such welfare plan of Parent or any of Parent's Subsidiaries, and (ii) with respect to Parent's Incentive Savings Plans, full credit for such Prior Service for purposes of eligibility to participate in such plan and vesting in Matching Contributions thereunder.

  2. Change in Control Payments.

  (a) The Company, Parent and Sub each acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company under the terms of the Company's employee plans, programs, arrangements and contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction (collectively, the "Change in Control Plans"). At the Closing, the Company shall pay all amounts and benefits payable under the Change in Control Plans at the time of a change in control of the Company, in accordance with the respective terms of the Change in Control Plans as illustrated by Schedule 1 to this Annex A (including, without limitation, severance pay, acceleration of vesting of restricted shares and Company Stock Options, and payment of Code Section 4999 tax equalization payments with respect to all of the foregoing, in each case, unless the relevant employee consents otherwise, subject to withholding of taxes at no more than the minimum rate required by applicable law), and after the Closing, Parent shall cause the Surviving Corporation to pay (x) all amounts and benefits payable after the Closing under the Change in Control Plans in accordance with the terms thereof (y) all amounts payable by the Company, but not paid by the Company, prior to the Closing under the Change in Control Plans in accordance with the terms thereof as illustrated by Schedule 1 to this Annex A. At the Closing, all shares of restricted Company Common Stock issued pursuant to the Company Stock Option Plans shall be released from all restrictions pursuant to such plans, and certificates for such shares shall be delivered to the registered owners free of any legend referring to restrictions under such plans to the extent provided in such plans.

  (b) With respect to each of Messrs. Thomas, Jackson, Pittard, Kane and Hutto, the Company, Parent and Sub each acknowledges and agrees that the employment of such employee shall be terminated as of the Closing, and that, pursuant to his employment or change in control agreement with the Company, at the Closing such executive shall receive from the Company amounts calculated in a manner consistent with the calculations set forth (and determined in accordance with the methodologies employed) in Schedule 1 to this Annex A.

  (c) With respect to each of Messrs. Marschel, Garcia, Macchia, Malone, Marwitz, Sharp and Womack and Ms. Sherlag, the Company, Parent and Sub each acknowledges and agrees that at the Closing each such executive, other than Mr. Garcia, shall have "good reason" to terminate his employment pursuant to his employment or change in control agreement with the Company, and that the amounts payable to such executive if he elects to terminate his employment, or his employment is terminated by the Surviving Corporation, at or following the Closing will be calculated in a manner consistent with the calculations set forth (and determined in accordance with the methodologies employed) in
Schedule 1 to this Annex A (it

                                     I-A-1
being understood and agreed that, for Messrs. Garcia, Malone, Marwitz, Sharp and Womack and Ms. Sherlag, amounts payable should be calculated in the same manner as for the listed executives).

  (d) The Company, Parent and Sub acknowledge and agree that all "parachute payments" (within the meaning of Section 280G of the Code) relating to Company Stock Options ("Option Parachute Payments") shall be deemed to occur at the Closing, and that, accordingly, all Code Section 4999 tax equalization payments payable to tax authorities and any such employee in accordance with the terms of existing employment or change in control agreements shall be paid at the Closing; provided, however, that nothing herein shall affect the Surviving Corporation's obligation to make additional Code Section 4999 tax equalization payments at a later date in the event the IRS or other relevant taxing authority determines that the Option Parachute Payments occurred after the Effective Time.

  (e) The Company, Parent and Sub acknowledge and agree that each employee of the Company, in accordance with the terms of the relevant plans and agreements, shall have the right at the Closing (with respect to any restricted stock delivered at Closing or Company Stock Options exercised at the Closing) or thereafter (with respect to the exercise of any Company Stock Options after the Closing) (i) to have shares withheld from vested restricted stock awards and shares issuable in connection with the exercise of Company Stock Options to pay statutory minimum withholding for Federal, state and local tax requirements,
(ii) to surrender shares held more that six months ("Mature Shares") to satisfy Federal, state and local tax requirements associated with the vesting of restricted shares or exercise of Company Stock Options in excess of statutory minimum withholding requirements for vested restricted stock awards and Company Stock Option exercises, and (iii) to surrender Mature Shares to pay any or all of the exercise price of Company Stock Options.

  3. Incentive Compensation.

  (a) Regardless of the provisions of the Company's annual incentive bonus plans (not including any restricted stock granted to Mr. Thomas) (i) upon the involuntary termination of the employment of any employee of the Company or any Company Subsidiary at the Closing or of the Surviving Corporation or any Company Subsidiary following the Closing but prior to the time incentive bonuses for 1995 have been paid, such employee shall promptly receive (subject to such employee executing a customary release of claims) a bonus equal to the target incentive bonus for 1995 (assuming 100% attainment of performance objectives), multiplied by (x) 50% if such termination occurs during the second quarter of 1995, (y) 75% if such termination occurs during the third quarter of 1995, and (z) 100% if such termination occurs during the fourth quarter of 1995, which bonus shall be payable in the form or forms provided by such plans pursuant to the Company's practice thereunder, determined by the Company not later than the Effective Time; (ii) upon the voluntary resignation of any such employee at or following the Effective Time but prior to the time incentive bonuses are paid for 1995 in accordance with clause (iii) below, such employee shall forfeit any incentive bonus for 1995; and (iii) any such employee whose employment by the Company or any Company Subsidiary continues until the time incentive bonuses for 1995 have been paid shall be paid a bonus in accordance with the applicable plan, but in no event less than the amount payable, assuming 100% attainment of performance, not later than January 31, 1996 in the form or forms provided by such plans pursuant to the Company's practice thereunder, determined by the Company not later than the Effective Time.

  (b) Prior to the Effective Time, the Company shall adjust in a reasonable and appropriate manner the performance targets employed under the Company's annual incentive bonus plans for 1995 to reflect the effects of the Transactions contemplated in this Agreement, including without limitation, the payment of transactional fees, expenses and extraordinary compensation, disruptions in operations and anticipated changes in organizational structure and business plans and pay cash incentive bonuses for 1995 in accordance with such plans, as adjusted.

  (c) If the Effective Time occurs after December 31, 1995, the Company may, prior to the Effective Time, adopt annual cash incentive bonus plans for 1996 in accordance with its customary past practices, containing reasonable and appropriate provisions giving effect to the Transactions contemplated in this Agreement.

                                     I-A-2

  4. With respect to Company Stock Options held by Mr. Thomas, at the Closing, Parent shall deliver to the Transfer Agent irrevocable instructions reasonably satisfactory to the Company to issue to Mr. Thomas the requisite number of shares of Parent Common Stock upon delivery, in accordance with the applicable Company Stock Option Plan, of the exercise price specified in the applicable option agreement. Mr. Thomas may deliver Mature Shares of Parent Common Stock to effect payment of the exercise price or Federal, state and local tax requirements in excess of the statutory minimum withholding requirements and may elect to have shares of Parent Common Stock issuable upon the exercise of his Company Stock Options withheld to pay statutory minimum withholding requirements with respect to Federal, state and local taxes, in each case to the full extent permitted by the applicable Company Stock Option Plan and applicable stock option agreement.

                                     I-A-3

                                                                         ANNEX B

                PRINCIPAL TERMS OF REGISTRATION RIGHTS AGREEMENT

Description of Right:          All Rule 145 Affiliates shall collectively have
                               one right to demand an underwritten
                               registration on a registration statement on Form S-3 with respect to the Parent Common
                               Stock received in exchange for shares of Company Common Stock in the Merger. Upon the receipt of the demand for registration, Parent shall have the right to delay the registration for up to 60 days if Parent determines in good faith that the filing of a registration statement would materially interfere with, or require premature disclosure of, any material financing, acquisition, reorganization or business combination involving Parent or any of its Subsidiaries.

Underwriting:                  The Rule 145 Affiliates shall collectively have
                               the right to choose the lead underwriter, subject to the reasonable approval of Parent.

Effective Period:              Parent will keep the registration statement
                               effective for 60 days or until the Rule 145
                               Affiliates participating in such registration have completed the distribution of shares subject to the registration statement, whichever occurs first.

Expenses:                      All expenses of the demand registration
                               (including, but not limited to, filing fees, reasonable counsel fees of Parent and the counsel fees of the Rule 145 Affiliates, accountant fees and printing costs) shall be borne by the Rule 145 Affiliates selling shares under such registration.

Indemnification:               The Rule 145 Affiliates participating in the
                               registration and Parent shall provide customary cross indemnification and contribution.

Provision of Information:      The Rule 145 Affiliates participating in the
                               registration shall provide necessary
                               information to Parent for inclusion in any registration statement which includes shares held by such Rule 145 Affiliates.

                                     I-B-1

                                                                  EXHIBIT 5.5(A)

             FORM OF AFFILIATE LETTER FOR AFFILIATES OF THE COMPANY

First Data Corporation
401 Hackensack Avenue
Hackensack, New Jersey 07601

Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of First Financial Management Corporation, a Georgia corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of June 12, 1995 (the "Merger Agreement") among First Data Corporation, a Delaware corporation ("Parent"), FDC Merger Corp., a Georgia corporation ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

  As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Parent (the "Parent Shares"). I would receive such Parent Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $.10 per share, of the Company (the "Company Shares").

  1. I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

    A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

    C. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    D. I understand that except as provided for in the Merger Agreement, Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

    E. I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY

                                     I-B-2

    BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
    [       ] [  ], 1995 BETWEEN THE REGISTERED HOLDER HEREOF AND FIRST
    DATA CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF FIRST DATA CORPORATION."

    F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

    G. I further represent to, and covenant with, Parent that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Company Shares or shares of the capital stock of Parent that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Parent Shares received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations. Parent shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to Parent, I will not be prohibited from selling up to 10% of the Parent Shares (the "10% Shares") received by me or the Company Shares owned by me or making charitable contributions or bona fide gifts of the Parent Shares received by me or the Company Shares owned by me, subject to the same restrictions. The 10% Shares shall be calculated in accordance with SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76. I covenant with Parent that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing from the Effective Time and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(i) under the Securities Act or pursuant to charitable contributions or bona fide gifts. I further covenant that, during the period from the Commencement Date to the later of (i) the date which is 30 days after the Commencement Date and (ii) the date which is 90 days after the Effective Time, I will promptly suspend sales of shares of Parent Common Stock pursuant to the Registration Statement upon written notice from the Parent, subject to the provisions of Section 5.5(c) which require that Parent shall take all actions necessary to cause sales to be permitted under the Registration Statement for at least one 15 consecutive day period commencing on or after the Commencement Date and ending on or prior to the 90th day following the Effective Time.

    H. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

  2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

    A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it

                                     I-B-3
  pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Shares by me under Rule 145, and (b) otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

    B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned,
  (ii) three years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) the Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          -------------------------------------
                                          Name:

Agreed and accepted this    day
of [    ], 1995, by

FIRST DATA CORPORATION

By __________________________________
 Name:
 Title:

                                     I-B-4

                                                                  EXHIBIT 5.5(B)

               FORM OF AFFILIATE LETTER FOR AFFILIATES OF PARENT

First Financial Management Corporation
3 Corporate Square
Suite 700
Atlanta, Georgia 30329

Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of First Data Corporation, a Delaware corporation ("Parent"), as the term "affiliate" is defined for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission ("Commission"). Pursuant to the terms of the Agreement and Plan of Merger dated as of June 12, 1995 (the "Merger Agreement") among Parent, FDC Merger Corp., a Georgia corporation ("Sub"), and First Financial Management Corporation, a Georgia corporation, Sub will be merged with and into the Company (the "Merger").

  I represent to, and covenant with, the Company that I will not, during the period beginning 30 days prior to the Effective Time (as defined in the Merger Agreement) until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations, sell, transfer or otherwise dispose of or reduce my risk with respect to any shares of the capital stock of Parent ("Parent Stock") or the Company that I may hold. I understand that Parent shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that subject to providing written notice to Parent and subject to SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76, during the aforementioned period I will not be prohibited from selling up to 10% of the Parent Stock that I hold or from making charitable contributions or bona fide gifts of the Parent Stock that I hold, subject to the same restrictions.

  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Parent as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          -------------------------------------
                                          Name:

Accepted this    day of
[        ], 1995, by

FIRST FINANCIAL MANAGEMENT CORPORATION

By __________________________________
 Name:
 Title:

                                     I-B-5

                                    ANNEX II

                          Opinion of Smith Barney Inc.

                              SMITH BARNEY OPINION

September 26, 1995

The Board of Directors
First Data Corporation
401 Hackensack Avenue
Hackensack, NJ 07601

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to First Data Corporation ("FDC") of the consideration to be paid by FDC pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated June 12, 1995, as amended (the "Merger Agreement"), by and among FDC, FDC Merger Corp., a wholly owned subsidiary of FDC ("Sub"), and First Financial Management Corporation ("FFMC"). As more fully described in the Merger Agreement, (i) Sub will be merged with and into FFMC (the "Merger") and (ii) each outstanding share of the common stock, par value $0.10 per share, of FFMC (the "FFMC Common Stock") will be converted into 1.5859 shares (the "Conversion Number") of the common stock, par value $0.01 per share, of FDC (the "FDC Common Stock").

In arriving at our opinion, we reviewed the Merger Agreement and the Joint Proxy Statement/Prospectus dated the date hereof of FDC and FFMC relating to the proposed Merger (the "Joint Proxy Statement/Prospectus"), and held discussions with certain senior officers, directors and other representatives and advisors of FDC and with certain senior officers and other representatives and advisors of FFMC concerning the businesses, operations and prospects of FDC and FFMC. We examined certain publicly available business and financial information relating to FDC and FFMC as well as certain financial forecasts and other data for FDC and FFMC which were provided to us by or otherwise discussed with the respective managements of FDC and FFMC, including information relating to certain strategic implications and operational benefits anticipated from the Merger and analysts' estimates as to the future financial performance of FDC and FFMC. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the FDC Common Stock and FFMC Common Stock; historical and projected earnings and operating data of FDC and FFMC; and the capitalization and financial condition of FDC and FFMC. We also evaluated the potential pro forma financial impact of the Merger on FDC. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of FDC and FFMC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of FDC and FFMC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of FDC and FFMC as to the future financial performance of FDC and FFMC and the potential strategic implications and operational benefits anticipated from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of FDC and FFMC. We are not expressing any opinion as to what the value of the FDC Common Stock actually will be when issued to FFMC stockholders pursuant to the Merger or the prices at which the FDC Common Stock will trade subsequent to the Merger. We have not made or been provided with an

                              SMITH BARNEY OPINION

independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of FDC or FFMC nor have we made any physical inspection of the properties or assets of FDC or FFMC. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for FDC or the effect of any other transaction in which FDC might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to FDC with respect to this opinion and will receive a fee for such services, a significant portion of which is payable upon the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade the securities of FDC and FFMC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We are familiar with FDC and its business and have in the past provided, and are currently providing, financial advisory and investment banking services to FDC and its affiliates unrelated to the Merger, including, among other things, financial advisory services relating to previous transactions involving FDC and other companies engaged in the transaction and merchant credit card processing businesses, and have received, and will receive, fees for such services. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) maintain business relationships with FDC and may also maintain business relationships with FFMC.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of FDC in evaluating the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided, that our opinion may be included in its entirety in the Joint Proxy Statement/Prospectus.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Conversion Number is fair, from a financial point of view, to FDC.

Very truly yours,

Smith Barney Inc.

                                   ANNEX III

                  Opinion of Morgan Stanley & Co. Incorporated

                                      LOGO

                                                         September 26, 1995

Board of Directors
First Financial Management Corporation
3 Corporate Square, Suite 700
Atlanta, Georgia 30329

Gentlemen:

We understand that First Financial Management Corporation ("FFMC" or the "Company") and First Data Corporation ("First Data") have proposed an Agreement and Plan of Merger, dated as of June 12, 1995 (the "Merger Agreement"), which, subject to the terms and conditions thereof, provides, among other things, for the merger (the "Merger") of a wholly owned subsidiary of First Data with and into FFMC, as a result of which FFMC will become a wholly owned subsidiary of First Data. In the Merger, each outstanding share of common stock, par value $0.10 per share (the "Common Stock"), of FFMC (other than shares held in the treasury of FFMC or by any wholly owned subsidiary of FFMC or any shares held by First Data or any wholly owned subsidiary of First Data) will be converted into 1.5859 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of First Data ("First Data Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

On June 12, 1995 we delivered a fairness opinion to the Board of Directors of FFMC that the Exchange Ratio specified in the Merger Agreement was fair from a financial point of view to the holders of shares of common stock of FFMC and you have now asked us to reconfirm our earlier opinion.

For purposes of the opinion set forth herein, we have:

  (i) analyzed certain publicly available financial statements and other information of the Company and of First Data;

  (ii) reviewed certain business, operating and financial information relating to the Company, furnished to us by the Company;

  (iii) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  (iv) reviewed certain public research reports concerning the Company prepared by certain equity research analysts and discussed these research reports, including financial projections contained therein, with senior executives of the Company;

  (v) discussed certain business, operating and financial information relating to First Data, with senior executives of First Data;

  (vi) reviewed certain public research reports concerning First Data prepared by certain equity research analysts and discussed these research reports, including financial projections contained therein, with senior executives of First Data;

  (vii) discussed the past and current operations and financial condition and the prospects of First Data with senior executives of First Data, and analyzed the pro forma impact of the Merger on First Data's earnings per share, consolidated capitalization and financial ratios;

  (viii) reviewed the reported prices and trading activity for the Common Stock and the First Data Common Stock;

  (ix) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly traded companies and their securities;

                                     III-1

                                                          LOGO

  (x) compared the financial performance of First Data and the prices and trading activity of the First Data Common Stock with that of certain other comparable publicly traded companies and their securities;

  (xi) discussed with the senior managements of the Company and First Data their views of the strategic rationale for the Merger and the economic benefits of the Merger to First Data;

  (xii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (xiii) participated in discussions and negotiations among representatives of the Company and First Data and their financial and legal advisors and reviewed the Merger Agreement; and

  (xiv) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have relied upon the assumptions of the management of FFMC and First Data regarding cost savings and other synergies that will result from the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to FFMC in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for FFMC and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of FFMC and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company or First Data with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio specified in the Merger Agreement is fair from a financial point of view to the holders of shares of common stock of FFMC.

                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated

                                                 /s/ Scott R. Brakebill
                                          By: _________________________________
                                                    Scott R. Brakebill
                                                     Managing Director

                                     III-2

                                    ANNEX IV

      First Data's 1992 Long-Term Incentive Plan As Proposed To Be Amended

                             FIRST DATA CORPORATION

                         1992 LONG-TERM INCENTIVE PLAN
                       (AS AMENDED THROUGH JULY 26, 1995)

  1. PURPOSE. The purpose of the 1992 Long-Term Incentive Plan (the "Plan") is to advance the interests of First Data Corporation, a Delaware corporation (the "Company") and its stockholders by providing incentives to certain key employees of the Company and its affiliates and to certain other key individuals who perform services for these entities, including those who contribute significantly to the strategic and long-term performance objectives and growth of the Company and its affiliates.

  2. ADMINISTRATION. The Plan shall be administered solely by the Board of Directors (the "Board") of the Company or, if the Board shall so designate, by the Compensation and Benefits Committee (the "Committee") of the Board, as such Committee is from time to time constituted, or any successor committee the Board may designate to administer the Plan; provided that if at any time Rule 16b-3, as amended (the "Exchange Act"), so permits without adversely affecting the ability of the Plan to comply with the conditions for exemption from
Section 16 of the Exchange Act (or any successor provision) provided by Rule 16b-3, the Committee may delegate the administration of the Plan in whole or in part, on such terms and conditions, and to such person or persons as it may determine in its discretion, as it relates to persons not subject to Section 16 of the Exchange Act (or any successor provision). References to the Committee hereunder shall include the Board where appropriate. The membership of the Committee or such successor committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3. No member of the Committee shall have within one year prior to his appointment received awards under the Plan ("Awards") or under any other plan, program, or arrangement of the Company or any of its affiliates if such receipt would cause such member to cease to be a "disinterested person" under Rule 16b-3; provided that if at any time Rule 16b-3 so permits without adversely affecting the ability of the Plan to comply with the conditions for exemption from Section 16 of the Exchange Act (or any successor provision) provided by Rule 16b-3, one or more members of the Committee may cease to be a "disinterested person."

  The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority (except as may be delegated as permitted herein) to select the key employees and other key individuals to be granted Awards under the Plan, to determine the type, size (pursuant to Paragraph 4(b)(ii)) and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, (provided that no such modification shall be made to increase the size of any Award or accelerate the date of exercise of any Award and/or payments thereunder), to determine the time when Awards will be granted to establish performance objectives, to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States and to prescribe the form of the instruments embodying Awards made under the Plan. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan (provided that no such amendment, rule or regulation shall be made to increase the amount of any Award or accelerate the date of exercise of any Award and/or payments thereunder), and to make any other determinations which it deems necessary or desirable for the administration of the Plan. The Committee (or its delegate as permitted herein) may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee (or its delegate as permitted herein) in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their members or any officer of the Company to execute and deliver documents or to take any other ministerial action on behalf of the Committee with respect to Awards made or to be made to Plan participants. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his own willful misconduct or as expressly provided by statute. Determinations to be made by the Committee under the Plan may be made by delegates.

  3. PARTICIPATION. (a) Affiliates. If an Affiliate (as hereinafter defined) of the Company wishes to participate in the Plan and its participation shall have been approved by the Board upon the recommendation of the Committee, the board of directors or other governing body of the Affiliate shall adopt a resolution in form and substance satisfactory to the Committee authorizing participation by the Affiliate in the Plan with respect to its key employees or other key individuals performing services for it. As used herein, the term "Affiliate" means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee in its discretion.

  An Affiliate participating in the Plan may cease to be a participating company at any time by action of the Board or by action of the board of directors or other governing body of such Affiliate, which latter action shall be effective not earlier than the date of delivery to the Secretary of the Company of a certified copy of a resolution of the Affiliate's board of directors or other governing body taking such action. If the participation in the Plan of an Affiliate shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except as may be approved by the Committee.

  (b) Participants. Consistent with the purposes of the Plan, the Committee shall have exclusive power (except as may be delegated as permitted herein) to select the key employees and other key individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan. Eligible individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion. No non-employee director of the Company or any of its Affiliates shall be eligible to receive and Award under the Plan.

  4. AWARDS UNDER THE PLAN. (a) Types of Awards. Awards under the Plan may include, but need not be limited to, one or more of the following types, either alone or in any combination thereof: (i) "Stock Options," (ii) "Stock Appreciation Rights," (iii) "Restricted Stock," (iv) "Performance Grants" and
(v) Awards to be made to participants who are foreign nationals or are employed or performing services outside the United States. Stock Options, which include "Nonqualified Stock Options" which may be awarded to participants, including purchased stock options which may be sold to participants at a price determined by the Committee ("Purchased Options"), in each case having an exercise price equal to the fair market value of the Common Shares subject to such Option at the time the Option is granted or sold, and incentive stock options as defined in Section 422A of the Code ("Incentive Stock Options") or combinations thereof, are rights to purchase common shares of the Company having a par value of $.01 per share and stock of any other class into which such shares may thereafter be changed (the "Common Shares"). Nonqualified Stock Options and Incentive Stock Options are subject to the terms, conditions and restrictions specified in Subparagraph 5. Stock Appreciation Rights are rights to receive (without payment to the Company) cash, Common Shares or any combination thereof, as determined by the Committee, based on the increase in the value of the number of Common Shares specified in the Stock Appreciation Right. Stock Appreciation Rights are subject to the terms, conditions and restrictions specified in Paragraph 6. Shares of Restricted Stock are Common Shares which are issued subject to certain restrictions pursuant to Paragraph 7. Performance Grants are contingent awards subject to the terms, conditions and restrictions described in Paragraph 8, pursuant to which the participant may become entitled to receive cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee.

  (b) Maximum Aggregate Number of Shares that May be Issued.

    (i) The maximum aggregate number of shares that may be issued under the Plan (as Restricted Stock, in payment of Performance Grants, pursuant to the exercise of Stock Options or Stock Appreciation Rights, or in payment of or pursuant to the exercise of such other Awards as the Committee, in its discretion, may determine) shall not exceed 23,790,000 Common Shares, subject to adjustment as provided in Paragraph 15, provided that no more than 4,000,000 Common Shares, subject to adjustment as provided in Paragraph 15, may be issued in connection with Restricted Stock or

  Performance Grants. Common Shares issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares, or any combination thereof. If any Common Shares issued as Restricted Stock or otherwise subject to repurchase or forfeiture rights are reacquired by the Company pursuant to such rights, or if any Award is cancelled, terminates or expires unexercised, any Common Shares that would otherwise have been issuable pursuant thereto will be available under new Awards. Furthermore, any Common Shares or Options which are tendered pursuant to the exercise of Stock Options also will be available under new Awards.

    (ii) In any Fiscal year, the maximum number of shares that may be issued to any individual in the aggregate (as Restricted Stock, in payment of Performance Grants, as grants of Stock Options or Stock Appreciation Rights, or in payment of such other Awards as the Committee in its discretion, may determine) shall be one-half of one-percent of the outstanding shares of the Company as of the preceding December 31.

  (c) Rights with respect to Common Shares and Other Securities.

    (i) Unless otherwise determined by the Committee in its discretion, a participant to whom an Award of Restricted Stock has been made (and any person succeeding to such a participant's rights pursuant to the Plan) shall have, after issuance of a certificate for the number of Common Shares awarded and prior to the expiration of the Restricted Period (as hereinafter defined) or the earlier repurchase of such Common Shares as herein provided, ownership of such Common Shares, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such Common Shares (provided that such Common Shares, and any new, additional or different shares, or Other Company Securities or property, or other forms of consideration which the participant may be entitled to receive with respect to such Common Shares as a result of a stock split, stock dividend or any other change in the corporation or capital structure of the Company, shall be subject to the restrictions hereinafter described as determined by the Committee in its discretion), subject, however, to the options, restrictions and limitations imposed thereon pursuant to the Plan. Notwithstanding the foregoing, a participant with whom an Award agreement is made to issue Common Shares in the future, shall have no rights as a stockholder with respect to Common Shares related to such agreement until issuance of a certificate to him.

    (ii) Unless otherwise determined by the Committee in its discretion, a participant to whom a grant of Stock Options, Stock Appreciation Rights, Performance Grants or any other Award is made (and any person succeeding to such a participant's rights pursuant to the Plan) shall have no rights as a stockholder with respect to any Common Shares or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him for such Common Shares or other instrument of ownership, if any. Except as provided in Paragraph 15, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such stock certificate or other instrument of ownership, if any, is issued.

  5. STOCK OPTIONS. The Committee may grant or sell Stock Options either alone, or in conjunction with Stock Appreciation Rights, Performance Grants or other Awards, either at the time of grant or by amendment thereafter; provided that an Incentive Stock Option may be granted only to an eligible employee of the Company or its parent or any subsidiary corporation. Each Stock Option (referred to herein as an "Option") granted or sold under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Option or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish:

  (a) The option exercise price may be not less than the fair market value of the Common Shares subject to such Option at the time the Option is granted. Options granted as Incentive Stock Options shall comply with the then current rules relating to Incentive Stock Options.

  (b) The Committee shall determine the number of Common Shares to be subject to each Option. The number of Common Shares subject to an outstanding Option may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Option are used to calculate the cash, Common Shares, or any combination thereof, received pursuant to exercise of a Stock Appreciation Right attached to such Option, or to the extent that any other award granted in conjunction with such Option is paid.

  (c) The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, and shall be exercisable during the grantee's lifetime only by him. Unless the Committee determines otherwise, the Option shall not be exercisable for at least six months after the date of grant, unless the grantee ceases employment or performance of services before the expiration of such six-month period by reason of his disability as defined in Paragraph 12 or his death. In the discretion of the Committee, an Option may be transferred to a family member or a family trust, provided that any such transfer complies with all applicable securities laws, including Rule 16b-3 under the Exchange Act, and such transfer would not prevent the issuance of Common Shares upon the exercise of such Option from complying with all applicable securities laws without further action by the Company.

  (d) The Option shall not be exercisable:

    (i) unless payment in full is made for the shares being acquired thereunder at the time of exercise; such payment shall be made in such form (including, but not limited to, cash, Common Shares, or the surrender of another outstanding Award under the Plan, or any combination thereof) as the Committee may determine in its discretion; and

    (ii) unless the person exercising the Option has been, at all times during the period beginning with the date of the grant of the Option and ending on the date of such exercise, employed by or otherwise performing services for the Company or an Affiliate, or a corporation, or a parent or subsidiary of a corporation, substituting or assuming the Option in a transaction to which Section 424(a) of the Internal Revenue Code of 1986, as amended, or any successor statutory provision thereto (the "Code"), is applicable, except that

      (A) in the case of any Nonqualified Stock Option, if such person shall cease to be employed by or otherwise performing services for the Company or an Affiliate solely by reason of a period of Related Employment as defined in Paragraph 14, he may, during such period of Related Employment, exercise the Nonqualified Stock Option as if he continued such employment or performance of services; or

      (B) if such person shall cease such employment or performance of services by reason of his disability as defined in Paragraph 12 or early, normal or deferred retirement under an approved retirement program of the Company or an Affiliate (or such other plan or arrangement as may be approved by the Committee, in its discretion, for this purpose) while holding an Option which has not expired and has not been fully exercised, such person, at any time within three years (or such other period determined by the Committee) after the date he ceased such employment or performance of services (but in no event after the Option has expired), may exercise the Option with respect to any shares as to which he could have exercised the Option on the date he ceased such employment or performance of services, or with respect to such greater number of shares as determined by the Committee; or

      (C) if any person to whom an Option has been granted shall die holding an Option which has not expired and has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may, at any time within one year (or such other period determined by the Committee) after the date of death (but in no event after the Option has expired), exercise the Option with respect to any shares as to which the decedent could have exercised the Option at the time of his death, or with respect to such greater number of shares as determined by the Committee.

  (e) A Purchased Option may contain such additional terms not inconsistent with this Plan, including but not limited to the circumstances under which the purchase price of such Purchased Option may be returned to the optionee, as the Committee may determine in its sole discretion.

  6. STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights either alone, or in conjunction with Stock Options, Performance Grants or other Awards, either at the time of grant or by amendment thereafter. Each Award of Stock Appreciation Rights granted under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Award of Stock Appreciation Rights or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish:

  (a) The Committee shall determine the number of Common Shares to be subject to each Award of Stock Appreciation Rights. The number of Common Shares subject to an outstanding Award of Stock Appreciation Rights may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Award of Stock Appreciation Rights are used to calculate the cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, received pursuant to exercise of an Option attached to such Award of Stock Appreciation Rights, or to the extent that any other Award granted in conjunction with such Award of Stock Appreciation Rights is paid.

  (b) The Award of Stock Appreciation Rights may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, and shall be exercisable during the grantee's lifetime only by him. Unless the Committee determines otherwise, the Award of Stock Appreciation Rights shall not be exercisable for at least six months after the date of grant, unless the grantee ceases employment or performance of services before the expiration of such six-month period by reason of his disability as defined in Paragraph 12 or his death.

  (c) The Award of Stock Appreciation Rights shall not be exercisable:

    (i) in the case of any Award of Stock Appreciation Rights which is attached to an Incentive Stock Option granted to a Ten Percent Employee, after the expiration of five years from the date it is granted, and, in the case of any other Award of Stock Appreciation Rights, after the expiration of ten years from the date it is granted. Any Award of Stock Appreciation Rights may be exercised during such period only at such time or times and in such installments as the Committee may establish;

    (ii) unless the Option or other Award to which the Award of Stock Appreciation Rights is attached is at the time exercisable; and

    (iii) unless the person exercising the Award of Stock Appreciation Rights has been, at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for the Company or an Affiliate, except that

      (A) in the case of any Award of Stock Appreciation Rights (other than those attached to an Incentive Stock Option), if such person shall cease to be employed by or otherwise performing services for the Company or an Affiliate solely by reason of a period of Related Employment as defined in Paragraph 14, he may, during such period of Related Employment, exercise the Award of Stock Appreciation Rights as if he continued such employment or performance of services; or

      (B) if such person shall cease such employment or performance of services by reason of his disability as defined in Paragraph 12 or early, normal for deferred retirement under an approved retirement program of the Company or an Affiliate (or such other plan or arrangement as may be approved by the Committee, in its discretion, for this purpose) while holding an Award of Stock Appreciation Rights which has not expired and has not been fully exercised, such person may, at any time within three years (or such other period determined by the Committee) after the date he ceased such employment or performance of services (but in no event after the Award of Stock

    Appreciation Rights has expired), exercise the Award of Stock Appreciation Rights with respect to any shares as to which he could have exercised the Award of Stock Appreciation Rights on the date he ceased such employment or performance of services, or with respect to such greater number or shares as determined by the Committee; or

      (C) if any person to whom an Award of Stock Appreciation Rights has been granted shall die holding an Award of Stock Appreciation Rights which has not expired and has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may at any time within one year (or such other period determined by the Committee) after the date of death (but in no event after the Award of Stock Appreciation Rights has expired), exercise the Award of Stock Appreciation Rights with respect to any shares as to which the decedent could have exercised the Award of Stock Appreciation Rights at the time of his death, or with respect to such greater number of shares as determined by the Committee.

  (d) An Award of Stock Appreciation Rights shall entitle the holder (or any person entitled to act under the provisions of subparagraph 6(c)(iii)(C) hereof) to exercise such Award or to surrender unexercised the Option (or other Award) to which the Stock Appreciation Right is attached (or any portion of such Option or other Award) to the Company and to receive from the Company in exchange thereof, without payment to the Company, that number of Common Shares having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the fair market value of one share, at the time of such exercise, over the exercise price (or Option Price, as the case may be), times the number of shares subject to the Award or the Option (or other Award), or portion thereof, which is so exercised or surrendered, as the case may be. The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee, equal to the aggregate value of the Common Shares it would otherwise be obligated to deliver. Any such election by the Committee shall be made as soon as practicable after the receipt by the Committee of written notice of the exercise of the Stock Appreciation Right. The value of a Common Share, Other Company Securities or property, or other forms of payment determined by the Committee for this purpose shall be the fair market value thereof on the last business day next preceding the date of the election to exercise the Stock Appreciation Right, unless the Committee, in its discretion, determines otherwise.

  (e) A Stock Appreciation Right may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the Stock Appreciation Right or of the related Option (or other Award), or such other date as specified by the Committee, if at such time such Stock Appreciation Right has a positive value. Such deemed exercise shall be settled or paid in the same manner as a regular exercise thereof as provided in subparagraph 6(d) hereof.

  (f) No fractional shares may be delivered under this paragraph 6, but in lieu thereof a cash or other adjustment shall be made as determined by the Committee in its discretion.

  7. RESTRICTED STOCK. Each Award of Restricted Stock under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish:

  (a) The Committee shall determine the number of Common Shares to be issued to a participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other considerations, or both.

  (b) Common Shares issued to a participant in accordance with the Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, or as otherwise determined by the Committee, for such period as the Committee shall determine, from the date on which the Award is granted (the "Restricted Period"). The Company will have the option to repurchase the shares subject to the Award at such price as the Committee shall have fixed, in its discretion, when the Award was made or amended thereafter, which option will be exercisable
(i) if the participant's continuous employment or performance of services for the Company and its Affiliates shall terminate for any reason, except solely by reason of a period of Related Employment as defined in Paragraph 14, or except as otherwise provided in subparagraph 7(c), prior to the expiration of the Restricted Period, (ii) if, on or prior to the expiration of the Restricted Period or the earlier lapse of such repurchase option, the participant has not paid to the Company an amount equal to any federal, state, local or foreign income or other taxes which the Company determines is required to be withheld in respect of such shares, or (iii) under such other circumstances as determined by the Committee in its discretion. Such repurchase option shall be exercisable on such terms, in such manner and during such period as shall be determined by the Committee when the Award is made or as amended thereafter. Each certificate for Common Shares issued pursuant to a Restricted Stock Award shall bear an appropriate legend referring to the foregoing repurchase option and other restrictions and to the fact that the shares are partly paid, shall be deposited by the awardholder with the Company, together with a stock power endorsed in blank, or shall be evidenced in such other manner permitted by applicable law as determined by the Committee in its discretion. Any attempt to dispose of any such Common Shares in contravention of the foregoing repurchase option and other restrictions shall be null and void and without effect. If Common Shares issued pursuant to a Restricted Stock Award shall be repurchased pursuant to the repurchase option described above, the participant, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Company the certificates for the Common Shares awarded to the participant, accompanied by such instrument of transfer, if any, as may reasonably be required by the Secretary of the Company. If the repurchase option described above is not exercised by the Company, such option and the restrictions imposed pursuant to the first sentence of this subparagraph 7(b) shall terminate and be of no further force and effect.

  (c) If a participant who has been in continuous employment or performance of services for the Company or an Affiliate since the date on which a Restricted Stock Award was granted to him shall, while in such employment or performance of service, die, or terminate such employment or performance of services by reason of disability as defined in Paragraph 12 or by reason of early, normal or deferred retirement under an approved retirement program of the Company or an Affiliate (or such other plan or arrangement as may be approved by the Committee in its discretion, for this purpose) and any of such events shall occur after the date on which the Award was granted to him and prior to the end of the Restricted Period of such Award, the Committee may determine to cancel the repurchase option (and any and all other restrictions) on any or all of the Common Shares subject to such Award; and the repurchase option shall become exercisable at such time as to the remaining shares, if any.

  (d) The minimum Restricted Period for Restricted Stock shall be one year.

  (e) Awards of Restricted Stock may be made in the form of Phantom Stock. For purposes of this Subparagraph 7(e), Phantom Stock shall mean an instrument which provides for a cash payment which is equivalent to the fair market value of the number of Common Shares of the Company equal to the number of shares of Phantom Stock granted, which fair market value shall be determined as of the date upon which restrictions on the Phantom Stock lapse and, in the discretion of the Committee, a cash payment or payments which are equivalent to the dividends on such number of Common Shares during the period from the date of grant of such Phantom Stock until such lapse of restrictions.

  8. PERFORMANCE GRANTS. The Award of the Performance Grant ("Performance Grant") to a participant will entitle him to receive a specified amount determined by the Committee (the "Actual Value"), if the terms and conditions specified herein and in the Award are satisfied. Each Award of a Performance Grant shall be subject to the following terms and conditions, and to such other terms and conditions, including, but not limited to, restrictions upon any cash or Common Shares issued in respect of the Performance Grant, as the Committee, in its discretion, shall establish, and shall be embodied in an instrument in such form and substance as is determined by the Committee:

  (a) The Committee shall determine the value or range of values of a Performance Grant to be awarded to each participant selected for an Award and whether or not such a Performance Grant is granted in conjunction with an Award of Options, Stock Appreciation Rights, Restricted Stock or other Award, or any combination thereof, under the Plan (which may include, but need not be limited to, deferred Awards) concurrently or subsequently granted to the participant (the "Associated Award"). As determined by the Committee, the maximum value of each Performance Grant (the "Maximum Value") shall be: (i) an amount fixed by the Committee at the time the Award is made or amended thereafter, (ii) an amount which varies from time to time based in whole or in part on the then current value of the Common Shares or (iii) an amount that is determinable from criteria specified by the Committee. Performance Grants may be issued in different classes or series having different names, terms and conditions. In the case of a Performance Grant awarded in conjunction with an Associated Award, the Performance Grant may be reduced on an appropriate basis to the extent that the Associated Award has been exercised, paid to or otherwise received by the participant, as determined by the Committee.

  (b) The award period ("Award Period") related to any Performance Grant shall be a period determined by the Committee. At the time each Award is made, the Committee shall establish performance objectives to be attained within the Award Period as the means of determining the Actual Value of such a Performance Grant. The performance objectives shall be based on such measure or measures of performance, which may include, but need not be limited to, the performance of the participant, the Company, one or more of its subsidiaries or one or more of their divisions or units or any combination of the foregoing, as the Committee shall determine, and may be applied on an absolute basis or be relative to industry or other indices, or any combination thereof. The Actual Value of a Performance Grant shall be equal to its Maximum Value only if the performance objectives are attained in full, but the Committee shall specify the manner in which the Actual Value of Performance Grants shall be determined if the performance objectives are met in part. Such performance measures, the Actual Value or the Maximum Value, or any combination thereof, may be adjusted in any manner by the Committee in its discretion at any time and from time to time during or as soon as practicable after the Award Period, if it determines that such performance measures, the Actual Value or the Maximum Value, or any combination thereof, are not appropriate under the circumstances. Notwithstanding anything herein to the contrary, the Committee shall have no discretion to increase the value of any Performance Grant.

  (c) The rights of a participant in Performance Grants awarded to him shall be provisional and may be cancelled or paid in whole or in part, all as determined by the Committee, if the participant's continuous employment or performance of services for the Company and its Affiliates shall terminate for any reason prior to the end of the Award Period, except solely by reason of a period or Related Employment as defined in Paragraph 14.

  (d) The Committee shall determine whether the conditions of subparagraph 8(b) or 8(c) hereof have been met and, if so, shall ascertain the Actual Value of the Performance Grants. If the Performance Grants have no Actual Value, the Award and such Performance Grants shall be deemed to have been cancelled and the Associated Award, if any, may be cancelled or permitted to continue in effect in accordance with its terms. If the Performance Grants have any Actual Value and:

    (i) were not awarded in conjunction with an Associated Award, the Committee shall cause an amount equal to the Actual value of the Performance Grants earned by the participant to be paid to him or his beneficiary as provided below; or

    (ii) were awarded in conjunction with an Associated Award, the Committee shall determine, in accordance with criteria specified by the Committee (A) to cancel the Performance Grants, in which event no amount in respect thereof shall be paid to the participant or his beneficiary, and the Associated Award may be permitted to continue in effect in accordance with its terms, (B) to pay the Actual Value of the Performance Grants to the participant or his beneficiary as provided below, in which event the Associated Award may be cancelled or (C) to pay to the participant or his beneficiary as provided below, the Actual Value of only a portion of the Performance Grants, in which event all or a portion of the Associated Award may be permitted to continue in effect in accordance with its terms or be cancelled, as determined by the Committee.

  Such determination by the Committee shall be made as promptly as practicable following the end of the Award Period or upon the earlier termination of employment or performance of services, or at such other time or times as the Committee shall determine, and shall be made pursuant to criteria specified by the Committee.

  (e) The minimum vesting period for Performance Grants shall be one year.

  Payment of any amount in respect of the Performance Grants which the Committee determines to pay as provided above shall be made by the Company as promptly as practicable after the end of the Award Period or at such other time or times as the Committee shall determine, and may be made in cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof or in such other manner, as determined by the Committee in its discretion. Notwithstanding anything in this Paragraph 8 to the contrary, the Committee may, in its discretion, determine and pay out the Actual Value of the Performance Grants at any time during the Award Period.

  9. DEFERRAL OF COMPENSATION. The Committee shall determine whether or not an Award shall be made in conjunction with deferral of the participant's salary, bonus or other compensation, or any combination thereof, and whether or not such deferred amounts may be

    (i) forfeited to the Company or to other participants or any combination thereof, under certain circumstances (which may include, but need not be limited to, certain types of termination of employment or performance of services for the Company and its Affiliates),

    (ii) subject to increase or decrease in value based upon the attainment of or failure to attain, respectively, certain performance measures and/or

    (iii) credited with income equivalents (which may include, but need not be limited to, interest, dividends or other rates of return) until the date or dates of payment of the Award, if any.

  10. DEFERRED PAYMENT OF AWARDS. The Committee may specify that the payment of all or any portion of cash, Common Shares, Other Company Securities or property, or any other form of payment, or any combination thereof, under an Award shall be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms, as the Committee shall determine in its discretion. Deferred payments of Awards may be made by undertaking to make payment in the future based upon the performance of certain investment equivalents (which may include, but need not be limited to, government securities, Common Shares, other securities, property or consideration, or any combination thereof), together with such additional amounts of income equivalents (which may be compounded and may include, but need not be limited to, interest, dividends or other rates of return or any combination thereof) as may accrue thereon until the date or dates of payment, such investment equivalents and such additional amounts of income equivalents to be determined by the Committee in its discretion.

  11. AMENDMENT OR SUBSTITUTION OF AWARDS UNDER THE PLAN. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (provided that no such amendment may increase the amount of any Award or accelerate the date of exercise of any Award and for payments thereunder). No such amendment shall adversely affect in material manner any right of a participant under the Award without his written consent, unless the Committee determines in its discretion that there have occurred or are about to occur significant changes in the participant's position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee in its discretion to have or to be expected to have a substantial effect on the performance of the Company, or any subsidiary, affiliate, division or department thereof, on the Plan or on any Award under the Plan. The Committee may, in its discretion, permit holders of Awards under the Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards, or in exchange for the grant of new Awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under the Plan.

  12. DISABILITY. For the purposes of this Plan, a participant shall be deemed to have terminated his employment or performance of services for the Company and its Affiliates by reason of disability, if the Committee shall determine that the physical or mental condition of the participant by reason of which such employment of performance of services terminated was such at that time as would entitle him to payment of monthly disability benefits under the Company's Long-Term Disability Plan, or, if the participant is not eligible for benefits under such plan, under any similar disability plan of the Company or an Affiliate in which he is a participant. If the participant is not eligible for benefits under any disability plan of the Company or an Affiliate, he shall be deemed to have terminated such employment or performance of services by reason of disability if the Committee shall determine that his physical or mental condition would entitle him to benefits under the Company's Long-Term Disability Plan if he were eligible therefor.

  13. TERMINATION OF A PARTICIPANT. For all purposes under the Plan, the Committee shall determine whether a participant has terminated employment with, or the performance for services for, the Company and its Affiliates; provided, however, that transfers between the Company and an Affiliate or between Affiliates, and approved leaves of absence shall not be deemed such a termination.

  14. RELATED EMPLOYMENT. For the purposes of this Plan, Related Employment shall mean the employment or performance of services by an individual for an employer that is neither the Company nor an Affiliate, provided that (i) such employment or performance of services is undertaken by the individual at the request of the Company or an Affiliate, (ii) immediately prior to undertaking such employment or performance of services, the individual was employed by or performing services for the Company or an Affiliate or was engaged in Related Employment as herein defined and (iii) such employment or performance of services is in the best interests of the Company and is recognized by the Committee, in its discretion, as Related Employment for purposes for this Paragraph 14. The death or disability of an individual during a period of Related Employment as herein defined shall be treated, for purposes of this Plan, as if the death or onset of disability had occurred while the individual was employed by or performing services for the Company or an Affiliate.

  15. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding Common Shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all of its assets, any distribution to stockholders other than a normal cash dividend, or other extraordinary or unusual event, if the Committee shall determine, in its discretion, that such change equitably requires an adjustment in the terms of any Award or the number of Common Shares available for Awards, such adjustment may be made by the Committee and shall be final, conclusive and binding for all purposes of the Plan.

  16. DESIGNATION OF BENEFICIARY BY PARTICIPANT. A participant may name a beneficiary to receive any payment to which he may be entitled in respect of any Award under the Plan in the event of his death, on a written form to be provided by and filed with the Committee, and in a manner determined by the Committee in its discretion. The Committee reserves the right to review and approve beneficiary designations. A participant may change his beneficiary from time to time in the same manner, unless such participant has made an irrevocable designation. Any designation of beneficiary under the Plan (to the extent it is valid and enforceable under applicable law) shall be controlling over any other disposition, testamentary or otherwise, as determined by the Committee in its discretion. If no designated beneficiary survives the participant and is living on the date on which any amount becomes payable to such a participant's beneficiary, such payment will be made to the legal representatives to the participant's estate, and the term "beneficiary" as used in the Plan shall be deemed to include such person or persons. If there is any question as to the legal right of any beneficiary to receive a distribution under the Plan, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of the estate of the participant, in which event the Company, the Board and the Committee and the members thereof, will have no further liability to anyone with respect to such amount.

  17. MISCELLANEOUS PROVISIONS.

  (a) No employee or other person shall have any claim or right to be granted an Award under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any participants at any time and for any reason is specifically reserved.

  (b) No participant or other person shall have any right with respect to the Plan, the Common Shares reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him) have been met.

  (c) Except as may be approved by the Committee where such approval shall not adversely affect compliance of the Plan with Rule 16b-3 under the Exchange Act, a participants's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that any Option or similar right (including, but not limited to, a Stock Appreciation Right) offered pursuant to the Plan shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the participant's lifetime only by him.

  (d) No Common Shares, Other Company Securities or property, other securities or property, or other forms of payment shall be issued hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

  (e) It is the intent of the Company that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent requested to permit the Plan to comply with Rule 16b-3.

  (f) The Company and its Affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the participant (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an eligible participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof, owned by such person or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes).

  (g) The expenses of the Plan shall be borne by the Company. However, if an Award is made to an individual employed by or performing services for an Affiliate,

    (i) if such Award results in payment of cash to the participant, such Affiliate shall pay to the Company an amount equal to such cash payment; and

    (ii) if the Award results in the issuance by the Company to the participant of Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof, such Affiliate shall pay to the Company an amount equal to the fair market value thereof, as determined by the Committee, on the date such shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof, are issued (or, in the case of the issuance of Restricted Stock or of Common Shares, Other Company Securities or property, or other securities or property, or other forms of payment subject to transfer and forfeiture conditions, equal to the fair market value thereof on the date on which they are no longer subject to applicable restrictions), minus the amount, if any, received by the Company in respect of the purchase of such Common Shares, Other Company Securities or property, other securities or property or other forms of payment, or any combination thereof.

  (h) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and rights to the payment of Awards shall be no greater than the rights of the Company's general creditors.

  (i) By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

  (j) Fair market value in relation to Common Shares as of any specific time shall mean such value as determined by the Committee in accordance with applicable law.

  (k) The masculine pronoun includes the feminine and the singular includes the plural wherever appropriate.

  (l) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Awards hereunder or any Common Shares issued pursuant hereto as may be required by Section 13 or 15(d) of the Exchange Act (or any successor provision) or any other applicable statute, rule or regulation.

  (m) The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but no the choice of law rules, of the State of Delaware.

  (n) The term "For Cause" as referred to in any Awards granted under the Plan shall mean (i) willful misconduct, (ii) dishonesty, (iii) insubordination, (iv) conviction of a felony or its equivalent under local law, (v) gross negligence in the performance of a Participant's employment duties, (vi) failure to abide by instructions received from the Board of Directors of the Company or its delegates, (vii) the material or repeated violation of policies and practices adopted by the Company, including the First Data Corporation Code of Conduct or
(viii) use of illegal drugs or controlled substances or the illegal use of controlled substances. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties.

  18. PLAN AMENDMENT OR SUSPENSION. The Plan may be amended or suspended in whole or in part at any time from time to time by the Board, but no amendment shall be effective unless and until the same is approved by stockholders of the Company where the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act and with other applicable law. No amendment of the Plan shall adversely affect in a material manner any right of any participant with respect to any Award theretofore granted without such participant's written consent, except as permitted under Paragraph 11.

  19. PLAN TERMINATION. This Plan shall terminate upon the earlier of the following dates or events to occur:

  (a) upon the adoption of a resolution of the Board terminating the Plan; or

  (b) ten years from the date the Plan is initially approved and adopted by the sole stockholder of the Company in accordance with Paragraph 21 hereof; provided, however, that the Board may, prior to the expiration of such ten-year period, extend the term of the Plan for an additional period of up to five years for the grant of Awards other than Incentive Stock Options. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Paragraph 11.

  20. STOCKHOLDER ADOPTION. The Plan shall be submitted to American Express Company, the sole stockholder of the Company, for its approval and adoption in accordance with applicable law and Rule 16b-3 under the Exchange Act. The Plan shall not be effective and no award shall be made hereunder unless and until the Plan has been so approved and adopted.

  21. COMPLIANCE WITH STATE AND FEDERAL LAW IN AUSTRALIA. The obligation of the Company to carry out the terms of this Agreement is subject to the condition precedent that they be carried out and are able to be carried out in full compliance with all requirements of State and Federal Law in Australia.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF FIRST DATA

  Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  In accordance with the DGCL, the First Data Restated Certificate of Incorporation (the "First Data Certificate") contains a provision to limit the personal liability of the directors of First Data for violations of their fiduciary duty. This provision eliminates each director's liability to First Data or its stockholders for monetary damages except to the extent provided by the DGCL (i) for any breach of the director's duty of loyalty to First Data or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

  The First Data Certificate and the First Data By-laws provide for indemnification of First Data's officers and directors to the full extent permitted by applicable law, except that the First Data By-laws provide that First Data is required to indemnify an officer or director in connection with a proceeding initiated by such person only if the proceeding was authorized by the First Data Board of Directors. In addition, First Data maintains insurance policies which provide coverage for its officers and directors in certain situations where First Data cannot directly indemnify such officers or directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

  (b) Not applicable.

  (c) The opinion of Smith Barney, Inc. is included as Annex II to the Joint Proxy Statement/Prospectus. The opinion of Morgan Stanley & Co. Incorporated is included as Annex III to the Joint Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (u)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HACKENSACK, STATE OF NEW JERSEY, ON SEPTEMBER 25, 1995.

                                          First Data Corporation

                                                  /s/ Henry C. Duques
                                          By: _________________________________
                                                      Henry C. Duques
                                                   Chairman of the Board
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS IMMEDIATELY BELOW CONSTITUTES AND APPOINTS DAVID P. BAILIS, JOHN S. ZIESER AND THOMAS A. ROSSI, AND EACH OR ANY OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ Henry C. Duques            Chairman of the Board and     September 25, 1995
____________________________________   Chief Executive Officer
          Henry C. Duques

         /s/ Lee Adrean              Chief Financial Officer       September 25, 1995
____________________________________   (Principal Financial
             Lee Adrean                Officer)

       /s/ Cheryl L. King            Vice President and            September 25, 1995
____________________________________   Controller (Principal
           Cheryl L. King              Accounting Officer)

       /s/ Ben Burdetsky             Director                      September 25, 1995
____________________________________
           Ben Burdetsky


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ Courtney F. Jones           Director                      September 25, 1995
____________________________________
         Courtney F. Jones

     /s/ Robert J. Levenson          Director                      September 25, 1995
____________________________________
         Robert J. Levenson

   /s/ James D. Robinson III         Director                      September 25, 1995
____________________________________
       James D. Robinson III

     /s/ Charles T. Russell          Director                      September 25, 1995
____________________________________
         Charles T. Russell

    /s/ Bernard L. Schwartz          Director                      September 25, 1995
____________________________________
        Bernard L. Schwartz

      /s/ Garen K. Staglin           Director                      September 25, 1995
____________________________________
          Garen K. Staglin


                                 EXHIBIT INDEX

  EXHIBIT                               DESCRIPTION
  -------                               -----------
  2.1      Agreement and Plan of Merger dated as of June 12, 1995 among First
           Data Corporation, FDC Merger Corp. and First Financial Management
           Corporation (incorporated by reference to First Data's Current Re-
           port on Form 8-K dated June 12, 1995)
  2.2      First Amendment to Agreement and Plan of Merger dated as of Septem-
           ber 19, 1995 among First Data Corporation, FDC Merger Corp. and
           First Financial Management Corporation
  3.1      First Data Restated Certificate of Incorporation (incorporated by reference to Exhibit 3 to First Data's Current Report on Form 8-K
           dated June 30, 1995)
  3.2      Form of Amendment to the First Data Restated Certificate of Incorpo-
           ration to increase the number of authorized shares of First Data
           Common Stock
  3.3      Form of Amendment to the First Data Restated Certificate of Incorpo-
           ration to confer upon the Board of Directors of First Data the power to adopt, amend or repeal the By-laws
  3.4      First Data By-laws, as amended to date (incorporated by reference to
           Exhibit 28.2 of First Data's Quarterly Report on Form 10-Q for the
           three months ended March 31, 1992)
  4.1      The instruments defining the rights of holders of long-term debt se-
           curities of First Data and its subsidiaries are omitted pursuant to
           Item 601(b)(4)(iii)(A) of Regulation S-K. First Data hereby agrees to furnish copies of these instruments to the Commission upon re-
           quest
  5.1      Opinion of Thomas A. Rossi, Esq., Senior Counsel to First Data, re-
           garding the legality of the securities being registered
  8.1      Form of opinion of Sutherland, Asbill & Brennan regarding certain federal income tax
           consequences of the Merger
 10.1      Form of First Data Corporation Employee Payroll Savings Stock Pur-
           chase Plan (incorporated by reference to Exhibit 10.15 to First
           Data's registration statement on Form S-1 (File No. 33-45741))
 10.2      Form of First Data Corporation 1992 Long-Term Incentive Plan (incor-
           porated by reference to Exhibit 10.16 to First Data's registration statement on Form S-1 (File No. 33-45741))
 10.3      Form of First Data's 1992 Long-Term Incentive Plan as proposed to be amended (included as Annex IV to the Joint Proxy
           Statement/Prospectus)
 10.4      1992 Long-Term Incentive Plan Performance Grant Agreement dated Jan-
           uary 1, 1993 between First Data and Henry C. Duques (incorporated by reference to Exhibit 10.16 to First Data's registration statement on
           Form S-1 (File No. 33-59440))
 10.5      Letter agreement dated March 4, 1993 between First Data and Edward
           C. Nafus (incorporated by reference to Exhibit 10.16 to First Data's registration statement on Form S-1 (File No. 33-59440))
 10.6      Form of 1992 Long-Term Incentive Plan Performance Grant Agreement
           dated January 1, 1994 between First Data and its executive vice presidents (incorporated by reference to Exhibit 10.5 to First
           Data's Annual Report on Form 10-K for the year ended December 31,
           1993 dated March 16, 1994)
 10.7      Form of First Data Corporation 1993 Director's Stock Option Plan
           (incorporated by reference to Exhibit 10.6 to First Data's Annual
           Report on Form 10-K for the year ended December 31, 1994)
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
  EXHIBIT                               DESCRIPTION
  -------                               -----------
 10.8      364 Day Credit Agreement, dated as of February 1, 1995, among First
           Data, Chemical Bank, as administrative agent, and the Banks and
           Other Financial Institutions Parties Thereto (incorporated by refer-
           ence to Exhibit 10.7 to First Data's Annual Report on Form 10-K for
           the year ended December 31, 1994)
 10.9      5 Year Credit Agreement, dated as of February 1, 1995, among First
           Data, Chemical Bank, as administrative agent, and the Banks and
           Other Financial Institutions Parties Thereto (incorporated by refer-
           ence to Exhibit 10.8 to First Data's Annual Report on Form 10-K for
           the year ended December 31, 1994)
 15.1      Letter from Ernst & Young LLP re: Unaudited interim financial infor-
           mation of First Data (incorporated by reference to Exhibit 15 to
           First Data's Quarterly Report on Form 10-Q for the three months ended June 30, 1995)
 21.1      Subsidiaries of First Data (incorporated by reference to Exhibit 21 to First Data's Annual Report on Form 10-K for the year ended Decem-
           ber 31, 1994)
 23.1      Consent of Ernst & Young LLP with respect to the First Data finan-
           cial information
 23.2      Acknowledgement letter of Ernst & Young LLP with respect to First
           Data's unaudited financial information
 23.3      Consent of Ernst & Young LLP with respect to the CESI Holdings, Inc.
           financial information
 23.4      Consent of Deloitte & Touche LLP with respect to the First Financial financial information
 23.5      Consent of Price Waterhouse LLP with respect to the Western Union
           Financial Services, Inc. financial information
 23.6      Consent of Thomas A. Rossi, Esq. (included in the opinion filed as
           Exhibit 5.1 to this Registration Statement)
 23.7      Consent of Sutherland, Asbill & Brennan
 24.1      Powers of Attorney (set forth on the signature pages to this Regis-
           tration Statement)
 99.1      Form of proxy to be mailed to the stockholders of First Data
 99.2      Form of proxy to be mailed to the stockholders of First Financial